Exhibit 4.1

EXECUTION COPY

INDENTURE,

Dated as of May 15, 2007

AMONG

DUNE ENERGY, INC.

as Issuer,

THE GUARANTORS NAMED HEREIN,

as Guarantors,

AND

THE BANK OF NEW YORK,

as Trustee and Collateral Agent

10 1/2 % Senior Secured Notes due 2012

CROSS-REFERENCE TABLE

TIA Section	Indenture Section
310(a)(1)	7.10
(a)(2)	7.10
(a)(3)	7.10
(a)(4)	N.A.
(a)(5)	7.10
(b)	7.03; 7.08; 7.10
(c)	N.A.
311(a)	7.03; 7.11
(b)	7.03; 7.11
(c)	7.03
312(a)	2.05
(b)	7.07; 11.03
(c)	11.03
313(a)	7.06
(b)(1)	7.06
(b)(2)	7.06
(c)	7.06
(d)	7.06
314(a)	4.06; 4.08
(b)	12.03
(c)(1)	4.06; 11.04
(c)(2)	11.04
(c)(3)	4.06
(d)	12.04
(e)	11.05
(f)	N.A.
315(a)	7.01(b)
(b)	7.05
(c)	7.01(a)
(d)	7.01(c)
(e)	6.11
316(a)(last sentence)	2.09
(a)(1)(A)	6.05
(a)(1)(B)	6.04
(a)(2)	N.A.
(b)	6.07
(c)	9.04
317(a)(1)	6.08
(a)(2)	6.09
(b)	2.04
318(a)	11.01
(b)	N.A.
(c)	11.01

N.A. means Not Applicable

NOTE: This Cross-Reference Table shall not, for any purpose, be deemed to be a part of this Indenture.

(i)

(ii)

(iii)

EXHIBITS:
Exhibit A	—	Form of Initial Note
Exhibit B	—	Form of Exchange Note
Exhibit C	—	Form of Legend for Global Notes
Exhibit D	—	Form of Certificate to Be Delivered in Connection with Transfers to Non-QIB Accredited Investors
Exhibit E	—	Form of Certificate to Be Delivered in Connection with Transfers Pursuant to Regulation S

NOTE:		This Table of Contents shall not, for any purpose, be deemed to be part of this Indenture.

(iv)

INDENTURE, dated as of May 15, 2007, among Dune Energy, Inc., a Delaware corporation (the “Company”), the Guarantors (as herein defined) and The Bank of New York, as Trustee (in such capacity, the “Trustee”) and Collateral Agent (in such capacity, the “Collateral Agent”).

W I T N E S S E T H :

WHEREAS, the Company and the Guarantors (with respect to the Guarantees) have duly authorized the creation of an issue of 10 1/2 % Senior Secured Notes due 2012 (the “Initial Notes”), and 10 1/2 % Senior Secured Exchange Notes due 2012 (the “Exchange Notes,” and together with the Initial Notes and any Additional Notes (as herein defined), the “Notes”) and the Guarantees (as herein defined) and, to provide therefor, the Company and the Guarantors have duly authorized the execution and delivery of this Indenture; and

WHEREAS, all things necessary to make the Notes and Guarantees, when each are duly issued and executed by the Company and the Guarantors, as applicable, and authenticated and delivered hereunder, the valid and legally binding obligations of each of the Company and the Guarantors, respectively, and to make this Indenture a valid and legally binding agreement of each of the Company and the Guarantors, have been done.

NOW, THEREFORE, each party hereto agrees as follows for the benefit of the other parties and for the equal and ratable benefit of the Holders:

ARTICLE ONE

Definitions and Incorporation by Reference

Section 1.01. Definitions.

“Acceleration Notice” has the meaning set forth in Section 6.02(a).

“Acquired Indebtedness” means Indebtedness of a Person or any of its Subsidiaries (a) existing at the time such Person becomes a Restricted Subsidiary of the Company or at the time it merges or consolidates with or into the Company or any of its Restricted Subsidiaries or (b) assumed in connection with the acquisition of assets from such Person and in each case not incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary of the Company or such acquisition, merger or consolidation and which Indebtedness is without recourse to the Company or any of its Subsidiaries or to any of their respective properties or assets other than the Person or the assets to which such Indebtedness related prior to the time such Person became a Restricted Subsidiary of the Company or the time of such acquisition, merger or consolidation.

“Additional Interest” has, with respect to the Notes that are entitled to the benefits of a Registration Rights Agreement, the meaning set forth in such Registration Rights Agreement.

“Additional Notes” means any Notes that are not Exchange Notes issued after the Issue Date from time to time in accordance with the terms of this Indenture including, without limitation, the provisions of Section 2.02 and 4.12.

“Administrative Agent” has the meaning set forth in the definition of the term “Credit Agreement.”

“Affiliate” means, with respect to any specified Person, any other Person who directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; provided that Beneficial Ownership of 10% or more of the Voting Stock of the Person shall be deemed to be control. The terms “controlling” and “controlled” have meanings correlative of the foregoing.

“Affiliate Transaction” has the meaning set forth in Section 4.11.

“Agent” means any Registrar, Paying Agent or co-Registrar.

“Agent Members” has the meaning set forth in Section 2.14(a) and means, with respect to the Depository, Euroclear or Clearstream, a Person who has an account with the Depository, Euroclear or Clearstream, respectively (and, with respect to the Depository, shall include Euroclear and Clearstream).

“Applicable Procedures” means, with respect to any transfer or exchange of or for beneficial interests in any Global Note, the rules and procedures of the Depository, Euroclear and Clearstream that apply to such transfer or exchange.

“Asset Acquisition” means:

(1) an Investment by the Company or any Restricted Subsidiary of the Company in any other Person pursuant to which such Person shall become a Restricted Subsidiary of the Company or any Restricted Subsidiary of the Company, or shall be merged with or into the Company or any Restricted Subsidiary of the Company, or

(2) the acquisition by the Company or any Restricted Subsidiary of the Company of the assets of any Person (other than a Restricted Subsidiary of the Company) which constitute all or substantially all of the assets of such Person or comprise any division or line of business of such Person or any other properties or assets of such Person other than in the ordinary course of business.

“Asset Sale” means any direct or indirect sale, issuance, conveyance, transfer, lease (other than operating leases entered into in the ordinary course of business), assignment or other transfer (other than a Lien in accordance with this Indenture) for value by the Company or any of its Restricted Subsidiaries to any Person other than the Company or a Guarantor of:

(1) any Capital Stock of any Restricted Subsidiary of the Company; or

(2) any other property or assets of the Company or any Restricted Subsidiary of the Company other than in the ordinary course of business; provided, however, that Asset Sales shall not include:

(a) a transaction or series of related transactions for which the Company or its Restricted Subsidiaries receive aggregate consideration of less than $1.0 million;

(b) the sale, lease, conveyance, disposition or other transfer of all or substantially all of the assets of the Company as permitted under Section 5.01;

(c) any Restricted Payment permitted under Section 4.10 including a Permitted Investment;

(d) the sale of Cash Equivalents;

(e) the sale or other disposal of the Collateral pursuant to the exercise of any remedies pursuant to the documents relating to any First Priority Claims that are permitted under this Indenture and secured by Permitted Liens of the type described in clause (11), (15) or (18) of the definition thereof;

(f) the sale or other disposition of used, worn out, obsolete or surplus equipment; and

(g) the abandonment, assignment, lease, sub-lease or farm-out of oil and gas properties or, the forfeiture or other disposition of such properties, pursuant to operating agreements or other instruments or agreements that, in each case, are entered into in a manner that is customary in the Oil and Gas Business (but not including sales of dollar denominated or volumetric production payments, which shall be considered Asset Sales).

“Authenticating Agent” has the meaning set forth in Section 2.02.

“Bankruptcy Code” means the Bankruptcy Reform Act of 1978, as amended, and codified as 11 U.S.C. §§101 et seq.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms “Beneficial Ownership,” “Beneficially Owns” and “Beneficially Owned” have meanings correlative to the foregoing.

“Board of Directors” means, as to any Person, the board of directors or similar governing body of such Person or any duly authorized committee thereof.

“Board Resolution” means, with respect to any Person, a copy of a resolution certified by the Secretary or an Assistant Secretary of such Person to have been duly adopted by the Board of Directors of such Person and to be in full force and effect on the date of such certification.

“Business Day” means a day that is not a Legal Holiday.

“Capital Stock” means:

(1) with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated and whether or not voting) of corporate stock, including each class of Common Stock and Other Preferred Stock of such Person;

(2) with respect to any Person that is not a corporation, any and all partnership, membership or other equity interests of such Person; and

(3) any warrants, rights or options to purchase any of the instruments or interests referred to in clause (1) or (2) above.

“Capitalized Lease Obligation” means, as to any Person, the obligations of such Person under a lease that are required to be classified and accounted for as capital lease obligations under GAAP and, for purposes of this definition, the amount of such obligations at any date shall be the capitalized amount of such obligations at such date, determined in accordance with GAAP.

“Cash Equivalents” means:

(1) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition thereof;

(2) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either Standard & Poor’s Ratings Group (“S&P”) or Moody’s Investors Service, Inc. (“Moody’s”);

(3) commercial paper maturing no more than one year from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody’s;

(4) certificates of deposit or bankers’ acceptances maturing within one year from the date of acquisition thereof issued by any bank organized under the laws of the United States of America or any state thereof or the District of Columbia or any U.S. branch of a foreign bank having at the date of acquisition thereof combined net capital and surplus of not less than $250.0 million;

(5) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (1) above entered into with any bank meeting the qualifications specified in clause (4) above; and

(6) investments in money market funds which invest substantially all their assets in securities of the types described in clauses (1) through (5) above.

“CFC Subsidiary” means any Subsidiary that is a “controlled foreign corporation” within the meaning of Section 957 of the Internal Revenue Code of 1986, as amended.

“Change of Control” means the occurrence of one or more of the following events:

(1) any direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one transaction or a series of related transactions, of all or substantially all of the assets of the Company to any Person or group of related Persons for purposes of Section 13(d) of the Exchange Act (a “Group”);

(2) the Company consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, the Company, other than any such transaction where the Voting Stock of the Company outstanding immediately prior to such transaction is converted into or exchanged for Voting Stock (other than Disqualified Capital Stock) of the surviving or transferee Person constituting a majority of the outstanding shares of such Voting Stock of such surviving or transferee Person (immediately after giving effect to such issuance);

(3) the approval by the holders of Capital Stock of the Company of any plan or proposal for the liquidation, winding up or dissolution of the Company;

(4) the consummation of any transaction (including without limitation, any merger or consolidation) the result of which is that any Person or Group is or becomes the Beneficial Owner, directly or indirectly, in the aggregate of more than 35% of the total voting power of the Voting Stock of the Company; or

(5) individuals who on the Issue Date constituted the Board of Directors of the Company (together with any new directors whose election by such Board of Directors or whose nomination for election by the stockholders of the Company was approved pursuant to a vote of a majority of the directors then still in office who were either directors on the Issue Date or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors then in office.

“Change of Control Offer” has the meaning set forth in Section 4.15(a).

“Change of Control Payment Date” has the meaning set forth in Section 4.15(b)(2).

“Clearstream” means Clearstream Banking, société anonyme.

“Collateral” shall mean Collateral as such term is defined in the Security Agreement, Other Collateral, all property mortgaged under the Mortgages and any other property, whether now owned or hereafter acquired, upon which a Lien securing the Obligations under this Indenture, the Collateral Agreements, the Notes and the Guarantees is granted or purported to be granted under any Collateral Agreement; provided, however, that Collateral shall not include any Excluded Collateral.

“Collateral Agent” means the party named as such in this Indenture until a successor replaces it in accordance with the provisions of this Indenture and thereafter means such successor.

“Collateral Agreements” means, collectively, the Intercreditor Agreement, the Security Agreement, each Mortgage and each other instrument creating Liens in favor of the Trustee as required by this Indenture, in each case, as the same may be in force from time to time.

“Commission” means the Securities and Exchange Commission.

“Common Stock” of any Person means any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or non-voting) of such Person’s common stock, whether outstanding on the Issue Date or issued after the Issue Date, and includes, without limitation, all series and classes of such common stock.

“Company” means the party named as such in this Indenture until a successor replaces it pursuant to this Indenture and thereafter means such successor.

“Consolidated EBITDA” means, with respect to any Person, for any period, the sum (without duplication) of:

(1) Consolidated Net Income; and

(2) to the extent Consolidated Net Income has been reduced thereby:

(a) all income taxes of such Person and its Restricted Subsidiaries paid or accrued in accordance with GAAP for such period;

(b) Consolidated Interest Expense;

(c) Consolidated Non-cash Charges less any non-cash items increasing Consolidated Net Income for such period; and

(d) restructuring costs (including employee relocations costs) and integration expenses and charges that are identified at the time of closing of any acquisition as resulting from such acquisition (including, without limitation, cash severance payments and facility closures);

all as determined on a consolidated basis for such Person and its Restricted Subsidiaries in accordance with GAAP.

“Consolidated Fixed Charge Coverage Ratio” means, with respect to any Person, the ratio of Consolidated EBITDA of such Person during the four consecutive full fiscal quarters (the “Four Quarter Period”) most recently ending on or prior to the date of the transaction or event giving rise to the need to calculate the Consolidated Fixed Charge Coverage Ratio for which financial statements are available (the “Transaction Date”) to Consolidated Fixed Charges of such Person for the Four Quarter Period.

In addition to and without limitation of the foregoing, for purposes of this definition, “Consolidated EBITDA” and “Consolidated Fixed Charge” shall be calculated after giving effect on a pro forma basis for the period of such calculation to:

(1) the incurrence or repayment of any Indebtedness of such Person or any of its Restricted Subsidiaries (and the application of the proceeds thereof) giving rise to the need to make such calculation and any incurrence or repayment of other Indebtedness (and the application of the proceeds thereof), other than the incurrence or repayment of Indebtedness in the ordinary course of business for working capital purposes pursuant to working capital facilities, occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such incurrence or repayment, as the case may be (and the application of the proceeds thereof), occurred on the first day of the Four Quarter Period; and

(2) any Asset Sale or other disposition or Asset Acquisition (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of such Person or one of its Restricted Subsidiaries (including any Person who becomes a Restricted Subsidiary as a result of any such Asset Acquisition) incurring, assuming or otherwise being liable for Acquired Indebtedness during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date), as if such Asset Sale or other disposition or Asset Acquisition (including the incurrence, assumption or liability for any such Indebtedness or Acquired Indebtedness and also including any Consolidated EBITDA associated with such Asset Acquisition) occurred on the first day of the Four Quarter Period, provided that the Consolidated EBITDA of any Person acquired shall be included only to the extent includible pursuant to the definition of “Consolidated Net Income.” If such Person or any of its Restricted Subsidiaries directly or indirectly guarantees Indebtedness of a third Person, the preceding sentence shall give effect to the incurrence of such guaranteed Indebtedness as if such Person or any Restricted Subsidiary of such Person had directly incurred or otherwise assumed such guaranteed Indebtedness.

Furthermore, in calculating “Consolidated Fixed Charges” for purposes of determining the denominator (but not the numerator) of this “Consolidated Fixed Charge Coverage Ratio”:

(1) interest on outstanding Indebtedness determined on a fluctuating basis as of the Transaction Date (including Indebtedness actually incurred on the Transaction Date) and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect on the Transaction Date; and

(2) notwithstanding clause (1) above, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to Hedging Obligations, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of such agreements.

“Consolidated Fixed Charges” means, with respect to any Person for any period, the sum, without duplication, of:

(1) Consolidated Interest Expense; plus

(2) the product of (x) the amount of all dividend payments on any series of Other Preferred Stock of such Person (other than dividends paid in Qualified Capital Stock) paid, accrued or scheduled to be paid or accrued during such period times (y) a fraction, the numerator of which is one and the denominator of which is one minus the then current effective consolidated federal, state and local tax rate of such Person, expressed as a decimal.

“Consolidated Interest Expense” means, with respect to any Person for any period, the aggregate of the interest expense of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, as determined in accordance with GAAP, and including, without duplication, (a) all amortization or accretion of original issue discount; (b) the interest component of Capitalized Lease Obligations paid, accrued and/or scheduled to be paid or accrued by such Person and its Restricted Subsidiaries during such period; and (c) net cash costs under all Interest Swap Obligations (including amortization of fees); but excluding the amortization or write-off during such period of capitalized financing or debt issuance costs.

“Consolidated Net Income” means, with respect to any Person, for any period, the aggregate net income (or loss) of such Person and its Restricted Subsidiaries for such period on a consolidated basis, determined in accordance with GAAP; provided, however, that there shall be excluded therefrom:

(1) after-tax gains and losses from Asset Sales or abandonments or reserves relating thereto;

(2) after-tax items classified as extraordinary gains or losses;

(3) the net income (but not loss) of any Restricted Subsidiary of the referent Person to the extent that the declaration of dividends or similar distributions by that Restricted Subsidiary of that income is restricted by a contract, operation of law or otherwise;

(4) the net income of any Person, other than the referent Person or a Restricted Subsidiary of the referent Person, except to the extent of cash dividends or distributions paid to the referent Person or to a Wholly-Owned Restricted Subsidiary of the referent Person by such Person;

(5) any restoration to income of any material contingency reserve, except to the extent that provision for such reserve was made out of Consolidated Net Income accrued at any time following the Issue Date;

(6) income or loss attributable to discontinued operations (including, without limitation, operations disposed of during such period whether or not such operations were classified as discontinued);

(7) all gains and losses realized on or because of the purchase or other acquisition by such Person or any of its Restricted Subsidiaries of any securities of such Person or any of its Restricted Subsidiaries;

(8) the cumulative effect of a change in accounting principles;

(9) interest expense attributable to dividends on Qualified Capital Stock pursuant to Statement of Financial Accounting Standards No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity”;

(10) non-cash charges resulting from the impairment of intangible assets;

(11) in the case of a successor to the referent Person by consolidation or merger or as a transferee of the referent Person’s assets, any earnings of the successor corporation prior to such consolidation, merger or transfer of assets; and

(12) non-cash compensation charges or other non-cash expenses or charges arising from the grant of or issuance or repricing of stock, stock options or other equity-based awards or any amendment, modification, substitution or change of any such stock, stock options or other equity-based awards.

“Consolidated Net Worth” of any Person means the consolidated stockholders’ equity of the Person, determined on a consolidated basis in accordance with GAAP, less (without duplication) amounts attributable to Disqualified Capital Stock of such Person.

“Consolidated Non-cash Charges” means, with respect to any Person, for any period, the aggregate depreciation, amortization and other non-cash items and expenses of such Person and its Restricted Subsidiaries to the extent they reduce Consolidated Net Income of such Person and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP (excluding any such charges constituting an extraordinary item or loss or any such charge which requires an accrual of or a reserve for cash charges for any future period).

“Corporate Trust Office” means the office of the Trustee at which the corporate trust business of the Trustee shall, at any particular time, be principally administered, which office is, at the date of this Indenture, located at 101 Barclay Street, 8W, New York, New York 10286, Attn: Corporate Trust Administration.

“Covenant Defeasance” has the meaning set forth in Section 8.01(c).

“Credit Agreement” means the Credit Agreement between the Company and the lenders party thereto (together with their successors and assigns, the “Lenders”) and the administrative agent (in such capacity, together with its successors and assigns, named therein as “Administrative Agent”), setting forth the terms and conditions of the senior revolving credit facility, together with the related documents thereto (including, without limitation, any guarantee agreements and security documents), in each case as such agreements may be amended, supplemented or otherwise modified from time to time, including any agreement extending the maturity of, refinancing, replacing or otherwise restructuring (including increasing the amount of available borrowings thereunder (provided that such increase in borrowings is permitted under clause (2) or (15) of the definition of the term “Permitted Indebtedness”) or adding Subsidiaries of the Company as additional borrowers or guarantors thereunder) all or any portion of the Indebtedness under such agreement or any successor or replacement agreement and whether by the same or any other agent, lender or group of lenders.

“Custodian” means any receiver, trustee, assignee, liquidator, sequestrator or similar official under the Bankruptcy Code.

“Default” means an event or condition the occurrence of which is, or with the lapse of time or the giving of notice or both would be, an Event of Default.

“Depository” means The Depository Trust Company, its nominees and successors (“DTC”).

“Disqualified Capital Stock” means that portion of any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder thereof), or upon the happening of any event (other than an event that would constitute a Change of Control), matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (except in each case, upon the occurrence of a Change of Control) on or prior to the first anniversary of the final maturity date of the Notes for cash or is convertible into or exchangeable for debt securities of the Company or its Subsidiaries at any time prior to such anniversary.

“Domestic Restricted Subsidiary” means, with respect to any Person, a Domestic Subsidiary of such Person that is a Restricted Subsidiary of such Person.

“Domestic Subsidiary” means, with respect to any Person, a Subsidiary of such Person that is not a CFC Subsidiary of such Person.

“Equity Offering” means an underwritten public offering of Common Stock of the Company or any holding company of the Company pursuant to a registration statement filed with the Commission (other than on Form S-8) or any private placement of Common Stock of the Company or any holding company of the Company to any Person other than issuances upon exercise of options by employees of any holding company, the Company or any of the Restricted Subsidiaries.

“Euroclear” means Euroclear Bank S.A./N.V., as operator of the Euroclear system.

“Event of Default” has the meaning set forth in Section 6.01.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor statute or statutes thereto.

“Exchange Notes” has the meaning set forth in the preamble to this Indenture and means the Notes, if any, issued under Section 2.02 pursuant to the Registration Rights Agreement.

“Exchange Offer” means an exchange offer that may be made by the Company, pursuant to the Registration Rights Agreement, to exchange for any and all the Notes a like aggregate principal amount of Notes having substantially identical terms to the Notes registered under the Securities Act.

“Excluded Collateral” means:

(i) the Voting Stock of any CFC Subsidiary in excess of 65% of the outstanding Voting Stock of such CFC Subsidiary owned directly or indirectly by the Company;

(ii) motor vehicles;

(iii) rights under any contracts, leases or other instruments that contain a valid and enforceable prohibition on assignment of such rights (other than to the extent that any such prohibition would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the Uniform Commercial Code of any relevant jurisdiction or any other applicable law or principles of equity), but only for so long as such prohibition exists and is effective and valid;

(iv) property and assets owned by the Company or any Guarantors that are the subject of Permitted Liens described in clause (6) or (7) of the definition thereof for so long as such Permitted Liens are in effect and the Indebtedness secured thereby otherwise prohibits any other Liens thereon;

(v) property and assets owned by the Company or any Guarantor in which a Lien may not be granted without governmental approval or consent or in which the granting of a Lien is prohibited by applicable law (but only for so long as the Company or the applicable Guarantor has not obtained such approval or consents);

(vi) deposits described in clause (3) or (10) of the definition of Permitted Liens; and

(vii) Oil and Gas Properties of the Company and its Subsidiaries to which no proved reserves of oil and gas are attributed except to the extent that Liens on such oil and gas properties are at any time granted to secure the Obligations under the Credit Agreement, in which event Liens on such oil and gas properties must also be granted to secure the Notes or Guarantees, as appropriate.

“Fair Market Value” means, with respect to any asset or property, the price which could be negotiated in an arm’s length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair Market Value shall be determined by the Board of Directors of the Company acting in good faith; provided, however, that with respect to any price less than $2.5 million only the good faith determination by the Company’s senior management shall be required.

“First Priority Agent” means the Administrative Agent and any successor designated as such by the holders of First Priority Claims.

“First Priority Cash Management Obligations” means all obligations of the Company and the Guarantors in respect of overdrafts and related liabilities owed to any other Person that arise from treasury, depositary or cash management services, including in connection with any automated clearing house transfers of funds, or any similar transactions, secured by any assets constituting Collateral under the documents that secure Obligations under the Credit Agreement.

“First Priority Claims” means (a) Indebtedness under the Credit Agreement permitted pursuant to clause (2) or (15) of the definition of the term “Permitted Indebtedness,” (b) First Priority Cash Management Obligations and First Priority Hedging Obligations, and (c) all other Obligations under the documents relating to Indebtedness described in clauses (a) and (b) above.

“First Priority Hedging Obligations” means all Hedging Obligations secured by any assets constituting Collateral under the documents that secure Obligations under the Credit Agreement.

“GAAP” means accounting principles generally accepted in the United States set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, which are in effect as of the Issue Date.

“Global Notes” has the meaning set forth in Section 2.01.

“Goldking Acquisition” means the acquisition by the Company of all of the issued and outstanding Capital Stock of Goldking Energy Corporation, a Delaware corporation pursuant to the Goldking Acquisition Agreement.

“Goldking Acquisition Agreement” means the stock purchase and sale agreement, dated as of April 16, 2007, effective as of April 13, 2007, among the Company, Goldking Energy Corporation, a Delaware corporation, and Goldking Energy Holdings, L.P.

“Guarantee” has the meaning set forth in Section 10.01.

“Guarantor” means (1) each of the Company’s Domestic Restricted Subsidiaries existing on the Issue Date and (2) each of the Company’s Domestic Restricted Subsidiaries that in the future executes a supplemental indenture in which such Domestic Restricted Subsidiary agrees to be bound by the terms of this Indenture as a Guarantor; provided that any Person constituting a Guarantor as described above shall cease to constitute a Guarantor when its respective Guarantee is released in accordance with the terms of this Indenture.

“Hedging Obligations” means the obligations of the Company or any of its Restricted Subsidiaries pursuant to agreements (1) designed to protect the Company or any of its Restricted Subsidiaries against (a) fluctuations in interest rates in respect of Indebtedness of the Company or such Restricted Subsidiary or (b) fluctuations in currency exchange rates or commodity prices and (2) entered into in the ordinary course of business and not for purposes of speculation.

“Holder” means the Person in whose name a Note is registered on the registrar’s books.

“Hydrocarbons” means oil, gas, casinghead gas, drip gasoline, natural gasoline, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons and all products refined or separated therefrom.

“Indebtedness” means with respect to any Person, without duplication:

(1) all Obligations of such Person for borrowed money;

(2) all Obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(3) all Capitalized Lease Obligations of such Person;

(4) all Obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations and all Obligations under any title retention agreement (but excluding trade accounts payable and other accrued liabilities arising in the ordinary course of business that are not overdue by 90 days or more or are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and any deferred purchase price represented by earn outs);

(5) all Obligations for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction, whether or not then due;

(6) guarantees and other contingent obligations in respect of Indebtedness referred to in clauses (1) through (5) above and clause (8) below;

(7) all Obligations of any other Person of the type referred to in clauses (1) through (6) which are secured by any Lien on any property or asset of such Person, the amount of any such Obligation being deemed to be the lesser of the Fair Market Value of the property or asset securing such Obligation or the amount of such Obligation;

(8) all Hedging Obligations; and

(9) all Disqualified Capital Stock issued by such Person with the amount of Indebtedness represented by such Disqualified Capital Stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price, but excluding accrued dividends, if any.

Notwithstanding the foregoing, Indebtedness shall not include any Qualified Capital Stock. For purposes hereof, the “maximum fixed repurchase price” of any Disqualified Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to this Indenture, and if such price is based upon, or measured by, the Fair Market Value of such Disqualified Capital Stock, such Fair Market Value shall be determined reasonably and in good faith by the Board of Directors of the issuer of such Disqualified Capital Stock.

“Indemnified Party” has the meaning set forth in Section 7.07.

“Indenture” means this Indenture, as amended or supplemented from time to time in accordance with the terms hereof.

“Independent Financial Advisor” means a nationally-recognized accounting, appraisal or investment banking firm: (1) that does not, and whose directors, officers and employees or Affiliates do not, have a direct or indirect financial interest in the Company; and (2) that, in the judgment of the Board of Directors of the Company, is otherwise independent and qualified to perform the task for which it is to be engaged.

“Initial Notes” has the meaning set forth in the preamble of this Indenture.

“Initial Purchaser” means Jefferies & Company, Inc.

“Institutional Accredited Investor” means an institution that is an “accredited investor” as that term is defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act.

“Intercreditor Agreement” means the Intercreditor Agreement, to be entered into concurrently with the Credit Agreement among the First Priority Agent, the Collateral Agent, the Company and the Guarantors, as the same may be amended, supplemented or modified from time to time.

“Interest Payment Date” means the stated maturity of an installment of interest on the Notes.

“Interest Swap Obligations” means the obligations of any Person pursuant to any arrangement with any other Person, whereby, directly or indirectly, such Person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such other Person calculated by applying a fixed or a floating rate of interest on the same notional amount and shall include, without limitation, interest rate swaps, caps, floors, collars and similar agreements.

“Investment” in any Person means any direct or indirect advance, loan (other than advances to customers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of the lender) or other extensions of credit (including by way of guarantee or similar arrangement) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition for value of Capital Stock, Indebtedness or other similar instruments issued by such Person. If the Company or any Restricted Subsidiary issues, sells or otherwise disposes of any Capital Stock of a Person that is a Restricted Subsidiary such that, after giving effect thereto, such Person is no longer a Restricted Subsidiary, any Investment by the Company or any Restricted Subsidiary in such Person remaining after giving effect thereto will be deemed to be a new Investment at such time. The acquisition by the Company or any Restricted Subsidiary of a Person that holds an Investment in a third Person will be deemed to be an Investment by the Company or such Restricted Subsidiary in such third Person at such time. Except as otherwise provided for herein, the amount of an Investment shall be its Fair Market Value at the time the Investment is made and without giving effect to subsequent changes in value.

For purposes of the definition of “Unrestricted Subsidiary,” the definition of “Restricted Payment” and Section 4.10:

(i) “Investment” shall include the portion (proportionate to the Company’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of any Subsidiary of the Company at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary equal to an amount (if positive) equal to (A) the Company’s “Investment” in such Subsidiary at the time of such redesignation less (B) the portion (proportionate to the Company’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time of such redesignation; and

(ii) any property transferred to or from an Unrestricted Subsidiary shall be valued at its Fair Market Value at the time of such transfer, in each case as determined in good faith by the Board of Directors of the Company.

“Issue Date” means the date of original issuance of the Notes.

“Legal Defeasance” has the meaning set forth in Section 8.01(b).

“Legal Holiday” has the meaning set forth in Section 11.07.

“Lenders” has the meaning set forth in the definition of the term “Credit Agreement.”

“Lien” means any lien, mortgage, deed of trust, pledge, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof and any agreement to give any security interest).

“Maturity Date” means June 1, 2012.

“Mortgages” means the mortgages, deeds of trust, deeds to secure Indebtedness or other similar documents granting Liens on the Company and its Restricted Subsidiaries’ oil and gas properties and interests, Premises and/or Leased Premises to secure the Notes.

“Net Cash Proceeds” means, with respect to any Asset Sale, the proceeds in the form of cash or Cash Equivalents including payments in respect of deferred payment obligations when received in the form of cash or Cash Equivalents (other than the portion of any such deferred payment constituting interest) received by the Company or any of its Restricted Subsidiaries from such Asset Sale net of:

(1) reasonable out-of-pocket expenses and fees relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees and sales commissions);

(2) all taxes and other costs and expenses actually paid or estimated by the Company (in good faith) to be payable in cash in connection with such Asset Sale;

(3) repayment of Indebtedness that is secured by the property or assets that are the subject of such Asset Sale and is required to be repaid in connection with such Asset Sale; and

(4) appropriate amounts to be provided by the Company or any Restricted Subsidiary, as the case may be, as a reserve, in accordance with GAAP, against any liabilities associated with such Asset Sale and retained by the Company or any Restricted Subsidiary, as the case may be, after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale;

provided, however, that if, after the payment of all taxes with respect to such Asset Sale, the amount of estimated taxes, if any, pursuant to clause (2) above exceeded the tax amount actually paid in cash in respect of such Asset Sale, the aggregate amount of such excess shall, at such time, constitute Net Cash Proceeds.

“Net Proceeds Offer” has the meaning set forth in Section 4.16(3)(c).

“Net Proceeds Offer Amount” has the meaning set forth in Section 4.16(3)(c).

“Net Proceeds Offer Payment Date” has the meaning set forth in Section 4.16(3)(c).

“Net Proceeds Offer Trigger Date” has the meaning set forth in Section 4.16(3)(c).

“Non-U.S. Person” means a Person who is not a U.S. person, as defined in Regulation S.

“Notes” has the meaning set forth in the preamble to this Indenture and means the Initial Notes, the Additional Notes, if any, and the Exchange Notes treated as a single class of securities, as amended or supplemented from time to time in accordance with the terms hereof, that are issued pursuant to this Indenture.

“Obligations” means all obligations for principal, premium, interest, Additional Interest, (including, without limitation, interest occurring after an insolvency, bankruptcy or similar proceeding, whether or not such interest is an allowed claim in any such proceeding), penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

“Offering” means the offering of the Notes hereunder.

“Offering Circular” means the offering circular relating to the Offering.

“Officer” means the Chief Executive Officer, the President, the Chief Financial Officer or any Vice President of the Company.

“Officers’ Certificate” means a certificate signed by two Officers of the Company, at least one of whom shall be the principal financial officer of the Company, and delivered to the Trustee and/or the Collateral Agent, as the context may require.

“Oil and Gas Assets” means (a) any and all Oil and Gas Properties; (b) any and all properties now or hereafter pooled or unitized with Oil and Gas Properties; (c) any and all presently existing or future unitization, communitization, or pooling agreements and declarations of pooled units and the units created thereby (including without limitation all units created under orders, regulations rules or other official acts of any federal, state or other governmental body, agency or authority) that affect any Oil and Gas Property; (d) any and all operating agreements, contracts and other agreements, including production sharing contracts and agreements, that relate to any Oil and Gas Property or the production, sale, purchase, exchange or processing, handling, storage, transporting or marketing of Hydrocarbons from or attributable to any Oil and Gas Property; (e) any and all Hydrocarbons in and under and which may be produced and saved from, or are attributable to, any Oil and Gas Property, including all oil in tanks, and all rents, issues, profits, proceeds, products, revenues and other incomes from or attributable to any Oil and Gas Property; (f) all tenements, hereditaments, appurtenances and properties in any manner appertaining, belonging, affixed or incidental to any Oil and Gas Property and (g) all properties, rights, titles, interests and estates described or referred to above, including any and all property, real or personal, immovable or immovable, that is now owned or hereafter acquired and situated upon, used, held for use or useful in connection with the operating, working or development of any Oil and Gas Property or other property (excluding drilling rigs, automotive equipment, rental equipment or other personal Property which may be taken to such premises for the purpose of drilling a well or for other similar temporary uses) and including any and all oil wells, gas wells, injection wells or other wells, buildings, structures, field separators, liquid extraction plants, plant compressors, pumps, pumping units, sales and flow lines, gathering systems, field gathering systems, tanks and tank batteries, fixtures, valves, fittings, machinery and parts, engines, boilers, steam generation facilities, meters, apparatus, equipment, appliances, tools, implements, cables, wires, towers, casing, tubing and rods, surface leases, rights-of-way, easements and servitudes licenses and other surface and subsurface rights, together with all additions, substitutions, replacements, accessions and attachments to any and all of the foregoing.

“Oil and Gas Business” means the business of exploiting, exploring for, developing, acquiring, operating, producing, processing, gathering, marketing, storing, selling, hedging, treating, swapping, refining and transporting hydrocarbons and other related energy businesses.

“Oil and Gas Liens” means (i) Liens on any specific property or any interest therein, construction thereon or improvement thereto to secure all or any part of the costs incurred for surveying, exploration, drilling extraction, development, operation, production, construction, alteration, repair or improvement of, in, under or on such property and the plugging and abandonment of wells located thereon (it being understood that, in the case of oil and gas producing properties, or any interest therein, costs incurred for “development” shall include costs incurred for all facilities relating to such properties or to projects, ventures or other arrangements of which such properties form a part or which relate to such properties or interests); (ii) Liens on an oil or gas producing property to secure obligations incurred or guarantees of obligations incurred in connection with or necessarily incidental to commitments for the purchase or sale of, or the transportation or distribution of, the products derived from such property; (iii) Liens arising under partnership agreements, royalty trust agreements, incentive compensation programs for geologists, geophysicists and other providers of technical services to the Company or a Restricted Subsidiary, master limited partnership agreements, farm-out agreements, farm-in agreements, division orders, contracts for the sale, purchase, exchange, transportation, gathering or processing of oil, gas or other hydrocarbons, unitizations and pooling designations, declarations, orders and agreements, development agreements, operating agreements, production sales contracts, area of mutual interest agreements, gas balancing or deferred production agreements, injection, repressuring and recycling agreements, salt water or other disposal agreements, seismic or geophysical permits or agreements, and other agreements which are customary in the Oil and Gas Business; provided, however, in all instances that such Liens are limited to the assets that are the subject of the relevant agreement, program, order or contract; and (iv) Liens on pipelines or pipeline facilities that arise by operation of law.

“Oil and Gas Properties” means any and all rights, titles, interests and estates in and to oil and gas leases, oil, gas and mineral leases, or other liquid or gaseous hydrocarbon leases, mineral fee interests, overriding royalty and royalty interests, net profit interests and production payment interests, including any reserved or residual interests of whatever nature, together with all fixtures and improvements pertaining thereto

“Opinion of Counsel” means a written opinion of counsel.

“Other Collateral” has the meaning set forth in Section 4.25.

“Other Preferred Stock” of any Person means any Capital Stock of such Person that has preferential rights to any other Capital Stock of such Person with respect to dividends or redemptions or upon liquidation.

“Paying Agent” has the meaning set forth in Section 2.03.

“Permitted Business” means any business that is the same as or similar, reasonably related, complementary or incidental to the business in which the Company and its Restricted Subsidiaries are engaged on the Issue Date.

“Permitted Indebtedness” means, without duplication, each of the following:

(1) Indebtedness under the Notes issued in the Offering or in the Exchange Offer in an aggregate outstanding principal amount not to exceed $300.0 million and the related Guarantees;

(2) Indebtedness incurred pursuant to the Credit Agreement (i) pursuant to credit extensions for general corporate purposes in an aggregate principal amount at any time outstanding not to exceed $20.0 million (the “Permitted Amount”) and (ii) in connection with the collateralization of Hedging Obligations (including, without limitation, borrowing funds that are used to provide cash or cash equivalents pledged to secure Hedging Obligations or to obtaining letters of credit that are used to provide support for Hedging Obligations) in an aggregate principal amount at any time outstanding not to exceed $20.0 million, less the sum of (a) the aggregate principal amount of repayments and prepayments of any term loans or advances thereunder and (b) the aggregate amount of reductions to the revolving commitments thereunder, in each case, contemplated by clause (3)(a) under the caption “—Limitation on Asset Sales;” provided, however, that if the Company’s Reserve Report as of December 31, 2007 shows total proved reserves of the Company and its Restricted Subsidiaries (“TPR”) in an amount greater than 141.8 Bcfe (“2007 TPR”) then the Permitted Amount shall be increased by an additional amount equal to the product of (A) $1.0 million and (B) the aggregate amount of Bcfe by which 2007 TPR exceeded 141.8 Bcfe; provided, further, however, that if the Company’s Reserve Report as of any six-month anniversary of December 31, 2007 (each such date, a “Test Date”) shows TPR (the amount of such TPR, the “Current TPR Amount”) in an amount greater than (i) the TPR shown in the Company’s Reserve Report most recently prepared as of a date at least six months prior to such Test Date (the amount of such TPR, the “Prior TPR Amount”), (ii) the TPR shown in each of the Company’s Reserve Reports as of any date prior to the Test Date and subsequent to the Issue Date and (iii) 141.8 Bcfe, then the Permitted Amount shall be increased by an additional amount equal to the product of (A) $1.0 million and (B) the aggregate amount of Bcfe by which the Current TPR Amount exceeded the Prior TPR Amount; provided further, that the aggregate principal amount of the Permitted Amount shall not exceed $50.0 million after giving effect to all increases permitted by this clause (2);;

(3) other Indebtedness of the Company and its Restricted Subsidiaries outstanding on the Issue Date;

(4) Hedging Obligations of the Company or any of its Restricted Subsidiaries;

(5) Intercompany Indebtedness of the Company or a Guarantor for so long as such Indebtedness is held by the Company or a Guarantor; provided that if as of any date any Person other than the Company or a Guarantor owns or holds any such Indebtedness or holds a Lien in respect of such Indebtedness (other than Permitted Liens of the type described in clause (11), (15) or (18) of the definition thereof that secure First Priority Claims that are permitted under this Indenture or a Permitted Lien of the type described in clause (14) of the definition thereof), such date shall be deemed the incurrence of Indebtedness not constituting Permitted Indebtedness under this clause (5) by the issuer of such Indebtedness;

(6) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within three business days after the Company obtains knowledge thereof;

(7) Indebtedness of the Company or any of its Restricted Subsidiaries represented by letters of credit for the account of the Company or such Restricted Subsidiary, as the case may be, in order to provide security for workers’ compensation claims, payment obligations in connection with self-insurance bonds and completion guarantees described in the following clause in the ordinary course of business;

(8) obligations in respect of plugging and abandonment, performance, bid and surety bonds and completion guarantees provided by the Company or any Restricted Subsidiary in the ordinary course of business;

(9) Indebtedness represented by Capitalized Lease Obligations and Purchase Money Indebtedness of the Company and its Restricted Subsidiaries incurred in the ordinary course of business (including Refinancings thereof that do not result in an increase in the aggregate principal amount of Indebtedness of such Person as of the date of such proposed Refinancing (plus the amount of any premium required to be paid under the terms of the instrument governing such Indebtedness and plus the amount of reasonable expenses incurred by the Company in connection with such Refinancing)) not to exceed $10.0 million at any time outstanding;

(10) Refinancing Indebtedness;

(11) Indebtedness represented by guarantees by the Company or a Restricted Subsidiary of Indebtedness incurred by the Company or a Restricted Subsidiary so long as the incurrence of such Indebtedness by the Company or any such Restricted Subsidiary is otherwise permitted by the terms of this Indenture;

(12) Indebtedness arising from agreements of the Company or a Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred in connection with the disposition of any business, assets or Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Subsidiary for the purpose of financing such acquisition; provided that the maximum aggregate liability in respect of all such Indebtedness shall at no time exceed the gross proceeds actually received by the Company and the Subsidiary in connection with such disposition;

(13) Indebtedness of the Company or any of its Restricted Subsidiaries to the extent the net proceeds thereof are promptly used to redeem the Notes in full or deposited to defease or discharge the Notes, in each case, in accordance with this Indenture;

(14) Indebtedness solely represented by premium financing or similar payment obligations incurred with respect to insurance policies purchased in the ordinary course of business and consistent with past practices; and

(15) additional Indebtedness of the Company and its Restricted Subsidiaries in an aggregate principal amount not to exceed $5.0 million at any time outstanding.

For purposes of determining compliance with Section 4.12, (a) the outstanding principal amount of any item of Indebtedness shall be counted only once and (b) in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Indebtedness described in clauses (1) through (15) above or is entitled to be incurred pursuant to the Consolidated Fixed Charge Coverage Ratio provisions of such covenant, the Company shall, in its sole discretion, classify (or later reclassify) such item of Indebtedness in any manner that complies with this covenant. Indebtedness of the type described in clause (2) above that is outstanding on the Issue Date will initially be deemed to have been incurred on such date in reliance on the exception provided by such clause (and for the avoidance of doubt, not clause (3) above). Accrual of interest, accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Capital Stock in the form of additional shares of the same class of Disqualified Capital Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Capital Stock for purposes of Section 4.12.

“Permitted Investments” means:

(1) Investments by the Company or any Restricted Subsidiary of the Company in any Person that is or will become immediately after such Investment a Guarantor or that will merge or consolidate with or into the Company or a Guarantor, or that transfers or conveys all or substantially all of its assets to the Company or a Guarantor;

(2) Investments in the Company by any Restricted Subsidiary of the Company; provided that any Indebtedness evidencing such Investment is unsecured and subordinated, pursuant to a written agreement, to the Company’s Obligations under the Notes and this Indenture;

(3) Investments in cash and Cash Equivalents;

(4) Hedging Obligations in compliance with Section 4.12;

(5) Investments in the Notes;

(6) Investments in securities of trade creditors or customers received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers in exchange for claims against such trade creditors or customers;

(7) Investments made by the Company or its Restricted Subsidiaries as a result of consideration received in connection with an Asset Sale made in compliance with Section 4.16;

(8) Investments in existence on the Issue Date;

(9) loans and advances, including advances for travel and moving expenses, to employees, officers and directors of the Company and its Restricted Subsidiaries in the ordinary course of business for bona fide business purposes not in excess of $1.0 million at any one time outstanding;

(10) advances to suppliers and customers in the ordinary course of business; and

(11) additional Investments in an aggregate amount not to exceed $5.0 million at any time outstanding.

“Permitted Liens” means the following types of Liens:

(1) Liens for taxes, assessments or governmental charges or claims either (a) not delinquent or (b) contested in good faith by appropriate proceedings and as to which the Company or its Restricted Subsidiaries shall have set aside on its books such reserves as may be required pursuant to GAAP;

(2) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen and other Liens imposed by law or pursuant to customary reservations or retentions of title incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith, if such reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made in respect thereof;

(3) Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, including any Lien securing letters of credit issued in the ordinary course of business consistent with past practice in connection therewith, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

(4) any judgment Lien not giving rise to an Event of Default;

(5) easements, rights-of-way, zoning restrictions and other similar charges or encumbrances in respect of real property not interfering in any material respect with the ordinary conduct of the business of the Company or any of its Restricted Subsidiaries;

(6) any interest or title of a lessor under any Capitalized Lease Obligation permitted pursuant to clause (9) of the definition of “Permitted Indebtedness;” provided that such Liens do not extend to any property or assets which is not leased property subject to such Capitalized Lease Obligation;

(7) Liens securing Purchase Money Indebtedness permitted pursuant to clause (9) of the definition of “Permitted Indebtedness”; provided, however, that (a) the Indebtedness shall not exceed the cost of the property or assets acquired, together, in the case of real property, with the cost of the construction thereof and improvements thereto, and shall not be secured by a Lien on any property or assets of the Company or any Restricted Subsidiary of the Company other than such property or assets so acquired or constructed and improvements thereto and (b) the Lien securing such Indebtedness shall be created within 180 days of such acquisition or construction or, in the case of a refinancing of any Purchase Money Indebtedness, within 180 days of such refinancing;

(8) Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(9) Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other property relating to such letters of credit and products and proceeds thereof;

(10) Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual, or warranty requirements of the Company or any of its Restricted Subsidiaries, including rights of offset and set-off;

(11) Liens securing Indebtedness under Hedging Obligations that are permitted under this Indenture or that relate to Indebtedness that is otherwise permitted under this Indenture;

(12) Liens securing Acquired Indebtedness incurred in accordance with Section 4.12; provided that:

(a) such Liens secured such Acquired Indebtedness at the time of and prior to the incurrence of such Acquired Indebtedness by the Company or a Restricted Subsidiary of the Company and were not granted in connection with, or in anticipation of, the incurrence of such Acquired Indebtedness by the Company or a Restricted Subsidiary of the Company; and

(b) such Liens do not extend to or cover any property or assets of the Company or of any of its Restricted Subsidiaries other than the property or assets that secured the Acquired Indebtedness prior to the time such Indebtedness became Acquired Indebtedness of the Company or a Restricted Subsidiary of the Company and are no more favorable to the lienholders than those securing the Acquired Indebtedness prior to the incurrence of such Acquired Indebtedness by the Company or a Restricted Subsidiary of the Company;

(13) Liens existing as of the Issue Date and securing Indebtedness permitted to be outstanding under clause (3) of the definition of the term “Permitted Indebtedness” to the extent and in the manner such Liens are in effect on the Issue Date;

(14) Liens securing the Notes and all other Obligations under this Indenture, the Collateral Agreements and the Guarantees;

(15) Liens securing Indebtedness under the Credit Agreement to the extent such Indebtedness is permitted under clause (2) or (15) of the definition of the term “Permitted Indebtedness”;

(16) Liens securing Refinancing Indebtedness which is incurred to Refinance any Indebtedness which has been secured by a Lien permitted under this paragraph and which has been incurred in accordance with Section 4.12; provided, however, that such Liens: (i) are no less favorable to the Holders and are not more favorable to the lienholders with respect to such Liens than the Liens in respect of the Indebtedness being Refinanced; and (ii) do not extend to or cover any property or assets of the Company or any of its Restricted Subsidiaries not securing the Indebtedness so Refinanced;

(17) Oil and Gas Liens, in each case which are not incurred in connection with the borrowing of money; and

(18) Liens securing First Priority Cash Management Obligations.

“Person” means an individual, partnership, corporation, limited liability company, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof.

“Physical Notes” has the meaning set forth in Section 2.14(b).

“Premises” has the meaning set forth in Section 4.22.

“principal” of any Indebtedness (including the Notes) means the principal amount (or accreted value, as the case may be) of such Indebtedness plus the premium, if any, on such Indebtedness.

“Private Placement Legend” means the legend initially set forth on the Notes in the form set forth in Exhibit C.

“Purchase Money Indebtedness” means Indebtedness of the Company and its Restricted Subsidiaries incurred for the purpose of financing all or any part of the purchase price, or the cost of installation, construction or improvement, of property or equipment, provided that the aggregate principal amount of such Indebtedness does not exceed the lesser of the Fair Market Value of such property or such purchase price or cost.

“QIB” means a “qualified institutional buyer” as defined in Rule 144A.

“Qualified Capital Stock” means any Capital Stock that is not Disqualified Capital Stock.

“Record Date” means any of the Record Dates specified in the Notes, whether or not a Legal Holiday.

“Redemption Date” means, when used with respect to any Note to be redeemed, the date fixed for redemption of such Note pursuant to this Indenture and the Notes.

“Redemption Price” means, when used with respect to any Note to be redeemed, the price fixed for redemption pursuant to this Indenture and the Notes.

“Refinance” means, in respect of any security or Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue a security or Indebtedness in exchange or replacement for, such security or Indebtedness in whole or in part. “Refinanced” and “Refinancing” shall have correlative meanings.

“Refinancing Indebtedness” means any Refinancing by the Company or any Restricted Subsidiary of the Company of Indebtedness incurred in accordance with Section 4.12 (other than pursuant to Permitted Indebtedness) or clause (1), (3) or (10) of the definition of Permitted Indebtedness, in each case that does not:

(1) have an aggregate principal amount (or, if such Indebtedness is issued with original issue discount, an aggregate offering price) greater than the sum of (x) the aggregate principal amount of the Indebtedness being Refinanced (or, if such Indebtedness being Refinanced is issued with original issue discount, the aggregate accreted value) as of the date of such proposed Refinancing plus (y) the amount of fees, expenses, premium, defeasance costs and accrued but unpaid interest relating to the Refinancing of such Indebtedness being Refinanced;

(2) create Indebtedness with: (a) a Weighted Average Life to Maturity that is less than the Weighted Average Life to Maturity of the Indebtedness being Refinanced; or (b) a final maturity earlier than the final maturity of the Indebtedness being Refinanced; or

(3) affect the security, if any, for such Refinancing Indebtedness (except to the extent that less security is granted to holders of such Refinancing Indebtedness).

If such Indebtedness being Refinanced is subordinate or junior by its terms to the Notes, then such Refinancing Indebtedness shall be subordinate by its terms to the Notes at least to the same extent and in the same manner as the Indebtedness being Refinanced.

“Registrar” has the meaning set forth in Section 2.03.

“Registration Rights Agreement” means (a) the Registration Rights Agreement, dated as of the Issue Date, between the Company, the Guarantors and the Initial Purchaser, as the same may be amended or modified from time to time in accordance with the terms thereof and (b) any registration rights agreement between the Company, the Guarantors and the other parties thereto in connection with the issuance of Additional Notes.

“Regulation S” means Regulation S under the Securities Act.

“Regulation S Global Note” has the meaning set forth in Section 2.01.

“Reserve Report” means the report relating to the estimates of the Company’s proved reserves prepared by independent petroleum engineers.

“Restricted Payment” has the meaning set forth in Section 4.10.

“Restricted Period” means the 40-day distribution compliance period as defined in Regulation S.

“Restricted Security” has the meaning assigned to such term in Rule 144(a)(3) under the Securities Act; provided that the Trustee shall be entitled to request and conclusively rely on an Opinion of Counsel with respect to whether any Note constitutes a Restricted Security.

“Restricted Subsidiary” of any Person means any Subsidiary of such Person which at the time of determination is not an Unrestricted Subsidiary.

“Rule 144A” means Rule 144A under the Securities Act.

“Secured Parties” means the Collateral Agent, the Trustee and the Holders.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder.

“Security Agreement” means the Security Agreement, dated as of the Issue Date, made by the Company and the Guarantors in favor of the Collateral Agent, as amended or supplemented from time to time in accordance with its terms.

“Significant Subsidiary” with respect to any Person, means any Restricted Subsidiary of such Person that satisfies the criteria for a “significant subsidiary” set forth in Rule 1-02(w) of Regulation S-X under the Exchange Act.

“Subsidiary” with respect to any Person, means:

(1) any corporation of which the outstanding Capital Stock having at least a majority of the votes entitled to be cast in the election of directors under ordinary circumstances shall at the time be owned, directly or indirectly, by such Person; or

(2) any other Person of which at least a majority of the voting interest under ordinary circumstances is at the time, directly or indirectly, owned by such Person.

“TIA” means the Trust Indenture Act of 1939 (15 U.S.C. §§ 77aaa-77bbbb), as amended, as in effect on the date of this Indenture, except as otherwise set forth in Section 9.03.

“Transaction Date” means with respect to the incurrence of any Indebtedness by the Company or any of its Restricted Subsidiaries that is a Guarantor, the date such Indebtedness is to be incurred and, with respect to any Restricted Payment, the date such Restricted Payment is to be made.

“Trust Officer” shall mean, when used with respect to the Trustee, any officer within the corporate trust department of the Trustee, including any vice president, assistant vice president, assistant secretary, assistant treasurer, trust officer or any other officer of the Trustee who customarily performs functions similar to those performed by the Persons who at the time shall be such officers, respectively, or to whom any corporate trust matter is referred because of such person’s knowledge of and familiarity with the particular subject and who shall have direct responsibility for the administration of this Indenture.

“Trustee” means the party named as such in this Indenture until a successor replaces it in accordance with the provisions of this Indenture and thereafter means such successor.

“Unrestricted Subsidiary” of any Person means:

(1) any Subsidiary of such Person that at the time of determination shall be or continue to be designated an Unrestricted Subsidiary by the Board of Directors of such Person in the manner provided below; and

(2) any Subsidiary of an Unrestricted Subsidiary.

The Board of Directors of the Company may designate any Subsidiary (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary owns any Capital Stock of, or owns or holds any Lien on any property of, the Company or any other Subsidiary of the Company that is not a Subsidiary of the Subsidiary to be so designated, provided that:

(1) the Company certifies to the Trustee that such designation complies with Section 4.10; and

(2) each Subsidiary to be so designated and each of its Subsidiaries has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of the Company or any of its Restricted Subsidiaries.

The Board of Directors of the Company may designate any Unrestricted Subsidiary to be a Restricted Subsidiary only if:

(1) immediately after giving effect to such designation, the Company is able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with Section 4.12; and

(2) immediately before and immediately after giving effect to such designation, no Default or Event of Default shall have occurred and be continuing.

Any such designation by the Board of Directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the Board Resolution giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing provisions.

“U.S. Government Obligations” means non-callable direct obligations of, and non-callable obligations guaranteed by, the United States of America for the payment of which the full faith and credit of the United States of America is pledged.

“U.S. Legal Tender” means such coin or currency of the United States which, as at the time of payment, shall be immediately available legal tender for the payment of public and private debts.

“Voting Stock” means, with respect to any Person, securities of any class or classes of Capital Stock of such Person entitling the holders thereof (whether at all times or only so long as no senior class of stock has voting power by reason of any contingency) to vote in the election of members of the Board of Directors (or equivalent governing body) of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing (1) the then outstanding aggregate principal amount of such Indebtedness into (2) the sum of the total of the products obtained by multiplying:

(a) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof, by

(b) the number of years (calculated to the nearest one-twelfth) which will elapse between such date and the making of such payment.

“Wholly-Owned Restricted Subsidiary” of any Person means any Restricted Subsidiary of such Person of which all the outstanding Capital Stock (other than in the case of a CFC Subsidiary, directors’ qualifying shares or an immaterial amount of shares required to be owned by other Persons pursuant to applicable law) are owned by such Person or any Wholly-Owned Restricted Subsidiary of such Person.

Section 1.02. Incorporation by Reference of Trust Indenture Act. Whenever this Indenture refers to a provision of the TIA, such provision is incorporated by reference in, and made a part of, this Indenture. The following TIA terms used in this Indenture have the following meanings:

“indenture securities” means the Notes.

“indenture security holder” means a Holder.

“indenture to be qualified” means this Indenture.

“indenture trustee” or “institutional trustee” means the Trustee.

“obligor” on this Indenture securities means the Company or any other obligor on the Notes.

All other TIA terms used in this Indenture that are defined by the TIA, defined by TIA reference to another statute or defined by Commission rule and not otherwise defined herein have the meanings assigned to them therein.

Section 1.03. Rules of Construction. Unless the context otherwise requires:

(1) a term has the meaning assigned to it;

(2) an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(3) “or” is not exclusive;

(4) words in the singular include the plural, and words in the plural include the singular;

(5) “herein,” “hereof” and other words of similar import refer to this Indenture as a whole and not to any particular Article, Section or other subdivision;

(6) when the words “includes” or “including” are used herein, they shall be deemed to be followed by the words “without limitation”;

(7) all references to “interest” in this Indenture in respect of any Note shall include any Additional Interest due on such Note pursuant to the terms of the applicable Registration Rights Agreement; and

(8) all references to Sections or Articles refer to Sections or Articles of this Indenture unless otherwise indicated.

ARTICLE TWO

The Notes

Section 2.01. Form and Dating. The Initial Notes and the Additional Notes and the Trustee’s certificate of authentication thereon shall be substantially in the form of Exhibit A hereto. The Exchange Notes and the Trustee’s certificate of authentication thereon shall be substantially in the form of Exhibit B hereto. The Notes may have notations, legends or endorsements required by law, stock exchange rule or Depository rule or usage. The Company shall approve the form of the Notes and any notation, legend or endorsement on them. Each Note shall be dated the date of its authentication.

The terms and provisions contained in the forms of the Notes annexed hereto as Exhibit A and Exhibit B, shall constitute, and are hereby expressly made, a part of this Indenture and, to the extent applicable, the Company, the Guarantors and the Trustee, by their execution and delivery of this Indenture, expressly agree to such terms and provisions and to be bound thereby.

Notes offered and sold in reliance on Rule 144A shall be issued initially in the form of one or more permanent Global Notes in registered form, substantially in the form set forth in Exhibit A hereto (“Global Notes”), deposited with the Trustee, as custodian for the Depository, duly executed by the Company and authenticated by the Trustee as hereinafter provided and shall bear the legend set forth in Exhibit C.

Notes offered and sold to Institutional Accredited Investors in reliance on Rule 501(a)(1), (2), (3) or (7) under the Securities Act shall be issued initially in the form of one or more permanent Global Notes in registered form, substantially in the form set forth in Exhibit A (the “IAI Global Notes”), deposited with the Trustee, as custodian for the Depository, duly executed by the Company and authenticated by the Trustee as hereinafter provided and shall bear the legend set forth in Exhibit C.

Notes offered and sold in offshore transactions in reliance on Regulation S shall be issued in the form of one or more permanent Global Notes (a “Regulation S Global Note”) deposited with the Trustee, as custodian for the Depository, and registered in the name of the Depositary or the nominee of the Depositary for the accounts of designated agents holding on behalf of Euroclear or Clearstream, duly executed by the Company and authenticated by the Trustee as hereinafter provided and shall bear the legend set forth in Exhibit C.

The provisions of the “Operating Procedures of the Euroclear System” and “Terms and Conditions Governing Use of Euroclear” and the “General Terms and Conditions of Clearstream Banking” and “Customer Handbook” of Clearstream will be applicable to transfers of beneficial interests in the Regulation S Global Note that are held by participants through Euroclear or Clearsteam.

The aggregate principal amount of any Global Note may from time to time be increased or decreased by adjustments made on the records of the Trustee, as custodian for the Depository, as hereinafter provided.

The definitive Notes shall be typed, printed, lithographed or engraved or produced by any combination of these methods or may be produced in any other manner permitted by the rules of any securities exchange on which the Notes may be listed, all as determined by the Officers executing such Notes, as evidenced by their execution of such Notes.

Section 2.02. Execution and Authentication; Aggregate Principal Amount. An Officer (who shall have been duly authorized by all requisite corporate actions) shall sign the Notes for the Company by manual or facsimile signature.

If an Officer whose signature is on a Note was an Officer at the time of such execution but no longer holds that office or position at the time the Trustee authenticates the Note, the Note shall nevertheless be valid.

A Note shall not be valid until an authorized signatory of the Trustee manually signs the certificate of authentication on the Note. The signature shall be conclusive evidence, and the only evidence, that the Note has been authenticated under this Indenture.

The Trustee shall authenticate (i) Initial Notes for original issue in the aggregate principal amount not to exceed $300,000,000 (ii) Exchange Notes from time to time for issue only pursuant to the Registration Rights Agreement in exchange for a like principal amount of Initial Notes or Additional Notes, and (iii) subject to compliance with Section 4.12, one or more series of Additional Notes for original issue after the Issue Date, in each case upon written orders of the Company in the form of an Officers’ Certificate, which Officers’ Certificate shall, in the case of any issuance of Additional Notes, certify that such issuance is in compliance with Section 4.12. In addition, each Officers’ Certificate shall specify the amount of Notes to be authenticated and the date on which the Notes are to be authenticated, whether the Notes are to be Initial Notes, Exchange Notes or Additional Notes. All Notes issued under this Indenture shall vote and consent together on all matters as one class and no series of Notes shall have the right to vote or consent as a separate class on any matter.

The Trustee may appoint an authenticating agent (the “Authenticating Agent”) reasonably acceptable to the Company to authenticate Notes. Unless otherwise provided in the appointment, an Authenticating Agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such Authenticating Agent. An Authenticating Agent has the same rights as an Agent to deal with the Company and Affiliates of the Company.

The Notes shall be issuable in fully registered form only, without coupons, in denominations of $1,000 in principal amount and any integral multiple thereof.

Section 2.03. Registrar and Paying Agent. The Company shall maintain an office or agency which shall initially be the office of the Trustee in the Borough of Manhattan, The City of New York, where (a) Notes may be presented or surrendered for registration of transfer or for exchange (the “Registrar”), (b) Notes may be presented or surrendered for payment (the “Paying Agent”) and (c) notices and demands to or upon the Company in respect of the Notes and this Indenture may be served. The

Registrar shall keep a register of the Notes and of their transfer and exchange. The Company, upon prior written notice to the Trustee, may have one or more co-Registrars and one or more additional Paying Agents reasonably acceptable to the Trustee. The term “Paying Agent” includes any additional Paying Agent. Neither the Company nor any Affiliate of the Company may act as Paying Agent.

The Company shall enter into an appropriate agency agreement with any Agent not a party to this Indenture, which agreement shall incorporate the provisions of the TIA and implement the provisions of this Indenture that relate to such Agent. The Company shall notify the Trustee in writing, in advance, of the name and address of any such Agent. If the Company fails to maintain a Registrar or Paying Agent, or fails to give the foregoing notice, the Trustee shall act as such, as shall be entitled to appropriate compensation therefore, pursuant to Section 7.07.

The Company initially appoints the Trustee as Registrar, Paying Agent and agent for service of demands and notices in connection with the Notes. The Paying Agent or Registrar may resign upon thirty (30) days’ written notice to the Company.

The Company appoints The Depositary Trust Company as Depositary.

Section 2.04. Obligations of Paying Agent. The Company shall require each Paying Agent other than the Trustee to agree in writing that such Paying Agent shall hold separate and apart from, and not commingle with any other properties, for the benefit of the Holders or the Trustee, all assets held by the Paying Agent for the payment of principal of, or interest on, the Notes (whether such assets have been distributed to it by the Company or any other obligor on the Notes), and the Paying Agent shall promptly notify the Trustee in writing of any Default by the Company (or any other obligor on the Notes) in making any such payment. The Company at any time may require a Paying Agent to distribute all assets held by it to the Trustee and account for any assets disbursed and the Trustee may at any time during the continuance of any payment Default, upon written request to a Paying Agent, require such Paying Agent to distribute all assets held by it to the Trustee and to account for any assets distributed. Upon receipt by the Trustee of all assets that shall have been delivered by the Company to the Paying Agent, the Paying Agent shall have no further liability for such assets.

Section 2.05. Holder Lists. The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of the Holders and shall otherwise comply with TIA Section 312(b). If the Trustee is not the Registrar, the Company shall furnish or cause the Registrar to furnish to the Trustee before each Record Date and at such other times as the Trustee may request in writing a list as of such date and in such form as the Trustee may reasonably request of the names and addresses of the Holders, which list may be conclusively relied upon by the Trustee.

Section 2.06. Transfer and Exchange. Subject to the provisions of Sections 2.14 and 2.15, when Notes are presented to the Registrar or a co-Registrar with a request to register the transfer of such Notes or to exchange such Notes for an equal principal amount of Notes of other authorized denominations, the Registrar or co-Registrar shall register the transfer or make the exchange as requested; provided, however, that the Notes presented or surrendered for registration of transfer or exchange shall be duly endorsed or accompanied by a written instrument of transfer in form satisfactory to the Company and the Registrar or co-Registrar, duly executed by the Holder thereof or his attorney duly authorized in writing and such other documents as the Registrar or Co-Registrar may reasonably require. To permit registrations of transfers and exchanges, the Company shall issue and the Trustee shall authenticate Notes at the Registrar’s or co-Registrar’s request. No service charge shall be made for any registration of transfer or exchange, but the Company or the Trustee may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith (other than any such transfer taxes or similar governmental charge payable upon exchanges or transfers pursuant to Section 2.10, 3.07, 4.15, 4.16 or 9.05, in which event the Company shall be responsible for the payment of such taxes).

The Registrar or co-Registrar shall not be required to register the transfer or exchange of any Note (i) during a period beginning at the opening of business fifteen (15) days before the mailing of a notice of redemption of Notes and ending at the close of business on the day of such mailing and (ii) selected for redemption in whole or in part pursuant to Article Three, except the unredeemed portion of any Note being redeemed in part.

Any Holder of a Global Note shall, by acceptance of such Global Note, agree that transfers of beneficial interests in such Global Note may be effected only through the Depository, in accordance with this Indenture and the Applicable Procedures.

Section 2.07. Replacement Notes. If a mutilated Note is surrendered to the Trustee or if the Holder of a Note claims in writing that the Note has been lost, destroyed or wrongfully taken, then, in the absence of written notice to the Company or the Trustee that such Note has been acquired by a protected purchaser, the Company shall issue and the Trustee shall authenticate a replacement Note of like tenor and principal amount and bearing a number not contemporaneously outstanding if the Trustee’s requirements are met. Except with respect to mutilated Notes, if required by the Trustee or the Company, such Holder must provide an affidavit of lost certificate and an indemnity bond or other indemnity, sufficient in the judgment of both the Company and the Trustee, to protect the Company, the Trustee or any Agent from any loss which any of them may suffer if a Note is replaced. The Company may charge such Holder for its reasonable out-of-pocket expenses in replacing a Note, including reasonable fees and expenses of its counsel and of the Trustee and its counsel. In case any mutilated, lost, destroyed or wrongfully taken Note has become or is about to become due and payable, the Company in its discretion may pay such Note instead of issuing a new Note in replacement thereof. Every replacement Note shall constitute an additional obligation of the Company, entitled to the benefits of this Indenture, subject to Section 2.08.

Section 2.08. Outstanding Notes. Notes outstanding at any time are all the Notes that have been authenticated by the Trustee except those cancelled by it, those delivered to it for cancellation and those described in this Section 2.08 as not outstanding. Subject to the provisions of Section 2.09, a Note does not cease to be outstanding because the Company or any of its Affiliates holds the Note.

If a Note is replaced pursuant to Section 2.07 (other than a mutilated Note surrendered for replacement), it ceases to be outstanding unless the Trustee receives proof satisfactory to it that the replaced Note is held by a protected purchaser. A mutilated Note ceases to be outstanding upon surrender of such Note and replacement thereof pursuant to Section 2.07.

If on a Redemption Date or the Maturity Date the Paying Agent holds U.S. Legal Tender or U.S. Government Obligations sufficient to pay all of the principal and interest due on the Notes payable on that date and is not prohibited from paying such money to the Holders thereof pursuant to the terms of this Indenture, then on and after that date such Notes cease to be outstanding and interest on them ceases to accrue.

Section 2.09. Treasury Notes; When Notes Are Disregarded. In determining whether the Holders of the required principal amount of Notes have concurred in any direction, waiver, consent or notice, Notes owned by the Company or any of its Affiliates shall be considered as though they are not outstanding, except that for the purposes of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent, only Notes which a Trust Officer of the Trustee actually knows are so owned shall be so considered. Notes so owned which have been pledged in good faith may be regarded as outstanding if the pledgee establishes to the satisfaction of the Trustee the pledgee’s right so to act with respect to such Notes and that the pledgee is not the Company or any other obligor upon the Notes or any Affiliate of the Company or of such other obligor.

Section 2.10. Temporary Notes. Until definitive Notes are ready for delivery, the Company may prepare and execute and the Trustee shall authenticate temporary Notes upon receipt of a written order of the Company in the form of an Officers’ Certificate. The Officers’ Certificate shall specify the amount of temporary Notes to be authenticated and the date on which the temporary Notes are to be authenticated. Temporary Notes shall be substantially in the form of definitive Notes but may have variations that the Company considers appropriate for temporary Notes. Without unreasonable delay, the Company shall prepare and the Trustee shall authenticate upon receipt of a written order of the Company pursuant to Section 2.02 definitive Notes in exchange for temporary Notes. Until so exchanged, the temporary Notes shall be entitled to the same benefits under this Indenture as definitive Notes.

Section 2.11. Cancellation. The Company at any time may deliver Notes previously authenticated hereunder which the Company has acquired in any lawful manner, to the Trustee for cancellation. The Registrar and the Paying Agent shall forward to the Trustee any Notes surrendered to them for transfer, exchange or payment. The Trustee, or at the direction of the Trustee, the Registrar or the Paying Agent, and no one else, shall cancel all Notes surrendered for transfer, exchange, payment or cancellation. Subject to Section 2.07, the Company may not issue new Notes to replace Notes that it has paid or delivered to the Trustee for cancellation. If the Company shall acquire any of the Notes, such acquisition shall not operate as a redemption or satisfaction of the Indebtedness represented by such Notes unless and until the same are surrendered to the Trustee for cancellation pursuant to this Section 2.11. The Trustee shall dispose of all cancelled Notes in accordance with the Trustee’s customary procedures.

Section 2.12. CUSIP Numbers. A “CUSIP” number shall be printed on the Notes, and the Trustee shall use the CUSIP number in notices of redemption, purchase or exchange as a convenience to Holders; provided that any such notice may state that no representation is made as to the correctness or accuracy of the CUSIP number printed in the notice or on the Notes and that reliance may be placed only on the other identification numbers printed on the Notes. The Company shall promptly notify the Trustee of any change in the CUSIP number.

Section 2.13. Deposit of Moneys. Prior to 10:00 a.m. New York City time on each Interest Payment Date and the Maturity Date, the Company shall deposit with the Paying Agent U.S. Legal Tender sufficient to make cash payments, if any, due on such Interest Payment Date or the Maturity Date, as the case may be.

Section 2.14. Book-Entry Provisions for Global Notes.

(a) The Global Notes initially shall (i) be registered in the name of the Depository or the nominee of such Depository, (ii) be delivered to the Trustee as custodian for such Depository and (iii) bear legends as set forth in Exhibit C.

Members of, or participants in, the Depository (“Agent Members”) shall have no rights under this Indenture with respect to any Global Note held on their behalf by the Depository, or the Trustee as its custodian, or under any Global Note, and the Depository may be treated by the Company, the Trustee and any agent of the Company or the Trustee as the absolute owner of the Global Note for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Company, the Trustee or any agent of the Company or the Trustee from giving effect to any written certification, proxy or other authorization furnished by the Depository or impair, as between the Depository and its Agent Members, the operation of customary practices governing the exercise of the rights of a Holder of any Note.

(b) Transfers of the Global Notes shall be limited to transfers in whole, but not in part, to the Depository, its successors or their respective nominees. Interests of beneficial owners in the Global Notes may be transferred or exchanged in accordance with the Applicable Procedures of the Depository and the provisions of Section 2.15, provided, however, that prior to the expiration of the Restricted Period, transfers of beneficial interests in the Regulation S Global Note may not be made to a U.S. Person or for the account or benefit of a U.S. Person (other than an Initial Purchaser). In addition, Notes in the form of certificated Notes in registered form in substantially the form set forth in Exhibit A hereto (the “Physical Notes”) shall be transferred to all beneficial owners in exchange for their beneficial interests in the Global Notes if (i) the Depository notifies the Company that it is unwilling or unable to continue as Depository for the Global Notes and a successor Depository is not appointed by the Company within ninety (90) days of such notice or (ii) an Event of Default has occurred and is continuing and the Registrar has received a request from the Depository to issue Physical Notes; provided that a beneficial interest in the Regulation S Global Note may not be exchanged for a Physical Note or transferred to a Person who takes delivery thereof in the form of a Physical Note prior to the expiration of the Restricted Period.

(c) Any beneficial interest in one of the Global Notes that is transferred to a Person who takes delivery in the form of an interest in another Global Note shall, upon transfer, cease to be an interest in such first Global Note and become a beneficial interest in such other Global Note and, accordingly, shall thereafter be subject to all transfer restrictions, if any, and other procedures applicable to a beneficial interest in such other Global Notes for as long as it remains such an interest.

(d) In connection with any transfer or exchange of a portion of the beneficial interest in the Global Note to beneficial owners pursuant to paragraph (b), the Registrar shall (if one or more Physical Notes are to be issued) reflect on its books and records the date and a decrease in the principal amount of the Global Note in an amount equal to the principal amount of the beneficial interest in the Global Note to be transferred, and the Company shall execute, and the Trustee shall authenticate and deliver, one or more Physical Notes of like tenor and aggregate principal amount.

(e) In connection with the transfer of an entire Global Note to beneficial owners pursuant to paragraph (b), the Global Notes shall be deemed to be surrendered to the Trustee for cancellation, and the Company shall execute, and the Trustee shall authenticate and deliver, to each beneficial owner identified by the Depository in exchange for its beneficial interest in the Global Notes, an equal aggregate principal amount of Physical Notes of authorized denominations.

(f) Any Physical Note constituting a Restricted Security delivered in exchange for an interest in the Global Note pursuant to paragraph (b), except as otherwise provided by paragraphs (a)(i)(x) and (c) of Section 2.15, bear the legend regarding transfer restrictions applicable to the Physical Notes set forth in Exhibit A.

(g) The Holder of a Global Note may grant proxies and otherwise authorize any Person, including Agent Members and Persons that may hold interests through Agent Members, to take any action which a Holder is entitled to take under this Indenture or the Notes.

Section 2.15. Special Transfer Provisions.

(a) Transfers to Non-QIB Institutional Accredited Investors and Non-U.S. Persons. The following provisions shall apply with respect to the registration of any proposed transfer of a Note constituting a Restricted Security to any Institutional Accredited Investor which is not a QIB or to any Non-U.S. Person:

(i) the Registrar shall register the transfer of any Note constituting a Restricted Security, whether or not such Note bears the Private Placement Legend, if (x) the requested transfer is after May [15], [2008] or (y) (1) in the case of a transfer to an Institutional Accredited Investor which is not a QIB (excluding Non-U.S. Persons), the proposed transferee has delivered to the Registrar a certificate substantially in the form of Exhibit D hereto or (2) in the case of a transfer to a Non-U.S. Person, the proposed transferor has delivered to the Registrar a certificate substantially in the form of Exhibit E hereto; and

(ii) if the proposed transferor is an Agent Member holding a beneficial interest in the Global Note, upon receipt by the Registrar of (x) the certificate, if any, required by paragraph (i) above and (y) instructions given in accordance with the Applicable Procedures and the Registrar’s procedures, whereupon (1) the Registrar shall reflect on its books and records the date and (if the transfer does not involve a transfer of outstanding Physical Notes) a decrease in the principal amount of the Global Note in an amount equal to the principal amount of the beneficial interest in the Global Note to be transferred, and (2) the Company shall execute and the Trustee shall authenticate and deliver one or more Physical Notes of like tenor and principal amount.

(b) Transfers to QIBs. The following provisions shall apply with respect to the registration of any proposed transfer of a Note constituting a Restricted Security to a QIB (excluding transfers to Non-U.S. Persons):

(i) the Registrar shall register the transfer if such transfer is being made by a proposed transferor who has checked the box provided for on the form of Note stating, or has otherwise advised the Company and the Registrar in writing, that the sale has been made in compliance with the provisions of Rule 144A to a transferee who has signed the certification provided for on the form of Note stating, or has otherwise advised the Company and the Registrar in writing, that it is purchasing the Note for its own account or an account with respect to which it exercises sole investment discretion and that it and any such account is a QIB within the meaning of Rule 144A, and is aware that the sale to it is being made in reliance on Rule 144A and acknowledges that it has received such information regarding the Company as it has requested pursuant to Rule 144A or has determined not to request such information and that it is aware that the transferor is relying upon its foregoing representations in order to claim the exemption from registration provided by Rule 144A; and

(ii) if the proposed transferee is an Agent Member, and the Notes to be transferred consist of Physical Notes which after transfer are to be evidenced by an interest in the Global Note, upon receipt by the Registrar of instructions given in accordance with the Applicable Procedures and the Registrar’s procedures, the Registrar shall reflect on its books and records the date and an increase in the principal amount of the Global Note in an amount equal to the principal amount of the Physical Notes to be transferred, and the Trustee shall cancel the Physical Notes so transferred.

(c) Private Placement Legend. Upon the transfer, exchange or replacement of Notes not bearing the Private Placement Legend, the Registrar shall deliver Notes that do not bear the Private Placement Legend. Upon the transfer, exchange or replacement of Notes bearing the Private Placement Legend, the Registrar shall deliver only Notes that bear the Private Placement Legend unless (i) the circumstance contemplated by paragraph (a)(i)(x) of this Section 2.15 exists or (ii) there is delivered to the Registrar an Opinion of Counsel reasonably satisfactory to the Company and the Trustee to the effect that neither such legend nor the related restrictions on transfer are required in order to maintain compliance with the provisions of the Securities Act. The Registrar shall not register a transfer of any Note unless such transfer complies with the restrictions on transfer of such Note set forth in this Indenture. In connection with any transfer of Notes, each Holder agrees by its acceptance of the Notes to furnish the Registrar or the Company such certifications, legal opinions or other information as either of them may reasonably require to confirm that such transfer is being made pursuant to an exemption from, or a transaction not subject to, the registration requirements of the Securities Act; provided that the Registrar shall not be required to determine (but may rely on a determination made by the Company with respect to) the sufficiency of any such certifications, legal opinions or other information.

(d) General. By its acceptance of any Note bearing the Private Placement Legend, each Holder of such a Note acknowledges the restrictions on transfer of such Note set forth in this Indenture and in the Private Placement Legend and agrees that it shall transfer such Note only as provided in this Indenture.

The Trustee shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under applicable law with respect to any transfer of any interest in any security (including any transfers between or among Agent Members or beneficial owners of interest in any Global Note) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by the terms of, this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

The Registrar shall retain copies of all letters, notices and other written communications received pursuant to Section 2.14 or this Section 2.15. The Company shall have the right to inspect and make copies of all such letters, notices or other written communications at any reasonable time upon the giving of reasonable written notice to the Registrar.

ARTICLE THREE

Redemption

Section 3.01. Optional Redemption.

(a) The Company may, at its option, redeem the Notes, in whole or in part, at specified times and under specified conditions, as set forth in this Section 3.01. If the Company elects to redeem Notes pursuant to this Section 3.01, it shall, prior to mailing the notice of redemption referred to in Section 3.04 and at least 45 days prior to the Redemption Date (unless a shorter notice shall be satisfactory to the Trustee) furnish to the Trustee and Paying Agent an Officers’ Certificate setting forth the Redemption Date and the principal amount of the Notes to be redeemed, the clause of this Indenture pursuant to which the redemption shall occur and the Redemption Price.

(b) Optional Redemption on or After June 1, 2010. The Notes are not redeemable before June 1, 2010. Thereafter, the Company may redeem the Notes, at its option, in whole or in part, upon not less than 30 nor more than 60 days’ notice, at a redemption price at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest to (but not including) the redemption date, if redeemed during the twelve-month period beginning on June 1 of the years set forth below:

Year	Percentage
2010	105.250%
2011 and thereafter	100.000%

In addition, the Company must pay accrued and unpaid interest and Additional Interest, if any, on the Notes redeemed to the Redemption Date.

(c) Optional Redemption Upon Equity Offerings. At any time, or from time to time, prior to June 1, 2010, the Company may, at its option, use an amount not to exceed the net cash proceeds of one or more Equity Offerings to redeem up to 35% of the aggregate principal amount of the Notes (which includes Additional Notes, if any) originally issued under this Indenture at a redemption price of 110.500% of the aggregate principal amount thereof, plus accrued and unpaid interest thereon, to the Redemption Date; provided that:

(1) at least 65% of the principal amount of Notes (which includes Additional Notes, if any) originally issued under this Indenture remains outstanding immediately after any such redemption; and

(2) the Company makes such redemption not more than 120 days after the consummation of any such Equity Offering.

Section 3.02. Mandatory Redemption. The Company is not required to make any mandatory redemption or sinking fund payments with respect to the Notes.

Section 3.03. Selection of Notes to Be Redeemed. If fewer than all of the Notes are to be redeemed pursuant to the provisions of this Indenture, the Trustee shall select the Notes to be redeemed (1) in compliance with the requirements of the principal national securities exchange, if any, on which such Notes are listed or (2) if such Notes are not then listed on a national securities exchange, on a pro rata basis, by lot or by such method as the Trustee may reasonably determine is fair and appropriate, provided that if any such partial redemption is made with the proceeds of an Equity Offering, the Trustee will select the Notes only on a pro rata basis or on as nearly a pro rata basis as is practicable (subject to DTC procedures), unless such method is otherwise prohibited. The Trustee shall make the selection from the Notes outstanding and not previously called for redemption and shall promptly notify the Company in writing of the Notes selected for redemption and, in the case of any Note selected for partial redemption, the principal amount thereof, to be redeemed.

No Notes of a principal amount of $1,000 or less shall be redeemed in part and Notes of a principal amount in excess of $1,000 may be redeemed in part in multiples of $1,000 only. The Trustee may select for redemption portions (equal to $1,000 or any integral multiple thereof) of the principal amount of Notes that have denominations larger than $1,000. Provisions of this Indenture that apply to Notes called for redemption also apply to portions of Notes called for redemption.

Section 3.04. Notice of Redemption. At least 30 days but not more than 60 days before the Redemption Date, the Company shall mail or cause to be mailed a notice of redemption by first class mail, postage prepaid, to each Holder whose Notes are to be redeemed at its registered address, with a copy to the Trustee and any Paying Agent. At the Company’s written request delivered at least fifteen days prior to the date such notice is to be given (unless a shorter period shall be acceptable to the Trustee), the Trustee shall give the notice of redemption in the Company’s name and at the Company’s expense, provided the Company provides the Trustee with all information required for such notice of redemption. Failure to give Notice of redemption, or any defect therein to any Holder of any Note selected for redemption shall not impair or affect the validity of the redemption of any other Note.

Each notice of redemption shall identify the Notes to be redeemed and shall state:

(1) the Redemption Date;

(2) the Redemption Price and the amount of accrued interest, if any, to be paid;

(3) the name and address of the Paying Agent;

(4) the CUSIP number;

(5) the subparagraph of the Notes pursuant to which such redemption is being made;

(6) the place where such Notes called for redemption must be surrendered to the Paying Agent to collect the Redemption Price plus accrued interest, if any;

(7) that, unless the Company fails to deposit with the Paying Agent funds in satisfaction of the applicable Redemption Price plus accrued interest, if any, the Notes cease to accrete in value and interest on Notes called for redemption ceases to accrue on and after the Redemption Date in accordance with Section 3.06, and the only remaining right of the Holders of such Notes is to receive payment of the Redemption Price plus accrued interest, if any, upon surrender to the Paying Agent of the Notes redeemed;

(8) if any Note is being redeemed in part, the portion of the principal amount of such Note to be redeemed and that, after the Redemption Date, and upon surrender of such Note, a new Note or Notes in the aggregate principal amount equal to the unredeemed portion thereof shall be issued in the name of the Holder thereof upon cancellation of the original Note (or appropriate adjustments to the amount and beneficial interests in the Global Note will be made); and

(9) if fewer than all the Notes are to be redeemed, the identification of the particular Notes (or portion thereof) to be redeemed, as well as the aggregate principal amount of Notes to be redeemed and the aggregate principal amount of Notes to be outstanding after such partial redemption.

If any of the Notes to be redeemed is in the form of a Global Note, then the Company shall modify such notice to the extent necessary to accord with the procedures of the Depository applicable to redemption.

Section 3.05. Effect of Notice of Redemption. Once notice of redemption is mailed in accordance with Section 3.04, Notes or portions thereof called for redemption shall become irrevocably due and payable on the Redemption Date and at the Redemption Price plus accrued interest thereon. Upon surrender to the Trustee or Paying Agent, such Notes or portions thereof called for redemption shall be paid at the Redemption Price plus accrued interest thereon, to the Redemption Date, but installments of interest thereon, the maturity of which is on or prior to the Redemption Date, shall be payable to Holders of record at the close of business on the relevant Record Dates referred to in the Notes.

Section 3.06. Deposit of Redemption Price. Not later than 10:00 a.m. local time in the place of payment on the Redemption Date, the Company shall deposit with the Paying Agent U.S. Legal Tender sufficient to pay the Redemption Price plus accrued interest, if any, of all Notes or portions thereof to be redeemed on that date.

The Paying Agent shall promptly return to the Company any U.S. Legal Tender so deposited which is not required for that purpose, except with respect to monies owed as obligations to the Trustee pursuant to Article Seven.

If the Company complies with the preceding paragraph, then, unless the Company defaults in the payment of such Redemption Price plus accrued interest, if any, interest on the Notes to be redeemed shall cease to accrue and the Notes shall cease to accrete in value on and after the applicable Redemption Date, whether or not such Notes are presented for payment.

Section 3.07. Notes Redeemed in Part. Upon surrender of a Note that is to be redeemed in part, the Company shall issue and the Trustee shall authenticate for the Holder at the expense of the Company a new Note or Notes equal in principal amount to the unredeemed portion of the Note surrendered.

ARTICLE FOUR

Covenants

Section 4.01. Payment of Notes. The Company shall pay the principal of, or premium, if any, and interest, if any, on the Notes on the dates and in the manner provided in the Notes and in this Indenture. An installment of principal of, or premium, if any, or interest, if any, on the Notes shall be considered paid on the date it is due if the Trustee or Paying Agent (other than the Company or an Affiliate of the Company) holds at 10:00 a.m. (New York time) on that date U.S. Legal Tender designated for and sufficient to pay the installment in full and is not prohibited from paying such money to the Holders pursuant to the terms of this Indenture. The Company shall pay interest on overdue principal at 1% per annum in excess of the rate per annum set forth in the Notes, and it shall pay interest on overdue installments of interest at the same rate to the extent lawful.

Notwithstanding anything to the contrary contained in this Indenture, the Company may, to the extent it is required to do so by law, deduct or withhold income or other similar taxes imposed by the United States from principal or interest payments hereunder.

Section 4.02. Maintenance of Office or Agency. The Company shall maintain the office or agency required under Section 2.03. The Company shall give prior written notice to the Trustee and the Holders of the location, and any change in the location, of such office or agency. If at any time the Company shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office and the Company hereby appoints the Trustee as its agent to receive all such presentations, surrenders, notices and demands.

Section 4.03. Corporate Existence. Except as otherwise permitted by Articles Four, Five, and Ten the Company shall do or cause to be done, at its own cost and expense, all things necessary to preserve and keep in full force and effect its corporate existence and the limited liability company, partnership or corporate existence of each of its Restricted Subsidiaries in accordance with the respective organizational documents of the Company and each such Restricted Subsidiary, as the case may be, and the material rights (charter and statutory) and franchises of the Company and each such Restricted Subsidiary; provided, however, that the Company shall not be required to preserve, with respect to itself, any material right or franchise and, with respect to any of its Restricted Subsidiaries, any such existence, material right or franchise, if the Board of Directors of the Company, shall determine in good faith that the preservation thereof is no longer desirable in the conduct of the business of the Company and its Restricted Subsidiaries, taken as a whole.

Section 4.04. Payment of Taxes and Other Claims. The Company shall pay or discharge or cause to be paid or discharged, before the same shall become delinquent, (i) all material taxes, assessments and governmental charges (including withholding taxes and any penalties, interest and additions to taxes) levied or imposed upon it or any of its Restricted Subsidiaries or its properties or any of its Restricted Subsidiaries’ properties and (ii) all material lawful claims for labor, materials and supplies that, if unpaid, might by law become a Lien upon its properties or any of its Restricted Subsidiaries’ properties; provided, however, that the Company shall not be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim whose amount, applicability or validity is being or shall be contested in good faith by appropriate proceedings properly instituted and diligently conducted for which adequate reserves, to the extent required under GAAP, have been taken.

Section 4.05. Maintenance of Properties and Insurance.

(a) The Company shall, and shall cause each of its Restricted Subsidiaries to, maintain its properties in good working order and condition in all material respects (subject to ordinary wear and tear) and make all necessary repairs, renewals, replacements, additions, betterments and improvements thereto and actively conduct and carry on its business; provided, however, that nothing in this Section 4.05 shall prevent the Company or any of its Restricted Subsidiaries from discontinuing the operation and maintenance of any of its properties if such discontinuance is, in the good faith judgment of the Board of Directors or other governing body of the Company or the Subsidiary concerned, as the case may be, desirable in the conduct of its businesses and is not disadvantageous in any material respect to the Holders.

(b) The Company shall maintain insurance (including appropriate self-insurance) against loss or damage of the kinds that, in the good faith judgment of the Company, are adequate and appropriate for the conduct of the business of the Company and its Restricted Subsidiaries in a prudent manner, with reputable insurers or with the government of the United States or an agency or instrumentality thereof, in such amounts, with such deductibles, and by such methods as shall be customary, in the good faith judgment of the Company, for companies similarly situated in the industry in which the Company and its Restricted Subsidiaries are engaged.

Section 4.06. Compliance Certificate; Notice of Default.

(a) The Company and each Guarantor shall deliver to the Trustee, within ninety (90) days after the end of the Company’s fiscal year, an Officers’ Certificate stating that a review of the activities of the Company and its Restricted Subsidiaries during the preceding fiscal year has been made under the supervision of the signing Officers (one of whom is the principal executive officer, principal financial officer or principal accounting officer) with a view to determining whether they have kept, observed, performed and fulfilled their obligations under this Indenture and further stating, as to each such Officer signing such certificate, that to the best of such Officer’s actual knowledge the Company and its Restricted Subsidiaries during such preceding fiscal year have kept, observed, performed and fulfilled each and every condition and covenant under this Indenture and no Default or Event of Default occurred during such year and at the date of such certificate there is no Default or Event of Default that has occurred and is continuing or, if such signers do know of such Default or Event of Default, the certificate shall describe the Default or Event of Default and its status with particularity. The Officers’ Certificate shall also notify the Trustee should the Company elect to change the manner in which it fixes its fiscal year end.

(b) The annual financial statements delivered pursuant to Section 4.08 shall be accompanied by a written report of the Company’s independent accountants (who shall be a firm of established national reputation) that in conducting their audit of such financial statements nothing has come to their attention that would lead them to believe that the Company has violated any provisions hereof insofar as they relate to accounting matters or, if any such violation has occurred, specifying the nature and period of existence thereof, it being understood that such accountants shall not be liable directly or indirectly to any Person for any failure to obtain knowledge of any such violation.

(c) (i) If any Default or Event of Default has occurred and is continuing or (ii) if any Holder seeks to exercise any remedy hereunder with respect to a claimed Default under this Indenture or the Notes, the Company shall deliver to the Trustee, at its address set forth in Section 11.02, by registered or certified mail or by telegram, telex or facsimile transmission followed by hard copy by registered or certified mail an Officers’ Certificate specifying such event, notice or other action within five (5) Business Days of its becoming aware of such occurrence.

Section 4.07. Compliance with Laws. The Company shall, and shall cause each of its Restricted Subsidiaries to, comply with all applicable statutes, rules, regulations, orders and restrictions of the United States, all states and municipalities thereof, and of any governmental department, commission, board, regulatory authority, bureau, agency and instrumentality of the foregoing, in respect of the conduct of its businesses and the ownership of its properties, except for such noncompliances as are not in the aggregate reasonably likely to have a material adverse effect on the financial condition or results of operations of the Company and its Restricted Subsidiaries, taken as a whole or the ability of the Company to perform its obligations hereunder.

Section 4.08. Reports to Holders. Whether or not required by the rules and regulations of the Commission, so long as any Notes are outstanding, the Company will furnish to the Trustee and, upon request, to the Holders:

(1) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company were required to file such Forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” that describes the financial condition and results of operations of the Company and its consolidated Subsidiaries (showing in reasonable detail, either on the face of the financial statements or in the footnotes thereto and in Management’s Discussion and Analysis of Financial Condition and Results of Operations, the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Company, if any) and, with respect to the annual information only, a report thereon by the Company’s certified independent accountants; and

(2) all current reports that would be required to be filed with the Commission on Form 8-K if the Company were required to file such reports, in each case within the time periods specified in the Commission’s rules and regulations, provided that any breach of this Section 4.08 shall be cured upon the furnishing of such late report within 20 days of the date on which such report was required to be furnished.

Notwithstanding the foregoing, the Company may satisfy such requirements prior to the effectiveness of the registration statement contemplated by the Registration Rights Agreement by filing with the Commission such registration statement within the time period required for such filing as specified in the Registration Rights Agreement, to the extent that any such registration statement contains substantially the same information as would be required to be filed by the Company if it were subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, and by providing the Trustee and Holders with such Registration Statement (and any amendments thereto) promptly following the filing thereof.

In addition, following the consummation of the Exchange Offer, whether or not required by the rules and regulations of the Commission, the Company will file a copy of all such information and reports with the Commission for public availability within the time periods specified in the Commission’s rules and regulations (unless the Commission will not accept such a filing). In addition, the Company has agreed that, prior to the consummation of the Exchange Offer, for so long as any Notes remain outstanding, it will furnish to the Holders upon their request, the information required to be delivered pursuant to Rule 144(A)(d)(4) under the Securities Act.

The receipt by the Trustee of any such reports and documents pursuant to this Section 4.08 shall not constitute notice or constructive notice of any information contained in such documents or determinable from information contained in such documents, including the Company’s compliance with any covenants hereunder (as to which the Trustee is entitled to rely exclusively on an Officers’ Certificate).

Section 4.09. Waiver of Stay, Extension or Usury Laws. The Company and each of the Guarantors covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay or extension law or any usury law or other law that would prohibit or forgive the Company and each of the Guarantors from paying all or any portion of the principal of, premium, if any, or interest on the Notes as contemplated herein, wherever enacted, now or at any time hereafter in force, or which may affect the covenants or the performance of this Indenture; and (to the extent that it may lawfully do so) the Company and each of the Guarantors hereby expressly waives all benefit or advantage of any such law, and covenants that it shall not hinder, delay or impede the execution of any power herein granted to the Trustee, but shall suffer and permit the execution of every such power as though no such law had been enacted.

Section 4.10. Limitation on Restricted Payments. The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly:

(a) declare or pay any dividend or make any distribution (other than dividends or distributions payable in Qualified Capital Stock of the Company and dividends and distributions payable to the Company or another Restricted Subsidiary of the Company) on or in respect of shares of Capital Stock of the Company or its Restricted Subsidiaries to holders of such Capital Stock;

(b) purchase, redeem or otherwise acquire or retire for value any Capital Stock of the Company or its Restricted Subsidiaries (other than any such Capital Stock held by the Company or any Restricted Subsidiary);

(c) make any principal payment on, purchase, defease, redeem, prepay, decrease or otherwise acquire or retire for value, prior to any scheduled final maturity, scheduled repayment or scheduled sinking fund payment, any Indebtedness of the Company or any Guarantor that is subordinate or junior in right of payment to the Notes or a Guarantee; or

(d) make any Investment (other than Permitted Investments);

(each of the foregoing actions set forth in clauses (a), (b), (c) and (d) being referred to as a “Restricted Payment”), if at the time of such Restricted Payment or immediately after giving effect thereto:

(i) a Default or an Event of Default shall have occurred and be continuing;

(ii) the Company is not able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with Section 4.12; or

(iii) the aggregate amount of Restricted Payments (including such proposed Restricted Payment) made subsequent to the Issue Date (the amount expended for such purposes, if other than in cash, being the Fair Market Value of such property at the time of the making thereof) shall exceed the sum of:

(A) 50% of the cumulative Consolidated Net Income (or if cumulative Consolidated Net Income is a loss, minus 100% of such loss) of the Company earned during the period beginning on the first day of the first fiscal quarter after the Issue Date and ending on the last day of the Company’s most recent fiscal quarter ending prior to the date the Restricted Payment occurs for which financial statements are available (the “Reference Date”) (treating such period as a single accounting period); plus

(B) 100% of the aggregate net cash proceeds received by the Company from any Person (other than a Subsidiary of the Company) from the issuance and sale subsequent to the Issue Date and on or prior to the Reference Date of Qualified Capital Stock of the Company (excluding any net proceeds from an Equity Offering to the extent used to redeem Notes pursuant to the provisions described in Section 3.01); plus

(C) without duplication of any amounts included in clause (iii)(B) above, 100% of the aggregate net cash proceeds of any equity contribution received by the Company from holders of the Company’s Capital Stock subsequent to the Issue Date and on or prior to the Reference Date (excluding any net proceeds from an Equity Offering to the extent used to redeem Notes pursuant to the provisions described in Section 3.01); plus

(D) 100% of the aggregate net cash proceeds received from the issuance of Indebtedness or shares of Disqualified Capital Stock of the Company that have been converted into or exchanged for Qualified Capital Stock of the Company subsequent to the Issue Date and on or prior to the Reference Date; plus

(E) an amount equal to the sum of (i) the net reduction in the Investments (other than Permitted Investments) made by the Company or any of its Restricted Subsidiaries in any Person resulting from repurchases, repayments or redemptions of such Investments by such Person, proceeds realized on the sale of such Investment and proceeds representing the return of capital (excluding dividends and distributions otherwise included in Consolidated Net Income), in each case received by the Company or any of its Restricted Subsidiaries, and (ii) to the extent such Person is an Unrestricted Subsidiary, the portion (proportionate to the Company’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Unrestricted Subsidiary at the time such Unrestricted Subsidiary is designated a Restricted Subsidiary; provided, however, that the foregoing sum shall not exceed, in the case of any such Person or Unrestricted Subsidiary, the amount of Investments (excluding Permitted Investments) previously made (and treated as a Restricted Payment) by the Company or any of its Restricted Subsidiaries in such Person or Unrestricted Subsidiary.

In the case of clauses (iii)(B) and (C) above, any net cash proceeds from issuances and sales of Qualified Capital Stock of the Company financed directly or indirectly using funds borrowed from the Company or any Subsidiary of the Company, shall be excluded until and to the extent such borrowing is repaid.

Notwithstanding the foregoing, the provisions set forth in the immediately preceding paragraph do not prohibit:

(1) the payment of any dividend or other distribution or redemption within 60 days after the date of declaration of such dividend or call for redemption if such payment would have been permitted on the date of declaration or call for redemption;

(2) the acquisition of any shares of Qualified Capital Stock of the Company, either (i) solely in exchange for other shares of Qualified Capital Stock of the Company or (ii) through the application of net proceeds of a sale for cash (other than to a Subsidiary of the Company) of shares of Qualified Capital Stock of the Company or a cash capital contribution received by the Company from holders of the Company’s Capital Stock within 60 days after such exchange, sale or receipt of such cash capital contribution;

(3) the acquisition of any Indebtedness of the Company or the Guarantors that is subordinate or junior in right of payment to the Notes and Guarantees either (i) solely in exchange for shares of Qualified Capital Stock of the Company, or (ii) through the application of (a) net proceeds of a sale for cash (other than to a Subsidiary of the Company) of shares of Qualified Capital Stock of the Company or a cash capital contribution received by the Company from holders of the Company’s Capital Stock within 60 days after such sale or receipt of such cash capital contribution or (b) if no Default or Event of Default would exist after giving effect thereto, Refinancing Indebtedness;

(4) an Investment either (i) solely in exchange for shares of Qualified Capital Stock of the Company or (ii) through the application of the net proceeds of a sale for cash (other than to a Subsidiary of the Company) of shares of Qualified Capital Stock of the Company or a cash capital contribution received by the Company from holders of the Company’s Capital Stock within 60 days after such sale or receipt of such cash capital contribution;

(5) if no Default or Event of Default has occurred and is continuing or would exist after giving effect thereto, the repurchase or other acquisition of shares of Capital Stock of the Company, from employees, former employees, directors or former directors of the Company or its Restricted Subsidiaries (or permitted transferees of such employees, former employees, directors or former directors), pursuant to the terms of the agreements (including employment agreements) or plans (or amendments thereto) or other arrangements approved by the Board of Directors of the Company under which such shares were granted, issued or sold or such other repurchases or acquisitions as may be approved by the Board of Directors of the Company;

provided, however, that the aggregate amount of such repurchases and other acquisitions in any calendar year shall not exceed $500,000 plus up to $500,000 of any unutilized amounts from the preceding calendar year; provided, further, however, that such amount in any calendar year may be increased by an amount not to exceed the cash proceeds of key man life insurance policies received by the Company (to the extent contributed to the Company) and its Restricted Subsidiaries subsequent to the Issue Date;

(6) repurchases of Capital Stock deemed to occur upon exercise of stock options, warrants or other similar rights if such Capital Stock represents a portion of the exercise price of such options, warrants or other similar rights;

(7) payments or distributions to dissenting stockholders of Capital Stock of the Company pursuant to applicable law, pursuant to or in connection with a consolidation, merger or transfer of assets that complies with the provisions of this Indenture applicable to mergers, consolidations and transfers of all or substantially all of the property and assets of the Company or any of its Restricted Subsidiaries;

(8) the application of the proceeds from the issuance of the Notes or the Preferred Stock on or about the Issue Date as described under the “Use of Proceeds” section of the Offering Circular; and

(9) if no Default or Event of Default shall have occurred and be continuing or would exist after giving effect thereto, other Restricted Payments not to exceed $5.0 million in the aggregate since the Issue Date.

In determining the aggregate amount of Restricted Payments made subsequent to the Issue Date in accordance with clause (iii) of the first paragraph of this Section 4.10, amounts expended pursuant to clauses (1), (2)(ii), (3)(ii)(a) and (4)(ii) shall be included in such calculation.

On the last business day of each fiscal quarter the Company shall deliver to the Trustee an Officers’ Certificate stating that the Restricted Payments made by the Company during such fiscal quarter complied with this Indenture and setting forth in reasonable detail the basis upon which the required calculations were computed, which calculations may be based upon the Company’s latest available internal quarterly financial statements.

Section 4.11. Limitations on Transactions with Affiliates.

(a) The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction or series of related transactions (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) with, or for the benefit of, any of its Affiliates (each an “Affiliate Transaction”), other than

(x) Affiliate Transactions permitted under paragraph (b) below, and

(y) Affiliate Transactions on terms that are no less favorable than those that might reasonably have been obtained in a comparable transaction at such time on an arm’s-length basis from a Person that is not an Affiliate of the Company or such Restricted Subsidiary.

All Affiliate Transactions (and each series of related Affiliate Transactions which are similar or part of a common plan) involving aggregate payments or other property with a Fair Market Value in excess of $2.5 million shall be approved by a majority of the members of the Board of Directors of the Company (including a majority of the disinterested members thereof), as the case may be, such approval to be evidenced by a Board Resolution stating that such Board of Directors has determined that such transaction complies with the foregoing provisions. If the Company or any Restricted Subsidiary of the Company enters into an Affiliate Transaction (or a series of related Affiliate Transactions related to a common plan) that involves an aggregate Fair Market Value of more than $5.0 million, the Company shall, prior to the consummation thereof, obtain a favorable opinion as to the fairness of the financial terms of such transaction or series of related transactions to the Company or the relevant Restricted Subsidiary, as the case may be, from an Independent Financial Advisor and file the same with the Trustee.

(b) The restrictions set forth in paragraph (a) of this covenant shall not apply to:

(1) reasonable fees and compensation paid to and indemnity provided on behalf of, officers, directors, employees or consultants of the Company or any Restricted Subsidiary of the Company as determined in good faith by the Company’s Board of Directors or senior management;

(2) transactions exclusively between or among the Company and any of its Restricted Subsidiaries or exclusively between or among such Restricted Subsidiaries, provided such transactions are not otherwise prohibited by this Indenture;

(3) any agreement as in effect as of the Issue Date or any transaction contemplated thereby and any amendment thereto or any replacement agreement thereto so long as any such amendment or replacement agreement is not more disadvantageous to the Holders in any material respect than the original agreement as in effect on the Issue Date;

(4) Restricted Payments permitted by this Indenture and Permitted Investments of the type described in clauses (9) and (11) of the definition thereof;

(5) any merger or other transaction with an Affiliate solely for the purpose of reincorporating or reorganizing the Company in another jurisdiction or creating a holding company of the Company;

(6) any employment, stock option, stock repurchase, employee benefit compensation, business expense reimbursement, severance, termination or other employment-related agreements, arrangements or plans entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business;

(7) transactions to effect the Transactions and the payment of all fees and expenses related to the Transactions; and

(8) the issuance of Qualified Capital Stock of the Company.

Section 4.12. Limitation on Incurrence of Additional Indebtedness.

(a) The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume, guarantee, acquire, become liable, contingently or otherwise, with respect to, or otherwise become responsible for payment of (collectively, “incur”) any Indebtedness (other than Permitted Indebtedness); provided, however, that if no Default or Event of Default shall have occurred and be continuing at the time or as a consequence of the incurrence of any such Indebtedness, the Company or any of its Restricted Subsidiaries that is or, upon such incurrence, becomes a Guarantor may incur Indebtedness (including, without limitation, Acquired Indebtedness) if on the date of the incurrence of such Indebtedness the Consolidated Fixed Charge Coverage Ratio of the Company will be, after giving effect to the incurrence thereof, greater than 2.5 to 1.0.

(b) The Company will not, and will not permit any of its Domestic Restricted Subsidiaries to, directly or indirectly, incur any Indebtedness which by its terms (or by the terms of any agreement governing such Indebtedness) is subordinated in right of payment to any other Indebtedness of the Company or such Domestic Restricted Subsidiary unless such Indebtedness is also by its terms (or by the terms of any agreement governing such Indebtedness) made expressly subordinate to the Obligations of the Company or such Domestic Restricted Subsidiary under (i) in the case of the Company, the Notes and this Indenture or (ii) in the case of such Domestic Restricted Subsidiary, its Guarantee and this Indenture, in each case, to the same extent and in the same manner as such Indebtedness is subordinated pursuant to subordination provisions that are most favorable to the holders of any other Indebtedness of the Company or such Domestic Restricted Subsidiary.

Section 4.13. Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries. The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or permit to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary of the Company to:

(1) pay dividends or make any other distributions on or in respect of its Capital Stock;

(2) make loans or advances or to pay any Indebtedness or other obligation owed to the Company or any other Restricted Subsidiary of the Company; or

(3) transfer any of its property or assets to the Company or any other Restricted Subsidiary of the Company,

except for such encumbrances or restrictions existing under or by reason of:

(a) applicable law, rule or regulation;

(b) this Indenture and the Collateral Agreements;

(c) customary non-assignment provisions of any lease of any Restricted Subsidiary of the Company to the extent such provisions restrict the transfer of the lease or the property leased thereunder;

(d) any instrument governing Acquired Indebtedness, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person or the properties or assets of the Person so acquired;

(e) agreements existing on the Issue Date (including the Credit Agreement) to the extent and in the manner such agreements are in effect on the Issue Date;

(f) restrictions on the transfer of assets subject to any Lien permitted under this Indenture;

(g) restrictions imposed by any agreement to sell assets or Capital Stock permitted under this Indenture to any Person pending the closing of such sale;

(h) provisions in joint venture agreements and other similar agreements (in each case relating solely to the respective joint venture or similar entity or the equity interests therein) entered into in the ordinary course of business;

(i) restrictions contained in the terms of the Purchase Money Indebtedness or Capitalized Lease Obligations not incurred in violation of this Indenture; provided, that such restrictions relate only to the assets financed with such Indebtedness;

(j) restrictions in other Indebtedness incurred in compliance with Section 4.12 (including Permitted Indebtedness); provided that such restrictions, taken as a whole, are, in the good faith judgment of the Board of Directors of the Company, no more materially restrictive with respect to such encumbrances and restrictions than those customary in comparable financings (as reasonably determined by the Company) and the Company determines that any such encumbrance or restriction will not materially affect the Company’s ability to make principal, premium, if any, or interest payments on the Notes or any Guarantor’s ability to honor its Guarantee in respect thereof; or

(k) an agreement governing Indebtedness incurred to Refinance the Indebtedness issued, assumed or incurred pursuant to an agreement referred to in clause (b), (d) or (e) above; provided, however, that the provisions relating to such encumbrance or restriction contained in any such Indebtedness are no less favorable to the Company in any material respect as determined by the Board of Directors of the Company in their reasonable and good faith judgment than the provisions relating to such encumbrance or restriction contained in agreements referred to in such clause (b), (d) or (e).

Section 4.14. Additional Guarantees. If the Company or any of its Restricted Subsidiaries acquires or creates another Domestic Restricted Subsidiary after the Issue Date (other than an Unrestricted Subsidiary), then the Company shall cause such Domestic Restricted Subsidiary to:

(1) execute and deliver to the Trustee a supplemental indenture pursuant to which such Domestic Restricted Subsidiary shall unconditionally guarantee on a senior secured basis all of the Company’s obligations under the Notes and this Indenture on the terms set forth in this Indenture;

(2) execute and deliver to the Trustee and the Collateral Agent amendments to the Collateral Agreements or additional Collateral Agreements and take such other actions as may be necessary to grant to the Collateral Agent, for the benefit of the Holders, a perfected Lien in the assets other than Excluded Collateral of such Domestic Restricted Subsidiary, including the filing of Uniform Commercial Code financing statements in such jurisdictions or such other actions as may be required by the Collateral Agreements;

(3) take such actions necessary or as the Collateral Agent reasonably determines to be advisable to grant to the Collateral Agent for the benefit of the Holders a perfected Lien in the assets other than Excluded Collateral of such new Domestic Restricted Subsidiary, subject to the Permitted Liens, including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Security Agreement or by law or as may be reasonably requested by the Collateral Agent;

(4) take such further action and execute and deliver such other documents necessary or as reasonably requested by the Trustee or the Collateral Agent to effectuate the foregoing; and

(5) deliver to the Trustee an Opinion of Counsel that such supplemental indenture and any other documents required to be delivered have been duly authorized, executed and delivered by such Domestic Restricted Subsidiary and constitute legal, valid, binding and enforceable obligations of such Domestic Restricted Subsidiary and such other opinions regarding the perfection of such Liens in the assets of such Domestic Restricted Subsidiary as provided for in this Indenture.

Section 4.15. Repurchase upon Change of Control.

(a) Upon the occurrence of a Change of Control, each Holder will have the right to require the Company to purchase all or a portion (in integral multiples of $1,000) of such Holder’s Notes using immediately available funds pursuant to the offer described below (the “Change of Control Offer”), at a purchase price in cash equal to 101% of the principal amount thereof on the date of purchase, plus accrued and unpaid interest and Additional Interest, if any, to the date of purchase.

(b) Within 30 days following the date upon which the Change of Control occurred, the Company shall send, by registered first class mail, postage prepaid, a notice to each record Holder as shown on the register of Holders, with a copy to the Trustee, which notice shall govern the terms of the Change of Control Offer. The notice to the Holders shall contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Change of Control Offer. Such notice shall state:

(1) that the Change of Control Offer is being made pursuant to this Section 4.15 and that all Notes tendered and not withdrawn shall be accepted for payment;

(2) the purchase price (including the amount of accrued interest) and the purchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed, other than as may be required by law) (the “Change of Control Payment Date”);

(3) that any Note not tendered shall continue to accrete in value and accrue interest;

(4) that, unless the Company defaults in making payment therefor, any Note accepted for payment pursuant to the Change of Control Offer shall cease to accrete in value and accrue interest after the Change of Control Payment Date;

(5) that Holders electing to have a Note purchased pursuant to a Change of Control Offer shall be required to surrender the Note, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Note completed, to the Paying Agent at the address specified in the notice prior to the close of business on the third Business Day prior to the Change of Control Payment Date;

(6) that Holders shall be entitled to withdraw their election if the Paying Agent receives, not later than three (3) Business Days prior to the Change of Control Payment Date, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Notes the Holder delivered for purchase and a statement that such Holder is withdrawing its election to have such Notes purchased;

(7) that Holders whose Notes are purchased only in part shall be issued new Notes in a principal amount equal to the portion thereof not purchased will be issued in the name of the Holder thereof upon cancellation of the original Note (or appropriate adjustments to the amount and beneficial interests in a Global Note will be made); provided that each Note purchased and each new Note issued shall be in an original principal amount of $1,000 or integral multiples thereof; and

(8) the circumstances and relevant facts regarding such Change of Control.

If any of the Notes subject to the Change of Control Offer is in the form of a Global Note, then the Company shall modify such notice to the extent necessary to comply with the procedures of the Depositary applicable to repurchases.

On or before the Change of Control Payment Date, the Company shall (i) accept for payment Notes or portions thereof properly tendered pursuant to the Change of Control Offer, (ii) deposit with the Paying Agent U.S. Legal Tender sufficient to pay the purchase price plus accrued interest, if any, of all Notes or portions thereof so tendered and (iii) deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions thereof being purchased by the Company. The Paying Agent shall promptly mail to the Holders of Notes so tendered the purchase price for such Notes and the Company shall promptly issue and the Trustee shall promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered; provided that each such new Note shall be in a principal amount of $1,000 or an integral multiple thereof. Any Notes not so accepted shall be promptly mailed by the Company to the Holders thereof. For purposes of this Section 4.15, the Trustee shall act as the Paying Agent.

Any amounts remaining after the purchase of Notes pursuant to a Change of Control Offer will be returned by the Trustee to the Company.

Neither the Board of Directors of the Company nor the Trustee may waive the Company’s obligation to offer to purchase the Notes pursuant to this Section 4.15.

The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Notes pursuant to a Change of Control Offer. To the extent the provisions of any securities laws or regulations conflict with the provisions under this Section 4.15, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this Section 4.15 by virtue thereof.

Notwithstanding the above, the Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements of this Section 4.15 and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

Notes (or portions thereof) purchased pursuant to a Change of Control Offer shall be cancelled and may not be reissued.

Section 4.16. Limitation on Asset Sales. The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1) the Company or the applicable Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the assets sold or otherwise disposed;

(2) at least 75% of the consideration received by the Company or the Restricted Subsidiary, as the case may be, from such Asset Sale is in the form of cash or Cash Equivalents or assets described in the following clause (3)(b) and is received at the time of such disposition; provided that the amount of any liabilities (as shown on the most recent applicable balance sheet) of the Company or such Restricted Subsidiary (other than liabilities that are by their terms subordinated to the Notes) that are assumed by the transferee of any such assets shall be deemed to be cash for purposes of this provision so long as the documents governing such liabilities provide that there is no further recourse to the Company or any of its Subsidiaries with respect to such liabilities; and

(3) the Company shall apply, or cause such Restricted Subsidiary to apply, the Net Cash Proceeds relating to such Asset Sale within 360 days of receipt thereof either:

(a) to repay Indebtedness under the Credit Agreement and permanently reduce the commitments thereunder;

(b) to make an investment in property, plant, equipment or other non-current assets that replace the properties and assets that were the subject of such Asset Sale or that will be used or useful in a Permitted Business (including expenditures for maintenance, repair or improvement of existing properties and assets) or the acquisition of all of the Capital Stock of a Person engaged in a Permitted Business; or

(c) a combination of repayment and investment permitted by the foregoing clauses (3)(a) and (3)(b).

Pending the final application of Net Cash Proceeds, the Company may temporarily reduce revolving credit borrowings or invest such Net Cash Proceeds in Cash Equivalents. On the 361st day after an Asset Sale or such earlier date, if any, as the Board of Directors of the Company or of such Restricted Subsidiary determines not to apply the Net Cash Proceeds relating to such Asset Sale as set forth in clauses (3)(a), (3)(b) or (3)(c) of the preceding paragraph (each, a “Net Proceeds Offer Trigger Date”), such aggregate amount of Net Cash Proceeds which have not been applied on or before such Net Proceeds Offer Trigger Date as permitted in clauses (3)(a), (3)(b) and (3)(c) of the preceding paragraph (each a “Net Proceeds Offer Amount”) shall be applied by the Company or such Restricted Subsidiary to make an offer to purchase (the “Net Proceeds Offer”) on a date (the “Net Proceeds Offer Payment Date”) not less than 30 nor more than 45 days following the applicable Net Proceeds Offer Trigger Date, from all Holders, the maximum principal amount of Notes that may be purchased with the Net Proceeds Offer Amount at a price equal to 100% of the principal amount thereof, plus accrued and unpaid interest and Additional Interest, if any, thereon to the date of purchase; provided, however, that if at any time any non-cash consideration received by the Company or any Restricted Subsidiary of the Company, as the case may be, in connection with any Asset Sale is converted into or sold or otherwise disposed of for cash (other than interest received with respect to any such non-cash consideration), then such conversion or disposition shall be deemed to constitute an Asset Sale hereunder on the date of such conversion or disposition, as the case may be, and the Net Cash Proceeds thereof shall be applied in accordance with this covenant.

The Company may defer any Net Proceeds Offer until there is an aggregate unutilized Net Proceeds Offer Amount equal to or in excess of $5.0 million resulting from one or more Asset Sales in which case the accumulation of such amount shall constitute a Net Proceeds Offer Trigger Date (at which time, the entire unutilized Net Proceeds Offer Amount, and not just the amount in excess of $5.0 million, shall be applied as required pursuant to the immediately preceding paragraph). Upon the completion of each Net Proceeds Offer, the Net Proceeds Offer Amount will be reset at zero.

In the event of the transfer of substantially all (but not all) of the property and assets of the Company and its Restricted Subsidiaries as an entirety to a Person in a transaction permitted under Section 5.01, which transaction does not constitute a Change of Control, the successor entity shall be deemed to have sold the properties and assets of the Company and its Restricted Subsidiaries not so transferred for purposes of this covenant, and shall comply with the provisions of this covenant with respect to such deemed sale as if it constituted an Asset Sale. In addition, the Fair Market Value of such properties and assets of the Company or its Restricted Subsidiaries deemed to be sold shall be deemed to be Net Cash Proceeds for purposes of this covenant.

Each notice of a Net Proceeds Offer shall be mailed first class, postage prepaid, to the record Holders as shown on the register of Holders within 20 days following the Net Proceeds Offer Trigger Date, with a copy to the Trustee, and shall comply with the procedures set forth in this Indenture. Upon receiving notice of the Net Proceeds Offer, Holders may elect to tender their Notes in whole or in part in integral multiples of $1,000 in exchange for cash. To the extent Holders properly tender Notes in an amount exceeding the Net Proceeds Offer Amount, Notes of tendering Holders will be purchased on a pro rata basis (based on amounts tendered). A Net Proceeds Offer shall remain open for a period of 20 business days or such longer period as may be required by law.

The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Notes pursuant to a Net Proceeds Offer. To the extent that the provisions of any securities laws or regulations conflict with the “Asset Sale” provisions of this Indenture, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the “Asset Sale” provisions of this Indenture by virtue of such compliance.

Section 4.17. Limitation on Liens. The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or permit or suffer to exist any Liens (other than Permitted Liens) of any kind against or upon any property or assets of the Company or any of its Restricted Subsidiaries whether owned on the Issue Date or acquired after the Issue Date, or any proceeds therefrom, or assign or otherwise convey any right to receive income or profits therefrom.

Section 4.18. Conduct of Business. The Company will not, and will not permit any of its Restricted Subsidiaries to, engage in any businesses other than the Permitted Businesses.

Section 4.19. Limitation on Issuances and Sales of Capital Stock of Subsidiaries. The Company will not permit or cause any of its Restricted Subsidiaries to issue or sell, any Capital Stock (other than to the Company or a Wholly Owned Restricted Subsidiary of the Company) or permit any Person (other than the Company or a Wholly-Owned Restricted Subsidiary of the Company) to own or hold any Capital Stock of any Restricted Subsidiary of the Company (other than as required by applicable law); provided, however, that this provision shall not prohibit (1) any issuance or sale if, immediately after giving effect thereto, such Restricted Subsidiary would no longer constitute a Restricted Subsidiary and any Investment in such Person remaining after giving effect to such issuance or sale would have been permitted to be made under Section 4.10 if made on the date of such issuance or sale or (2) the sale of all of the Capital Stock of a Restricted Subsidiary in compliance with Section 4.16.

Section 4.20. Payments for Consent. The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any Holder for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of this Indenture, the Notes, or any of the Collateral Agreements unless such consideration is offered to be paid or is paid to all Holders that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Section 4.21. Impairment of Security Interest. Subject to the Intercreditor Agreement, neither the Company nor any of its Restricted Subsidiaries will take or omit to take any action which would adversely affect or impair in any material respect the Liens in favor of the Collateral Agent with respect to the Collateral, except as otherwise permitted or required by the Collateral Agreements or this Indenture. Neither the Company nor any of its Restricted Subsidiaries will enter into any agreement that requires the proceeds received from any sale of Collateral to be applied to repay, redeem, defease or otherwise acquire or retire any Indebtedness of any

Person, other than the First Priority Claims, the Notes and the Collateral Agreements. The Company shall, and shall cause each Guarantor to, at their sole cost and expense, execute and deliver all such agreements and instruments as the Collateral Agent or the Trustee shall reasonably request to more fully or accurately describe the property intended to be Collateral or the obligations intended to be secured by the Collateral Agreements. The Company shall, and shall cause each Guarantor to, at their sole cost and expense, file any such notice filings or other agreements or instruments as may be reasonably necessary or desirable under applicable law to perfect the Liens created by the Collateral Agreements at such times and at such places as the Collateral Agent or the Trustee may reasonably request.

Section 4.22. Real Estate Mortgages and Filings. With respect to any real property other than oil and gas properties and Excluded Collateral (individually and collectively, the “Premises”) owned by the Company or a Domestic Restricted Subsidiary on the Issue Date with a Fair Market Value of greater than $500,000 and with respect to any such property to be acquired by the Company or a Domestic Subsidiary after the Issue Date with a purchase price of greater than $500,000 (within 90 days of the acquisition thereof):

(1) the Company shall deliver to the Collateral Agent, as mortgagee, fully executed counterparts of Mortgages, duly executed by the Company or the applicable Domestic Restricted Subsidiary, together with evidence of the completion (or satisfactory arrangements for the completion), of all recordings and filings of such Mortgage as may be necessary to create a valid, perfected Lien, subject to Permitted Liens, against the properties purported to be covered thereby;

(2) the Company shall deliver to the Collateral Agent mortgagee’s title insurance policies in favor of the Collateral Agent, as mortgagee for the ratable benefit of the Collateral Agent, the Trustee and the Holders in an amount equal to 100% of the Fair Market Value of the Premises purported to be covered by the related Mortgage, insuring that title to such property is marketable and that the interests created by the Mortgage constitute valid Liens thereon free and clear of all Liens, defects and encumbrances other than Permitted Liens together with such necessary endorsements, coinsurance and reinsurance;

(3) the Company shall deliver to the Collateral Agent, with respect to each of the covered Premises, the most recent survey of such Premises, together with either (i) an updated survey certification in favor of the Trustee and the Collateral Agent from the applicable surveyor stating that, based on a visual inspection of the property and the knowledge of the surveyor, there has been no change in the facts depicted in the survey or (ii) an affidavit from the Company and the Guarantors stating that there has been no change, sufficient for the title insurance company to remove all standard survey exceptions and issue the endorsements reasonably required by the Collateral Agent; and

(4) the Company shall deliver to the Collateral Agent an opinion from local counsel in each state where a Premises is located in covering the enforceability of the relevant Mortgages.

Section 4.23. Oil and Gas Mortgages and Filings. With respect to any Oil and Gas Assets owned by the Company or a Domestic Restricted Subsidiary on the Issue Date or acquired by the Company or a Domestic Subsidiary after the Issue Date, excluding in all cases Excluded Collateral:

(1) the Company shall deliver to the Collateral Agent, as mortgagee, fully executed counterparts of Mortgages or amendments and supplements to prior Mortgages, duly executed by the Company or the applicable Domestic Restricted Subsidiary in form and substance reasonably satisfactory to the Collateral Agent (together with evidence of the completion – or satisfactory arrangements for the completion – of all recordings and filings of such instruments) as may be necessary to create a valid, perfected Lien (subject to no Liens other than Permitted Liens) on such Oil and Gas Assets; and

(2) the Company shall deliver to the Collateral Agent an opinion from local counsel in each state where such Oil and Gas Assets are located, in form and substance reasonably satisfactory to the Collateral Agent and covering such matters as Collateral Agent may reasonably request, including without limitation, the enforceability of the relevant Mortgage, as it may be supplemented or amended.

Each such Mortgage, amendment or supplement shall be delivered by the Company on or prior to the first Business Day of each August, November, February or May (beginning with August 1, 2007) that occurs:

(i) after the acquisition of such Oil and Gas Assets by the Company or a Domestic Restricted Subsidiary or

(ii) if such Oil and Gas Assets were previously Excluded Collateral but have ceased to be Excluded Collateral, after such cessation,

provided that if, prior to such date, the Company or a Domestic Restricted Subsidiary grants a Lien on such Oil and Gas Assets to secure First Priority Claims, such Mortgage, amendment or supplement must be delivered to the Collateral Agent at the same time as such grant to secure First Priority Claims.

Section 4.24. Leasehold Mortgages and Filings; Landlord Waivers. The Company and each of its Domestic Restricted Subsidiaries shall deliver Mortgages with respect to the Company’s leasehold interests in the premises (the “Leased Premises”) occupied by the Company or such Domestic Restricted Subsidiary pursuant to leases which may be mortgaged by their terms or the terms of the landlord consents (collectively, the “Leases,” and individually, a “Lease”).

Prior to Issue Date or the effective date of any Lease, as applicable, the Company and such Subsidiaries shall provide to the Trustee all of the items described in clauses (2), (3) and (4) of Section 4.22 above and in addition shall use their respective reasonable commercial efforts to obtain an agreement executed by the lessor under the Lease, whereby the lessor consents to the Mortgage and waives or subordinates its landlord Lien (whether granted by the instrument creating the leasehold estate or by applicable law), if any, and which shall be entered into by the Collateral Agent.

Each of the Company and each of its Domestic Restricted Subsidiaries that is a lessee of, or becomes a lessee of, real property, is, and will be, required to use commercially reasonable efforts to deliver to the Collateral Agent a landlord waiver, substantially in the form of the exhibit form thereof to be attached to the Indenture, executed by the lessor of such real property; provided that in the case where such lease is a lease in existence on the Issue Date, the Company or its Domestic Restricted Subsidiary that is the lessee thereunder shall have 90 days from the Issue Date to satisfy such requirement.

Section 4.25. Other Collateral. With respect to any other assets or property (herein called “Other Collateral”) that are neither Excluded Collateral nor addressed in Section 4.22, 4.23 or 4.24 nor subject to the Security Agreement and are owned by the Company or a Domestic Restricted Subsidiary on the Issue Date or acquired by the Company or a Domestic Subsidiary after the Issue Date, the Company or such Domestic Restricted Subsidiary will promptly grant Liens covering such Other Collateral to the Collateral Agent pursuant to a document or instrument on reasonable commercial terms that contains provisions similar to those of the Security Agreement, if such Other Collateral is personal property, or provisions similar to those of the Mortgages described in Section 4.22, if such Other Collateral is real property.

Section 4.26. Additional Interest. If Additional Interest becomes payable by the Company pursuant to the Registration Rights Agreement, the Company shall deliver to the Trustee an Officers’ Certificate stating (i) the amount of Additional Interest due and payable, (ii) the Section of the Registration Rights Agreement pursuant to which Additional Interest is due and payable and (iii) the date on which Additional Interest is payable. Unless and until a Trust Officer of the Trustee receives such an Officers’ Certificate, the Trustee may assume without inquiry that no Additional Interest is payable; provided that the failure of the Company to deliver to the Trustee such Officers’ Certificate shall not relieve the Company of its obligation to pay any such Additional Interest when due and payable.

ARTICLE FIVE

Successor Corporation

Section 5.01. Merger, Consolidation and Sale of Assets. The Company will not, in a single transaction or series of related transactions, consolidate or merge with or into any Person, or sell, assign, transfer, lease, convey or otherwise dispose of (or cause or permit any Restricted Subsidiary of the Company to sell, assign, transfer, lease, convey or otherwise dispose of) all or substantially all of the Company’s assets (determined on a consolidated basis for the Company and the Company’s Restricted Subsidiaries) whether as an entirety or substantially as an entirety to any Person unless:

(1) either:

(a) the Company shall be the surviving or continuing corporation; or

(b) the Person (if other than the Company) formed by such consolidation or into which the Company is merged or the Person which acquires by sale, assignment, transfer, lease, conveyance or other disposition the properties and assets of the Company and of the Company’s Restricted Subsidiaries substantially as an entirety (the “Surviving Entity”):

(x) shall be a corporation or limited liability company organized and validly existing under the laws of the United States or any State thereof or the District of Columbia; and

(y) shall expressly assume, (i) by supplemental indenture (in form and substance reasonably satisfactory to the Trustee), executed and delivered to the Trustee and the Collateral Agent, the due and punctual payment of the principal of, and premium, if any, and interest and Additional Interest, if any, on, all of the Notes and the performance of every covenant of the Notes, this Indenture and the Registration Rights Agreement on the part of the Company to be performed or observed thereunder and (ii) by amendment, supplement or other instrument (in form and substance reasonably satisfactory to the Trustee and the Collateral Agent), executed and delivered to the Trustee, all obligations of the Company under the Collateral Agreements, and in connection therewith shall cause such instruments to be filed and recorded in such jurisdictions and take such other actions as may be required by applicable law to perfect or continue the perfection of the Lien created under the Collateral Agreements on the Collateral owned by or transferred to the surviving entity;

(2) immediately after giving effect to such transaction and the assumption contemplated by clause (1)(b)(y) above (including giving effect to any Indebtedness and Acquired Indebtedness incurred or anticipated to be incurred in connection with or in respect of such transaction), the Company or such Surviving Entity, as the case may be, (a) shall have a Consolidated Net Worth at least equal to the Consolidated Net Worth of the Company immediately prior to such transaction and (b) shall be able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with Section 4.12;

(3) immediately after giving effect to such transaction and the assumption contemplated by clause (1)(b)(y) above (including, without limitation, giving effect to any Indebtedness and Acquired Indebtedness incurred or anticipated to be incurred and any Lien granted in connection with or in respect of the transaction), no Default or Event of Default shall have occurred or be continuing; and

(4) the Company or the Surviving Entity shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture comply with the applicable provisions of this Indenture and that all conditions precedent in this Indenture relating to such transaction have been satisfied.

For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties or assets of one or more Restricted Subsidiaries of the Company, the Capital Stock of which constitutes all or substantially all of the properties and assets of the Company, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company.

Each Guarantor (other than any Guarantor whose Guarantee is to be released in accordance with the terms of the Guarantee and this Indenture in connection with any transaction complying with the provisions of this covenant and Section 4.16) will not, and the Company will not cause or permit any Guarantor to, consolidate with or merge with or into any Person, other than the Company or any other Guarantor unless:

(1) the entity formed by or surviving any such consolidation or merger (if other than the Guarantor) or to which such sale, lease, conveyance or other disposition shall have been made is a corporation, limited partnership or limited liability company organized and existing under the laws of the United States or any State thereof or the District of Columbia;

(2) such entity assumes (a) by supplemental indenture (in form and substance reasonably satisfactory to the Trustee), executed and delivered to the Trustee, all of the obligations of the Guarantor under the Guarantee and the performance of every covenant of the Guarantee, this Indenture and the Registration Rights Agreement or (b) by amendment, supplement or other instrument (in form and substance satisfactory to the Trustee and the Collateral Agent) executed and delivered to the Trustee and the Collateral Agent, all obligations of the Guarantor under the Collateral Agreements and in connection therewith shall cause such instruments to be filed and recorded in such jurisdictions and take such other actions as may be required by applicable law to perfect or continue the perfection of the Lien created under the Collateral Agreements on the Collateral owned by or transferred to the surviving entity;

(3) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing; and

(4) such entity shall have delivered to the Trustee and Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation or merger complies with this Indenture.

Any merger or consolidation of (i) a Guarantor with and into the Company (with the Company being the surviving entity) or another Guarantor or (ii) a Guarantor or the Company with an Affiliate organized solely for the purpose of reincorporating or reorganizing such Guarantor or the Company in another jurisdiction in the United States or any state thereof or the District of Columbia need only comply with:

(A) clause (4) of the first paragraph of this covenant; and

(B) (x) in the case of a merger or consolidation involving the Company as described in clause (ii), clause (1)(b)(y) of the first paragraph of this covenant and (y) in the case of a merger or consolidation involving the Guarantor as described in clause (ii), clause (2) of the immediately preceding paragraph.

Section 5.02. Successor Corporation Substituted. Upon any consolidation, combination or merger or any transfer of all or substantially all of the assets of the Company in accordance with the foregoing, in which the Company is not surviving or the continuing corporation, the successor Person formed by such consolidation or into which the Company is merged or to which such conveyance, lease or transfer is made shall succeed to, and be substituted for, and may exercise every right and power of, the Company under this Indenture and the Notes with the same effect as if such surviving entity had been named as such, provided, however, that the predecessor Company shall not be relieved from the obligation to pay the principal of and interest on the Notes except in the case of a sale of all of the Company’s assets in a transaction that is subject to, and that complies with the provisions of, Section 5.01 hereof.

ARTICLE SIX

Default and Remedies

Section 6.01. Events of Default. Each of the following is an “Event of Default”:

(1) the failure to pay interest and Additional Interest, if any, on any Notes when the same becomes due and payable and the default continues for a period of 30 days;

(2) the failure to pay the principal of or premium, if any, on any Notes, when such principal becomes due and payable, at maturity, upon redemption or otherwise (including the failure to make a payment to purchase Notes tendered pursuant to a Change of Control Offer or a Net Proceeds Offer);

(3) a default in the observance or performance of any other covenant or agreement contained in this Indenture (other than the payment of the principal of, or premium, if any, or interest and Additional Interest, if any, on any Note) or any Collateral Agreement which default continues for a period of 30 days after the Company receives written notice specifying the default (and demanding that such default be remedied) from the Trustee or the Holders of at least 25% of the outstanding principal amount of the Notes (except in the case of a default with respect to Section 5.01, which will constitute an Event of Default with such notice requirement but without such passage of time requirement);

(4) the failure to pay at final maturity (after giving effect to any applicable grace periods and any extensions thereof) the principal amount of any Indebtedness of the Company or any Restricted Subsidiary of the Company, or the acceleration of the final stated maturity of any such Indebtedness (which acceleration is not rescinded, annulled or otherwise cured within 20 days from the date of acceleration) if the aggregate principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at final maturity or which has been accelerated (in each case with respect to which the 20-day period described above has elapsed), aggregates $5.0 million or more at any time;

(5) one or more judgments in an aggregate amount in excess of $5.0 million shall have been rendered against the Company or any of its Restricted Subsidiaries (other than any judgment as to which a reputable and solvent third party insurer has accepted full coverage) and such judgments remain undischarged, unpaid or unstayed for a period of 60 days after such judgment or judgments become final and non-appealable;

(6) the Company or any Significant Subsidiary (A) commences a voluntary case or proceeding under any Bankruptcy Code with respect to itself, (B) consents to the entry of a judgment, decree or order for relief against it in an involuntary case or proceeding under any Bankruptcy Code, (C) consents to the appointment of a Custodian of it or for substantially all of its property, (D) consents to or acquiesces in the institution of a bankruptcy or an insolvency proceeding against it, (E) makes a general assignment for the benefit of its creditors, or (F) takes any corporate action to authorize or effect any of the foregoing;

(7) a court of competent jurisdiction enters a judgment, decree or order for relief in respect of the Company or any Significant Subsidiary in an involuntary case or proceeding under any Bankruptcy Code, which shall (A) approve as properly filed a petition seeking reorganization, arrangement, adjustment or composition in respect of the Company or any Significant Subsidiary, (B) appoint a Custodian of the Company or any Significant Subsidiary or for substantially all of its property or (C) order the winding-up or liquidation of its affairs; and such judgment, decree or order shall remain unstayed and in effect for a period of sixty (60) consecutive days;

(8) any Collateral Agreement at any time for any reason shall cease to be in full force and effect in all material respects, or ceases to give the Collateral Agent the Liens, rights, powers and privileges purported to be created thereby, superior to and prior to the rights of all third Persons other than the holders of Permitted Liens and subject to no other Liens except as expressly permitted by the applicable Collateral Agreement or this Indenture;

(9) the Company or any of the Guarantors, directly or indirectly, contest in any manner the effectiveness, validity, binding nature or enforceability of any Collateral Agreement; or

(10) the Guarantee of any Significant Subsidiary ceases to be in full force and effect or is declared to be null and void and unenforceable or is found to be invalid or any Guarantor denies its liability under its Guarantee (other than by reason of release of a Guarantor in accordance with the terms of this Indenture).

Section 6.02. Acceleration.

(a) If an Event of Default (other than an Event of Default specified in Section 6.01, clause (6) or (7) above with respect to the Company) shall occur and be continuing and has not been waived, the Trustee or the Holders of at least 25% in principal amount of outstanding Notes may declare the principal of, and premium, if any, and accrued interest and Additional Interest, if any, on, all the Notes to be due and payable by notice in writing to the Company and the Trustee specifying the Event of Default and that it is a “notice of acceleration” (the “Acceleration Notice”), and the same shall become immediately due and payable.

(b) If an Event of Default specified in Section 6.01, clause (6) or (7) above with respect to the Company occurs and is continuing, then all unpaid principal of, and premium, if any, and accrued and unpaid interest and Additional Interest, if any, on all of the outstanding Notes shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder.

(c) At any time after a declaration of acceleration with respect to the Notes as described in the preceding paragraphs, the Holders of a majority in principal amount of the Notes may rescind and cancel such declaration and its consequences: (1) if the rescission would not conflict with any judgment or decree; (2) if all existing Events of Default have been cured or waived except nonpayment of principal, premium, if any, interest or Additional Interest, if any, that has become due solely because of the acceleration; (3) to the extent the payment of such interest is lawful, interest on overdue installments of interest and overdue principal and premium, if any, and Additional Interest, if any, which has become due otherwise than by such declaration of acceleration, has been paid; (4) if the Company has paid each of the Trustee and the Collateral Agent its reasonable compensation and reimbursed each of the Trustee and the Collateral Agent for its reasonable expenses, disbursements and its advances; and (5) in the event of the cure or waiver of an Event of Default of the type described in Section 6.01, clause (6) or (7) of the description above of Events of Default, the Trustee shall have received an Officers’ Certificate and an Opinion of Counsel that such Event of Default has been cured or waived. No such rescission shall affect any subsequent Default or impair any right consequent thereto.

Section 6.03. Other Remedies. If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy by proceeding at law or in equity to collect the payment of principal of, premium, if any, or interest on the Notes or to enforce the performance of any provision of the Notes, this Indenture, any Collateral Agreement or any Guarantee.

The Trustee or the Collateral Agent may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee, the Collateral Agent or any Holder in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. No remedy is exclusive of any other remedy. All available remedies are cumulative to the extent permitted by law.

Section 6.04. Waiver of Past Defaults. Subject to Sections 2.09, 6.07 and 9.02, the Holders of a majority in principal amount of the Notes may waive any existing Default or Event of Default, and its consequences, except (other than as provided in Section 6.02(c)) a default in the payment of the principal of or premium, if any, or interest or Additional Interest, if any, on, any Notes or in respect of a covenant or provision which under this Indenture cannot be modified or amended without the consent of the Holder of each Note then outstanding. When a Default or Event of Default is waived, it is cured and ceases to exist and is deemed to have been cured and not to have occurred, and any Event of Default arising therefrom shall be deemed to have been cured and not to have occurred for every purpose of this Indenture, the Notes and the Collateral Agreements, but no such waiver shall extend to any subsequent or other Default or Event of Default or impair any right consequent thereon.

Section 6.05. Control by Majority. Subject to Section 2.09, the Intercreditor Agreement and applicable law, the Holders of a majority in aggregate principal amount of the then outstanding Notes have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee or the Collateral Agent, as the case may be, or exercising any trust or power conferred on the Trustee or the Collateral Agent, as the case may be, including, without limitation, any remedies provided for in Section 6.03. Subject to Section 7.01 and 7.02(f), however, the Trustee or the Collateral Agent, as the case may be, may refuse to follow any direction (which direction, if sent to the Trustee or the Collateral Agent, as the case may be, shall be in writing) that the Trustee or the Collateral Agent, as the case may be, reasonably believes conflicts with any applicable law, this Indenture, the Notes, the Guarantees or the Collateral Agreements, that the Trustee or the Collateral Agent, as the case may be, determines may be unduly prejudicial to the rights of another Holder, or that may subject the Trustee or the Collateral Agent, as the case may be, to personal liability; provided that the Trustee or the Collateral Agent, as the case may be, may take any other action deemed proper by the Trustee or the Collateral Agent, as the case may be, which is not inconsistent with such direction (which direction, if sent to the Trustee or the Collateral Agent, as the case may be, shall be in writing).

Section 6.06. Limitation on Suits. A Holder may not pursue any remedy with respect to this Indenture or the Notes unless:

(1) the Holder gives to the Trustee written notice of a continuing Event of Default;

(2) subject to Section 2.09, Holders of at least 25% in principal amount of the outstanding Notes make a written request to the Trustee to institute proceedings in respect of that Event of Default;

(3) such Holders offer to the Trustee security or indemnity reasonably satisfactory to the Trustee against any loss, liability or expense to be incurred in compliance with such request;

(4) the Trustee does not comply with the request within sixty (60) days after receipt of the request and the offer and, if requested, the provision of indemnity; and

(5) during such sixty (60) day period the Holders of a majority in principal amount of the outstanding Notes do not give the Trustee a written direction which, in the opinion of the Trustee, is inconsistent with the request.

The foregoing limitations shall not apply to a suit instituted by a Holder for the enforcement of the payment of principal of, premium, if any, or interest on such Note on or after the respective due dates set forth in such Note (including upon acceleration thereof) or the institution of any proceeding with respect to this Indenture or any remedy hereunder, including without limitation acceleration, by the Holders of a majority in principal amount of outstanding Notes; provided that upon institution of any proceeding or exercise of any remedy, such Holders provide the Trustee with prompt notice thereof.

A Holder may not use this Indenture to prejudice the rights of another Holder or to obtain a preference or priority over such other Holder.

Section 6.07. Rights of Holders to Receive Payment. Notwithstanding any other provision of this Indenture, the right of any Holder to receive payment of principal of, premium, if any, and interest on a Note, on or after the respective due dates expressed in such Note, or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder.

Section 6.08. Collection Suit by Trustee or Collateral Agent. If an Event of Default in payment of principal of, premium, if any, or interest specified in Section 6.01(1) or (2) occurs and is continuing, subject to the Intercreditor Agreement, the Trustee and the Collateral Agent may recover judgment (i) in its own name and (ii)(x) in the case of the Trustee, as trustee of an express trust or (y) in the case of the Collateral Agent, as collateral agent on behalf of each of the Holders, in each case against the Company or any other obligor on the Notes for the whole amount of principal, premium, if any, and accrued interest remaining unpaid, together with interest on overdue principal and, to the extent that payment of such interest is lawful, interest on overdue installments of interest at the rate set forth in Section 4.01 and such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, the Collateral Agent and their respective agents and counsel and any other amounts due the Trustee under the Collateral Agreements and Section 7.07 hereof.

Section 6.09. Trustee May File Proofs of Claim. The Trustee and the Collateral Agent are authorized to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee or the Collateral Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, the Collateral Agent, their respective agents and counsel) and the Holders allowed in any judicial proceedings relating to the Company or any other obligor upon the Notes, any of their respective creditors or any of their respective property and, subject to the Intercreditor Agreement, shall be entitled and empowered to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same, and any Custodian in any such judicial proceedings is hereby authorized by each Holder to make such payments to the Trustee or Collateral Agent and, in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee or Collateral Agent any amount due to it for the reasonable compensation, expenses, taxes, disbursements and advances of the Trustee, the Collateral Agent, their respective agents and counsel, and any other amounts due any such Person under the Collateral Agreements and Section 7.07. The Company’ payment obligations under this Section 6.09 shall be secured in accordance with the provisions of Section 7.07. Nothing herein contained shall be deemed to authorize the Trustee or Collateral Agent to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder thereof, or to authorize the Trustee or the Collateral Agent, as the case may be, to vote in respect of the claim of any Holder in any such proceeding.

Section 6.10. Priorities. If the Trustee collects any money or property pursuant to this Article Six, it shall pay out the money in the following order:

First: to the Trustee, the Collateral Agent, the Paying Agent and the Registrar for amounts due under Section 7.07 (including payment of all compensation expense, all liabilities incurred and all advances made by the Trustee or the Collateral Agent, as the case may be, and the costs and expenses of collection);

Second: if the Holders are forced to proceed against the Company directly without the Trustee or the Collateral Agent, to Holders for their collection costs;

Third: to Holders for amounts due and unpaid on the Notes for principal, premium, if any, and interest ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal, premium, if any, and interest respectively; and

Fourth: to the Company as a court of competent jurisdiction may direct.

The Trustee, upon prior written notice to the Company, may fix a record date and payment date for any payment to Holders pursuant to this Section 6.10.

Section 6.11. Undertaking for Costs. All parties to this Indenture agree, and each Holder by its acceptance of its Note shall be deemed to have agreed, that in any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee or the Collateral Agent, as the case may be, for any action taken or omitted by it as Trustee or the Collateral Agent, as the case may be, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees and expenses, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 6.11 does not apply to a suit by the Trustee or the Collateral Agent, as the case may be, a suit by a Holder pursuant to Section 6.06, or a suit by a Holder or Holders of more than 10% in principal amount of the outstanding Notes.

Section 6.12. Restoration of Rights and Remedies. If the Trustee, the Collateral Agent or any Holder has instituted any proceedings to enforce any right or remedy under this Indenture and such proceeding has been discontinued or abandoned for any reason, or has been determined adversely to the Trustee, the Collateral Agent or to such Holder, then and in every such case, subject to any determination in such proceeding, the Company, the Trustee, the Collateral Agent and the Holders shall be restored severally and respectively to their former positions hereunder and thereafter all rights and remedies of the Trustee, the Collateral Agent and the Holders shall continue as though no such proceeding has been instituted.

Section 6.13. Rights and Remedies Cumulative. Except as otherwise provided with respect to the replacement or payment of mutilated, destroyed, lost or stolen Notes in Section 2.07, no right or remedy herein conferred upon or reserved to the Trustee or to the Holders is intended to be exclusive of any other right or remedy, and every right and remedy shall, to the extent permitted by law, be cumulative and addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy.

Section 6.14. Delay or Omission not Waiver. No delay or omission of the Trustee or the Collateral Agent or of any Holder of any Note to exercise any right or remedy accruing upon any Event of Default shall impair any such right or remedy or constitute a waiver of any such Event of Default or in acquiescence therein. Every right and remedy given by this Article or by law to the Trustee or to the Holders may be exercised from time to time, and as often as may be deemed expedient, by the Trustee or by the Holders, as the case may be.

ARTICLE SEVEN

Trustee

Section 7.01. Duties of Trustee. The duties and responsibilities of the Trustee shall be as provided by the TIA and as set forth herein or in any Collateral Agreement. All provisions of this Article Seven applicable to the Trustee shall also apply to the Collateral Agent.

(a) If an Event of Default has occurred and is continuing, the Trustee shall exercise such rights and powers vested in it by this Indenture and use the same degree of care and skill in its exercise thereof as a prudent person would exercise or use under the circumstances in the conduct of his or her own affairs.

(b) Except during the continuance of an Event of Default:

(1) the duties of the Trustee shall be determined solely by the express provisions of this Indenture and the TIA, and the Trustee need perform only those duties as are specifically set forth in this Indenture and no covenants or obligations shall be implied in or read into this Indenture against the Trustee; and

(2) in the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture; provided, however, in case of any such certificates or opinions furnished to the Trustee which by the provisions hereof are furnished to the Trustee, the Trustee shall examine the certificates and opinions to determine whether or not they conform to the requirements of this Indenture but need not confirm or investigate the accuracy of mathematical calculation or other facts stated herein.

(c) Notwithstanding anything to the contrary herein contained, the Trustee may not be relieved from liability for its own negligent action, its own negligent failure to act, or its own willful misconduct, except that:

(1) this paragraph does not limit the effect of paragraph (b) of this Section 7.01;

(2) the Trustee shall not be liable for any error of judgment made in good faith by a Trust Officer, unless it is proved that the Trustee was negligent in ascertaining the pertinent facts; and

(3) the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.05.

Sections 7.01(c)(1), (2) and (3) shall be in lieu of Section 315(d)(1), 315(d)(2) and 315(d)(3) of the TIA and such Sections 315(d)(1), 315(d)(2) and 315(d)(3) are herein expressly excluded form this Indenture, as permitted by the TIA.

(d) No provision of this Indenture shall require the Trustee to expend or risk its own funds or otherwise incur any liability or expense. The Trustee shall be under no obligation to exercise any of its rights or powers under this Indenture or the Collateral Agreements at the request of any Holders unless such Holder has offered to the Trustee security and indemnity satisfactory to the Trustee against such risk, liability or expense is not reasonably assured to it.

(e) Whether or not therein expressly so provided, every provision of this Indenture that in any way relates to the Trustee is subject to paragraphs (a), (b), (c) and (d) of this Section 7.01.

(f) The Trustee shall not be liable for interest on any money or assets received by it except as the Trustee may agree in writing with the Company. Money and assets held in trust by the Trustee need not be segregated from other funds or assets held by the Trustee except to the extent required by law.

(g) Anything in this Indenture to the contrary notwithstanding, in no event shall the Trustee, the Paying Agent or the Registrar be liable under or in connection with this Indenture for indirect, special, incidental, punitive or consequential losses or damages of any kind whatsoever, including but not limited to lost profits, whether or not foreseeable, even if the Trustee, the Paying Agent or the Registrar has been advised of the possibility thereof and regardless of the form of action in which such damages are sought.

(h) The Trustee shall not be liable for the failure to perform its duties and obligations hereunder to the extent such failure is directly caused by the failure of the Company to perform its obligations hereunder.

Section 7.02. Rights of Trustee. Subject to Section 7.01:

(a) The Trustee may conclusively rely and shall be fully protected in acting or refraining from acting upon any resolution, certificate, statement instrument, opinion, report, request direction, consent, order, bond, note or other paper or document believed by it to be genuine and to have been signed or presented by the proper Person. The Trustee need not investigate any fact or matter stated in the document.

(b) Before the Trustee acts or refrains from acting, it may consult with counsel and may require an Officers’ Certificate or an Opinion of Counsel, or both, which shall conform to Sections 11.04 and 11.05. The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on such Officers’ Certificate or Opinion of Counsel. The written advice of the Trustee’s counsel or any Opinion of Counsel shall be full and complete authorization and protection from liability in respect of any action taken, suffered or omitted by the Trustee hereunder in good faith and in reliance thereon.

(c) The Trustee may act through its attorneys and agents and shall not be responsible for the misconduct or negligence of any agent appointed with due care and in good faith.

(d) The Trustee shall not be liable for any action taken, suffered, or omitted to be taken in good faith which it reasonably believes to be authorized or within its rights or powers under this Indenture.

(e) The Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, notice, request, direction, consent, order, bond, debenture, or other paper or document, but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit and, if the Trustee shall determine to make such further inquiry or investigation, it shall be entitled, upon reasonable notice to the Company, to examine the books, records and premises of the Company, personally or by agent or attorney and to consult with the officers and representatives of the Company, including the Company’s accountants and attorneys at the sole cost of the Company and shall incur no liability or additional liability of any kind by reason of such inquiry or investigation. Except as expressly stated herein to the contrary, in no event shall the Trustee have any responsibility to ascertain whether there has been compliance with any of the covenants or provisions of Articles Four or Five hereof.

(f) Neither the Trustee nor the Collateral Agent, as the case may be, will be under any obligation to exercise any of the rights or powers vested in it by this Indenture or any Collateral Agreement at the request, order or direction of any of the Holders of any Person pursuant to the provisions of this Indenture unless such Holders or any Person shall have offered to the Trustee or the Collateral Agent, as the case may be, reasonable indemnity satisfactory to the Trustee or Collateral Agent, as the case may be, against the costs, expenses and liabilities which may be incurred by it in compliance with such request, order or direction.

(g) The Trustee shall not be required to give any bond or surety in respect of the performance of its powers and duties hereunder.

(h) Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from the Company shall be sufficient if signed by an Officer of the Company and any resolution of the Board of Directors shall be sufficient if evidenced by a copy of such resolution certified by an Officer of the Company to have been duly adopted and in full force and effect on the date hereof.

(i) The Trustee may execute any of the trusts or powers hereunder or perform any duties hereunder either directly or by or through agents or attorneys and shall not be responsible for any willful misconduct or negligence on the part of any agent or attorney appointed with due care and in good faith by it hereunder.

(j) The Trustee shall not be liable for any action taken, suffered or omitted to be taken by it in good faith and reasonably believed by it to be authorized or within the discretion, rights or powers conferred upon it by this Indenture.

(k) The Trustee shall not be deemed to have notice or be charged with knowledge of any Default or Event of Default unless the Trust Officer or the Trustee shall have received from the Company, any Guarantor or any other obligor upon the Notes or from any Holder written notice thereof at its address set forth in Section 11.02 hereof, and such notice references the Notes and this Indenture.

(l) The rights, privileges, protections, immunities and benefits given to the Trustee, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder (including without limitation as Collateral Agent hereunder and under the Collateral Agreements), and each agent, custodian and other Person employed to act hereunder.

(m) The Trustee may request that the Company deliver an Officers’ Certificate setting forth the names of individuals and/or titles of officers authorized at such time to take specified actions pursuant to this Indenture, which Officers’ Certificate may be signed by any persons authorized to sign an Officers’ Certificate, including any person specified as so authorized in any such certificate previously delivered and not superseded.

(n) The permissive right of the Trustee to take any action under this Indenture or any Collateral Agreements shall not be construed as a duty to so act.

Section 7.03. Individual Rights of Trustee. The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Company, any Subsidiary of the Company or their respective Affiliates with the same rights it would have if it were not Trustee. Any Agent may do the same with like rights. However, the Trustee must comply with Sections 7.10 and 7.11 of this Indenture, and the Trustee is subject to TIA Sections 310(b) and 311.

Section 7.04. Trustee’s Disclaimer. The Trustee makes no representation as to the validity, adequacy or sufficiency of this Indenture, the Notes, or the Collateral Agreements, and it shall not be accountable for the Company’s use of the proceeds from the Notes, and it shall not be responsible for any statement of the Company in this Indenture, the Notes, the Collateral Agreements or any other documents connected with the issuance of the Notes other than the Trustee’s certificate of authentication, which shall be taken as the statement of Company, and the Trustee assumes no responsibility for their correctness.

Beyond the exercise of reasonable care in the custody thereof and the fulfillment of its obligations under this Indenture and the Collateral Documents, the Trustee shall have no duty as to any Collateral in its possession or control or in the possession or control of any agent or bailee or any income thereon or as to preservation of rights against prior parties or any other rights pertaining thereto. The Trustee shall be deemed to have exercised reasonable care in the custody of the Collateral in its possession if the Collateral is accorded treatment substantially equal to that which it accords its own property.

The Trustee makes no representations as to and shall not be responsible for the existence, genuineness, value, sufficiency or condition of any of the Collateral or as to the security afforded or intended to be afforded thereby, hereby or by any Collateral Document, or for the validity, perfection, priority or enforceability of the Liens or security interests in any of the Collateral created or intended to be created by any of the Collateral Agreements, whether impaired by operation of law or by reason of any action or omission to act on its part hereunder, except to the extent such action or omission constitutes gross negligence or willful misconduct on the part of the Trustee, for the validity or sufficiency of the Collateral, any Collateral Agreements or any agreement or assignment contained in any thereof, for the validity of the title of the Company or any Guarantor to the Collateral, for insuring the Collateral or for the payment of taxes, charges, assessments or Liens upon the Collateral or otherwise as to the maintenance of the Collateral. The Trustee shall have no duty to ascertain or inquire as to the performance or observance of any of the terms of this Indenture or any other Collateral Agreement by the Company or any other Person that is a party thereto or bound thereby. The Trustee shall have no duty to file financing statements.

Section 7.05. Notice of Default. If a Default or an Event of Default occurs and is continuing and if a Trust Officer has actual knowledge or has received written notice from the Company or any Holder, the Trustee shall mail to each Holder, with a copy to the Company, notice of the Default or Event of Default within 30 days thereof unless such Default or Event of Default shall have been cured or waived before the giving of such notice. Except in the case of a Default or an Event of Default in payment of principal of, premium, if any, or interest on, any Note, including an accelerated payment and the failure to make payment on the Change of Control Payment Date pursuant to a Change of Control Offer and, except in the case of a failure to comply with Article Five, the Trustee may withhold the notice if and so long as its Board of Directors, the executive committee of its Board of Directors or a committee of its directors and/or Trust Officers in good faith determines that withholding the notice is in the interest of the Holders.

Section 7.06. Reports by Trustee to Holders. Within 60 days after each May 15, beginning with May 15, 2008, the Trustee shall, to the extent that any of the events described in TIA Section 313(a) occurred within the previous twelve months, but not otherwise, mail to each Holder a brief report dated as of such date that complies with TIA Section 313(a). The Trustee also shall comply with TIA Sections 313(b) and (c).

A copy of each report at the time of its mailing to Holders shall be mailed to the Company and filed by the Trustee with the Commission and each stock exchange or market, if any, on which the Notes are listed or quoted.

The Company shall promptly notify the Trustee if the Notes become listed, quoted on or delisted from any stock exchange or market and the Trustee shall comply with TIA Section 313(d).

Section 7.07. Compensation and Indemnity. The Company shall pay to the Trustee, the Collateral Agent, the Paying Agent and the Registrar (each an “Indemnified Party”) from time to time compensation for their respective services as Trustee, Collateral Agent, Paying Agent or Registrar, as the case may be, as the Trustee, Collateral Agent and the Company shall have agreed. The Trustee’s compensation shall not be limited by any law on compensation of a trustee of an express trust. The Company shall reimburse each Indemnified Party upon request for all reasonable out-of-pocket expenses, disbursements and advances incurred or made by it in connection with the performance of its duties under, as the case may be, this Indenture or the Collateral Agreements. Such expenses, disbursements and advances shall include the reasonable fees, expenses, disbursements and advances of each of such Indemnified Party’s agents and counsel.

The Company and the Guarantors, jointly and severally, hereby indemnify each Indemnified Party and its agents, employees, stockholders and directors and officers for, and holds each of them harmless against, any loss, damage, cost, claim, liability or expense (including taxes) incurred by any of them except for such actions to the extent caused by any gross negligence or willful misconduct on the part of such Indemnified Party, arising out of or in connection with this Indenture or the Collateral Agreements or the administration of this trust, including the reasonable costs and expenses of enforcing this Indenture against the Company or any Guarantor (including this Section 7.07) and defending themselves against any claim or liability in connection with the exercise or performance of any of their rights, powers or duties hereunder or thereunder (including the reasonable fees and expenses of counsel). The Trustee shall notify the Company promptly of any claim asserted against an Indemnified Party for which such Indemnified Party has advised the Trustee that it may seek indemnity hereunder or under the Collateral Agreements. Failure by the Trustee to so notify the Company shall not relieve the Company of its obligations hereunder. At the Indemnified Party’s sole discretion, the Company shall defend the claim and the Indemnified Party shall cooperate and may participate in the defense; provided that any settlement of a claim shall be approved in writing by the Indemnified Party. Alternatively, the Indemnified Party may at its option have separate counsel of its own choosing and the Company shall pay the reasonable fees and expenses of such counsel; provided that the Company shall not be required to pay such fees and expenses if it assumes the Indemnified Party’s defense and there is no conflict of interest between the Company and the Indemnified Party in connection with such defense as reasonably determined by the Indemnified Party. The Company need not pay for any settlement made without its written consent, which consent shall not be unreasonably withheld.

To secure the Company’s and each Guarantor’s payment obligations in this Section 7.07, the Trustee shall have a Lien prior to the Notes on all money or property held or collected by the Trustee or the Collateral Agent, in its capacity as such, for any amount owing it or any predecessor Trustee, except money or property held in trust to pay principal of or interest on any particular Notes.

When an Indemnified Party incurs expenses or renders services after an Event of Default specified in Section 6.01(6) occurs, such expenses (including the reasonable fees and expenses of its counsel) and the compensation for such services are intended to constitute expenses of administration under any Bankruptcy Code.

The obligations of the Company under this Section 7.07 shall survive the satisfaction and discharge of this Indenture, the termination of the Collateral Agreements or the resignation or removal of the Trustee.

The Trustee shall comply with the provisions of TIA Section 312(b)(2) to the extent applicable.

Section 7.08. Replacement of Trustee. The Trustee may resign upon 45 days’ prior written notice to the Company. The Holders of a majority in aggregate principal amount of the outstanding Notes may remove the Trustee by so notifying the Company and the Trustee in writing and may appoint a successor Trustee. The Company, by a Board Resolution, may remove the Trustee if:

(1) the Trustee fails to comply with Section 7.10;

(2) the Trustee is adjudged bankrupt or insolvent;

(3) a receiver or other public officer takes charge of the Trustee or its property; or

(4) the Trustee becomes incapable of acting with respect to the Notes.

If the Trustee resigns or is removed or if a vacancy exists in the office of Trustee for any reason, the Company shall notify each Holder in writing of such event and shall promptly appoint a successor Trustee. Within one year after the successor Trustee takes office, the Holders of a majority in aggregate principal amount of the outstanding Notes may appoint a successor Trustee to replace the successor Trustee appointed by the Company.

A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Company and thereupon the resignation or removal of the retiring Trustee shall become effective and such successor Trustee, without any further act, deed or conveyance, shall become vested with all rights, powers, trusts, duties and obligations of the retiring Trustee and shall duly assign, transfer and deliver to such successor Trustee all property and money held by such Trustee so ceasing to act hereunder subject nevertheless to its Lien, if any, provided for in Section 7.07. Upon request of the Company or the successor Trustee, such retiring Trustee shall at the expense of the Company and upon payment of the charges of the Trustee then unpaid, execute and deliver an instrument transferring to such successor Trustee all the rights, powers and trusts of the retiring Trustee, and shall duly assign, transfer and deliver to such successor Trustee all property and money held by such retiring Trustee hereunder. Upon request of any such successor Trustee or the Holders of a majority in aggregate principal amount of the outstanding Notes, the Company shall execute any and all instruments for more fully and certainly vesting in and confirming to such successor Trustee all such rights, powers and trusts. Immediately after that, the retiring Trustee shall transfer all property held by it as Trustee to the successor Trustee, subject to the lien provided in Section 7.07, the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee under this Indenture.

If a successor Trustee does not take office within thirty (30) days after the retiring Trustee resigns or is removed, the retiring Trustee, the Company or the Holders of at least 10% in aggregate principal amount of the outstanding Notes may petition at the expense of the Company any court of competent jurisdiction at the expense of the Company for the appointment of a successor Trustee.

If the Trustee fails to comply with Section 7.10, any Holder who satisfies the requirements of TIA Section 310(b)(iii) may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

The Company shall give notice of any resignation and any removal of the Trustee and each appointment of a successor Trustee to all Holders in writing. Each notice shall include the name of the successor Trustee and the address of its Corporate Trust Office.

Notwithstanding any resignation or replacement of the Trustee pursuant to this Section 7.08, the Company’s obligations under Section 7.07 shall continue for the benefit of the retiring Trustee.

Section 7.09. Successor Trustee by Merger, Etc. If the Trustee consolidates with, merges or converts into, or transfers all or substantially all of its corporate trust business to, another Person, the resulting, surviving or transferee Person without any further act shall, if such resulting, surviving or transferee Person is otherwise eligible hereunder, be the successor Trustee; provided, however, that such Person shall be otherwise qualified and eligible under this Article Seven.

In case any Notes have been authenticated, but not delivered, by the Trustee then in office, any successor by merger, conversion or consolidation to such authenticating Trustee may adopt such authentication and deliver the Notes so authenticated with the same effect as if such successor Trustee had itself authenticated such Notes.

Section 7.10. Eligibility; Disqualification.

(a) This Indenture shall always have a Trustee who satisfies the requirements of TIA Sections 310(a)(1), (2), (3) and (5). The Trustee (or, in the case of a Trustee that is an Affiliate of a bank holding company system, the related bank holding company) shall have a combined capital and surplus of at least $50,000,000 as set forth in its most recent published annual report of condition. In addition, if the Trustee is a corporation included in a bank holding company system, the Trustee, independently of such bank holding company, shall meet the capital requirements of TIA Section 310(a)(2). The Trustee shall comply with TIA Section 310(b); provided, however, that there shall be excluded from the operation of TIA Section 310(b)(1) any indenture or indentures under which other securities, or certificates of interest or participation in other securities, of the Company are outstanding if the requirements for such exclusion set forth in TIA Section 310(b)(1) are met. The provisions of TIA Section 310 shall apply to the Company, as obligor of the Notes.

(b) If the Trustee has or acquires a conflicting interest within the meaning of the TIA, the Trustee shall either eliminate such interest or resign, to the extent and in the manner provided by, and subject to the provisions of, the TIA and this Indenture.

Section 7.11. Preferential Collection of Claims Against Company. The Trustee shall comply with TIA Section 311(a), excluding any creditor relationship listed in TIA Section 311(b). A Trustee who has resigned or been removed shall be subject to TIA Section 311(a) to the extent indicated therein.

Section 7.12. Trustee as Collateral Agent and Paying Agent. References to the Trustee in Sections 7.01(f), 7.02, 7.03, 7.04, 7.07 and 7.08 and the first paragraph of Section 7.09 shall include the Trustee in its role as Collateral Agent and Paying Agent.

Section 7.13. Co-Trustees, Co-Collateral Agent and Separate Trustees, Collateral Agent.

(a) At any time or times, for the purpose of meeting the legal requirements of any jurisdiction in which any of the Collateral may at the time be located, the Company and the Trustee shall have the power to appoint, and, upon the written request of the Trustee or of the Holders of at least 25% in principal amount of the Notes outstanding, the Company shall for such purpose join with the Trustee in the execution, delivery and performance of all instruments and agreements necessary or proper to appoint, one or more Persons approved by the Trustee either to act as co-trustee, jointly with the Trustee, of all or any part of the Collateral, to act as co-collateral agent, jointly with the Collateral Agent, or to act as separate trustees or Collateral Agent of any such property, in either case with such powers as may be provided in the instrument of appointment, and to vest in such Person or Persons in the capacity aforesaid, any property, title, right or power deemed necessary or desirable, subject to the other provisions of this Section 7.13. As of the Issue Date, the Company hereby appoints The Bank of New as the initial Collateral Agent and The Bank of New York hereby accepts such appointment and agrees to act and serve in such capacity. If the Company does not join in such appointment within fifteen (15) days after the receipt by it of a request so to do, or in case an Event of Default has occurred and is continuing, the Trustee alone shall have the power to make such appointment.

(b) Should any written instrument from the Company be required by any co-trustee, co-Collateral Agent or separate trustee or separate Collateral Agent so appointed for more fully confirming to such co-trustee or separate trustee such property, title, right or power, any and all such instruments shall, on request, be executed, acknowledged and delivered by the Company.

(c) Every co-trustee, co-collateral agent or separate trustee or separate collateral agent shall, to the extent permitted by law, but to such extent only, be appointed subject to the following terms, namely:

(i) The Notes shall be authenticated and delivered, and all rights, powers, duties and obligations hereunder in respect of the custody of securities, cash and other personal property held by, or required to be deposited or pledged with, the Trustee hereunder, shall be exercised solely, by the Trustee.

(ii) The rights, powers, duties and obligations hereby conferred or imposed upon the Trustee shall be conferred or imposed upon and exercised or performed by the Trustee or by the Trustee and such co-trustee or separate trustee, or by the Collateral Agent and such co-Collateral Agent or separate Collateral Agent, jointly as shall be provided in the instrument appointing such co-trustee or separate trustee or co-Collateral Agent or separate Collateral Agent, except to the extent that under any law of any jurisdiction in which any particular act is to be performed, the Trustee shall be incompetent or unqualified to perform such act, in which event such rights, powers, duties and obligations shall be exercised and performed by such co-trustee or separate trustee, Collateral Agent or co-Collateral Agent or separate Collateral Agent.

(iii) The Trustee at any time, by an instrument in writing executed by it, with the concurrence of the Company evidenced by a Board Resolution, may accept the resignation of or remove any co-trustee or separate trustee appointed under this Section 7.13, and, in case an Event of Default has occurred and is continuing, the Trustee shall have power to accept the resignation of, or remove, any such co-trustee, co-collateral agent, separate trustee or separate collateral agent without the concurrence of the Company. Upon the written request of the Trustee, the Company shall join with the Trustee in the execution, delivery and performance of all instruments and agreements necessary or proper to effectuate such resignation or removal. A successor to any co-trustee, co-collateral agent, separate trustee or separate collateral agent so resigned or removed may be appointed in the manner provided in this Section 7.13.

(iv) No co-trustee, co-collateral agent, separate trustee or separate collateral agent hereunder shall be personally liable by reason of any act or omission of the Trustee or the Collateral Agent, or any, other such trustee or collateral agent hereunder.

(v) Any act of Holders delivered to the Trustee shall be deemed to have been delivered to each such co-trustee or separate trustee and any act of Holders delivered to the Collateral Agent shall be deemed to have been delivered to each such co-collateral agent or separate collateral agent.

ARTICLE EIGHT

Satisfaction and Discharge of Indenture

Section 8.01. Legal Defeasance and Covenant Defeasance.

(a) The Company may, at its option and at any time, elect to have either paragraph (b) or paragraph (c) below be applied to the outstanding Notes upon compliance with the applicable conditions set forth in paragraph (d).

(b) Upon the Company’s exercise under paragraph (a) of the option applicable to this paragraph (b), the Company and the Guarantors shall be deemed to have been released and discharged from their obligations with respect to the outstanding Notes, the Guarantees and the Collateral Agreements on the date the applicable conditions set forth below are satisfied (hereinafter, “Legal Defeasance”). For this purpose, such Legal Defeasance means that the Company shall be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes, which shall thereafter be deemed to be “outstanding” only for the purposes of the Sections and matters under this Indenture referred to in clause (i) and (ii) below, and the Company and the Guarantors shall be deemed to have satisfied all their other obligations under such Notes and this Indenture, the Guarantees and the Collateral Agreements, except for the following which shall survive until otherwise terminated or discharged hereunder: (i) the rights of Holders of outstanding Notes to receive solely from the trust fund described in paragraph (d) below and as more fully set forth in such paragraph payments in respect of the principal of, and premium, if any, interest and Additional Interest, if any, on, such Notes when such payments are due, (ii) obligations listed in Section 8.03, subject to compliance with this Section 8.01 and (iii) the rights, powers, trust, duties and immunities of the Trustee and the Company’s obligations in connection therewith. The Company may exercise its option under this paragraph (b) notwithstanding the prior exercise of its option under paragraph (c) below with respect to the Notes.

(c) Upon the Company’s exercise under paragraph (a) of the option applicable to this paragraph (c), the Company and its Restricted Subsidiaries shall be released and discharged from their obligations under any covenant contained in Sections 4.05 and 4.08, Sections 4.10 through 4.26 (provided that the release and discharge of the Company’s obligations under Section 4.26 shall in no way relieve the Company of its obligation to pay any Additional Interest when due and payable) and clause (2) of the first paragraph of Section 5.01 with respect to the outstanding Notes on and after the date the conditions set forth below are satisfied (hereinafter, “Covenant Defeasance”), and the Notes shall thereafter be deemed to be not “outstanding” for the purpose of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but shall continue to be deemed “outstanding” for all other purposes hereunder (it being understood that such Notes shall not be deemed outstanding for accounting purposes). For this purpose, such Covenant Defeasance means that, with respect to the outstanding Notes and the

Guarantees, the Company may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply shall not constitute a Default or an Event of Default under Section 6.01, but, except as specified above, the remainder of this Indenture and such Notes shall be unaffected thereby. In addition, upon the Company’s exercise under paragraph (a) hereof of the option applicable to this paragraph (c), subject to the satisfaction of the conditions set forth in paragraph (d) below, Section 6.01(3) (solely as such Section 6.01(3) pertains to Sections 4.05 and 4.08, Sections 4.10 through 4.26 (provided that the release and discharge of the Company’s obligations under Section 4.26 shall in no way relieve the Company of its obligation to pay any Additional Interest when due and payable) and clause (2) of the first paragraph of Section 5.01), 6.01(4), 6.01(5), 6.01(8), 6.01(9) and 6.01(10) shall not constitute Events of Default.

(d) The following shall be the conditions to application of either paragraph (b) or paragraph (c) above to the outstanding Notes:

(1) the Company shall have irrevocably deposited with the Trustee, in trust, for the benefit of the Holders, U.S. Legal Tender or non-callable U.S. Government Obligations or a combination thereof, in such amounts and at such times as are sufficient, in the opinion of a nationally-recognized firm of independent public accountants, to pay the principal of, and premium, if any, interest and Additional Interest, if any, on, the outstanding Notes on the stated dates for payment or redemption, as the case may be;

(2) in the case of Legal Defeasance, the Company shall have delivered to the Trustee an Opinion of Counsel in the United States reasonably acceptable to the Trustee confirming that:

(a) the Company has received from, or there has been published by, the Internal Revenue Service a ruling; or

(b) since the date of this Indenture, there has been a change in the applicable federal income tax law,

in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the Holders will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an Opinion of Counsel in the United States reasonably acceptable to the Trustee confirming that the Holders will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default or Event of Default shall have occurred and be continuing on the date of such deposit pursuant to clause (1) of this paragraph (except such Default or Event of Default resulting from the failure to comply with Section 4.12 or Section 4.16 as a result of the borrowing of funds required to effect such deposit) or insofar as Defaults or Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of such deposit;

(5) such Legal Defeasance or Covenant Defeasance shall not result in a breach of, or constitute a default under any other material agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound;

(6) the Company shall have delivered to the Trustee an Officers’ Certificate stating that the deposit was not made by the Company with the intent of preferring the Holders over any other creditors of the Company or with the intent of defeating, hindering, delaying or defrauding any other creditors of the Company or others;

(7) the Company shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance have been complied with; and

(8) The Company shall have delivered to the Trustee an Opinion of Counsel (subject to customary qualifications and exclusions) to the effect that the trust resulting from the deposit does not constitute, or is qualified as, a regulated investment company under the Investment Company Act of 1940.

Notwithstanding the foregoing, the Opinion of Counsel required by Section 8.01(d)(2) above with respect to a Legal Defeasance need not be delivered if all Notes not theretofore delivered to the Trustee for cancellation (1) have become due and payable or (2) shall become due and payable on the maturity date within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company.

In the event all or any portion of the Notes are to be redeemed through such irrevocable trust, the Company must make arrangements reasonably satisfactory to the Trustee, at the time of such deposit, for the giving of the notice of such redemption or redemptions by the Trustee in the name and at the expense of the Company.

Section 8.02. Satisfaction and Discharge. In addition to the Company’s rights under Section 8.01, this Indenture (subject to Section 8.03) and all Liens on Collateral will be discharged and will cease to be of further effect as to all outstanding Notes, when:

(1) either:

First: all the Notes theretofore authenticated and delivered (except lost, stolen or destroyed Notes which have been replaced or paid as provided in Section 2.07 and Notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust) have been delivered to the Trustee for cancellation; or

Second: all Notes not theretofore delivered to the Trustee for cancellation (i) have become due and payable, (ii) will become due and payable at their stated maturity within one year or (iii) are to be called for redemption within one year under arrangements reasonably satisfactory to the Trustee, and the Company has irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire Indebtedness on the Notes not theretofore delivered to the Trustee for cancellation, for principal of, and premium, if any, interest and Additional Interest, if any, on, the Notes to the date of such stated maturity or redemption, as the case may be, together with irrevocable instructions from the Company directing the Trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be;

(2) the Company has paid all other sums payable by the Company under this Indenture and the Collateral Agreements; and

(3) the Company has delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel stating that all conditions precedent under this Indenture relating to the satisfaction and discharge of this Indenture have been complied with.

Section 8.03. Survival of Certain Obligations. Notwithstanding the satisfaction and discharge of this Indenture and of the Notes referred to in Section 8.01 or 8.02, the respective obligations of the Company and the Trustee under Sections 2.02, 2.03, 2.04, 2.05, 2.06, 2.07, 2.10, 2.13, 4.01, 4.02 and 6.07, Article Seven and Sections 8.05, 8.06 and 8.07 shall survive until the Notes are no longer outstanding, and thereafter the obligations of the Company and the Trustee under Sections 7.07, 8.05, 8.06 and 8.07 shall survive.

Section 8.04. Acknowledgment of Discharge by Trustee. Subject to Section 8.07, after (i) the conditions of Section 8.01 or 8.02 have been satisfied, (ii) the Company has paid or caused to be paid all other sums payable hereunder by the Company and (iii) the Company has delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent referred to in clause (i) above relating to the satisfaction and discharge of this Indenture have been complied with, the Trustee upon written request shall acknowledge in writing the discharge of the Company’s obligations under this Indenture except for those surviving obligations specified in Section 8.03.

Section 8.05. Application of Trust Moneys. The Trustee shall hold any U.S. Legal Tender or U.S. Government Obligations deposited with it in the irrevocable trust established pursuant to Section 8.01. The Trustee shall apply the deposited U.S. Legal Tender or the U.S. Government Obligations, together with earnings thereon, through the Paying Agent, in accordance with this Indenture and the terms of the irrevocable trust agreement established pursuant to Section 8.01, to the payment of principal of, premium, if any, and interest (including Additional Interest, if any) on the Notes. Anything in this Article Eight to the contrary notwithstanding, the Trustee shall deliver or pay to the Company from time to time upon the Company’s request any U.S. Legal Tender or U.S. Government Obligations held by it as provided in Section 8.01(d) which, in the opinion of a nationally-recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee, are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance.

Section 8.06. Repayment to the Company; Unclaimed Money. Subject to Sections 7.07, 8.01 and 8.02, the Trustee and the Paying Agent shall promptly pay to the Company upon written request from the Company any excess U.S. Legal Tender or U.S. Government Obligations held by them at any time. The Trustee and the Paying Agent shall pay to the Company, upon receipt by the Trustee or the Paying Agent, as the case may be, of a written request from the Company any money held by it for the payment of principal, premium, if any, or interest that remains unclaimed for two years after payment to the Holders is required, without interest thereon; provided, however, that the Trustee and the Paying Agent before being required to make any payment may, but need not, at the expense of the Company cause to be published once in a newspaper of general circulation in The City of New York or mail to each Holder entitled to such money notice that such money remains unclaimed and that after a date specified therein, which shall be at least thirty (30) days from the date of such publication or mailing, any unclaimed balance of such money then remaining shall be repaid to the Company, without interest thereon. After payment to the Company, Holders entitled to money must look solely to the Company for payment as general creditors unless an applicable abandoned property law designated another Person, and all liability of the Trustee or Paying Agent with respect to such money shall thereupon cease.

Section 8.07. Reinstatement. If the Trustee or Paying Agent is unable to apply any U.S. Legal Tender or U.S. Government Obligations in accordance with Section 8.01 or 8.02 by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Company’s and each Guarantor’s obligations under this Indenture, the Collateral Agreements, the Guarantees and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 8.01 or 8.02 until such time as the Trustee or Paying Agent is permitted to apply all such U.S. Legal Tender or U.S. Government Obligations in accordance with Section 8.01 or 8.02; provided, however, that if the Company has made any payment of premium, if any, or interest on or principal of any Notes because of the reinstatement of its obligations, the Company shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money or U.S. Government Obligations held by the Trustee or Paying Agent.

Section 8.08. Indemnity for Government Obligations. The Company shall pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the U.S. Government Obligations deposited pursuant to Section 8.01 or Section 8.02 or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders.

ARTICLE NINE

Amendments, Supplements and Waivers

Section 9.01. Without Consent of Holders. From time to time, the Company, the Guarantors, the Trustee and, if such amendment, modification, waiver or supplement relates to any Collateral Agreement, the Collateral Agent, without the consent of the Holders, may amend, modify or supplement this Indenture, the Notes, the Guarantees and the Collateral Agreements:

(1) to cure any ambiguity, defect or inconsistency contained therein;

(2) to provide for uncertificated Notes in addition to or in place of certificated Notes;

(3) to provide for the assumption of the Company’s or a Guarantor’s obligations to Holders in accordance with Section 5.01 or Section 10.04, as the case may be;

(4) to make any change that would provide any additional rights or benefits to the Holders or that does not adversely affect the legal rights of any such Holder under this Indenture, the Notes, the Guarantees or the Collateral Agreements;

(5) to comply with requirements of the Commission in order to effect or maintain the qualification of this Indenture under the TIA;

(6) to conform the text of this Indenture, the Notes, the Guarantees, or the Collateral Agreements to any provision of the “Description of Notes” in the Offering Circular to the extent that such provision was intended to be a verbatim recitation of a provision of this Indenture, the Notes, the Guarantees or the Collateral Agreements;

(7) if necessary, in connection with any addition or release of Collateral permitted under the terms of this Indenture or the Collateral Agreements;

(8) to allow any Subsidiary or any other Person to guarantee the Notes;

(9) to release a Guarantor as permitted by this Indenture and the relevant Guarantee; or

(10) to release Collateral as permitted under the terms of this Indenture or the Collateral Agreements.

Notwithstanding the foregoing, in formulating its opinion in regards to this Section 9.01 the Trustee or the Collateral Agent, as applicable, is entitled to rely on such evidence as it deems appropriate, including, without limitation, solely on an Opinion of Counsel.

Section 9.02. With Consent of Holders. Subject to Section 6.07, the Company, the Guarantors and the Trustee or the Collateral Agent, as applicable, together, with the written consent of the Holder or Holders of a majority in aggregate principal amount of the then outstanding Notes (subject to Section 2.09), may amend, modify or supplement this Indenture, the Notes, the Guarantees, the Registration Rights Agreement and the Collateral Agreements without notice to any other Holders. Subject to Section 6.07 and Section 2.09, the Holder or Holders of a majority in aggregate principal amount of the then outstanding Notes may waive compliance by the Company with any provision of this Indenture, the Collateral Agreements or the Notes without notice to any other Holder. However, no such amendment, modification, supplement or waiver, including a waiver pursuant to Section 6.04, may without the consent of:

(a) each Holder affected thereby,:

(1) reduce amount of Notes whose Holders must consent to an amendment, supplement, modification or waiver of any provision of this Indenture, the Notes, the Guarantees or the Collateral Agreements;

(2) reduce the rate of or change or have the effect of changing the time for payment of interest, including defaulted interest, or Additional Interest on any Notes;

(3) reduce the principal of or change or have the effect of changing the fixed maturity of any Notes, or change the date on which any Notes may be subject to redemption or reduce the redemption price therefor;

(4) make any Notes payable in money other than that stated in the Notes;

(5) make any change in provisions of this Indenture protecting the right of each Holder to receive payment of principal of, or premium, if any, interest and Additional Interest, if any, on, such Note on or after the due date thereof or to bring suit to enforce such payment, or permitting Holders of a majority in principal amount of Notes to waive Defaults or Events of Default;

(6) amend, change or modify in any material respect the obligation of the Company to make and consummate a Change of Control Offer after the occurrence of a Change of Control or make and consummate a Net Proceeds Offer with respect to any Asset Sale that has been consummated or modify any of the provisions or definitions with respect thereto;

(7) subordinate the Notes or any Guarantee in right of payment to secure, any other Indebtedness of the Company or any Guarantor;

(8) release any Guarantor from any of its obligations under its Guarantee or this Indenture otherwise than in accordance with the terms of this Indenture; or

(9) make any change to Section 9.01 or this Section 9.02; and

(b) the Holders holding at least 75% in aggregate principal amount of the Notes, release all or substantially all of the Collateral otherwise than in accordance with the terms of this Indenture and the Collateral Agreements.

It shall not be necessary for the consent of the Holders under this Section 9.02 to approve the particular form of any proposed amendment, supplement or waiver, but it shall be sufficient if such consent approves the substance thereof.

After an amendment, supplement or waiver under this Section 9.02 becomes effective, the Company shall mail to the Holders affected thereby a notice briefly describing the amendment, supplement or waiver. Any failure of the Company to mail such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such supplemental indenture.

Section 9.03. Compliance with TIA. Every amendment, waiver or supplement of this Indenture, the Notes, the Collateral Agreements or the Guarantees shall comply with the TIA as then in effect.

Section 9.04. Revocation and Effect of Consents. Until an amendment, waiver or supplement becomes effective, a consent to it by a Holder is a continuing consent by the Holder and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent is not made on any Note. Subject to the following paragraph, any such Holder or subsequent Holder may revoke the consent as to such Holder’s Note or portion of such Note by written notice to the Trustee and the Company received before the date on which the Trustee, and if such amendment, waiver or supplement relates to any Collateral Agreement, the Collateral Agent, receives an Officers’ Certificate certifying that the Holders of the requisite principal amount of Notes have consented (and not theretofore revoked such consent) to the amendment, supplement or waiver.

The Company may, but shall not be obligated to, fix a record date for the purpose of determining the Holders entitled to consent to any amendment, supplement or waiver, which record date shall be either (i) at least thirty (30) days prior to the first solicitation of such consent or (ii) the date of the most recent list furnished to the Trustee under Section 2.05. If a record date is fixed, then notwithstanding the last sentence of the immediately preceding paragraph, those Persons who were Holders at such record date (or their duly designated proxies), and only those Persons, shall be entitled to revoke any consent previously given, whether or not such Persons continue to be Holders after such record date. No such consent shall be valid or effective for more than ninety (90) days after such record date.

After an amendment, supplement or waiver becomes effective, it shall bind every Holder unless it makes a change described in any clauses of Section 9.02, in which case, the amendment, supplement or waiver shall bind only each Holder of a Note who has consented to it and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting

Holder’s Note; provided that any such waiver shall not impair or affect the right of any Holder to receive payment of principal of, premium, if any, and interest on a Note, on or after the respective due dates expressed in such Note, or to bring suit for the enforcement of any such payment on or after such respective dates without the consent of such Holder.

Section 9.05. Notation on or Exchange of Notes. If an amendment, supplement or waiver changes the terms of a Note, the Trustee may require the Holder of the Note to deliver the Note to the Trustee. The Trustee at the written direction of the Company may place an appropriate notation on the Note about the changed terms and return it to the Holder and the Trustee may place an appropriate notation on any Note thereafter authenticated. Alternatively, if the Company or the Trustee so determines, the Company in exchange for the Note shall issue and the Trustee shall authenticate a new Note that reflects the changed terms. Failure to make an appropriate notation, or issue a new Note, shall not affect the validity and effect of such amendment, supplement or waiver. Any such notation or exchange shall be made at the sole cost and expense of the Company. Failure to make the appropriate notation or issue a new Note shall not effect the validity and effect of such amendment, supplement or waiver.

Section 9.06. Trustee to Sign Amendments, Etc. The Trustee and/or the Collateral Agent, as applicable, shall execute any amendment, supplement or waiver authorized pursuant to this Article Nine; provided that the Trustee or the Collateral Agent, as the case may be, may, but shall not be obligated to, execute any such amendment, supplement or waiver which adversely affects the rights, duties or immunities of the Trustee or the Collateral Agent, as the case may be, under this Indenture or any Collateral Agreement. The Trustee or the Collateral Agent, as the case may be, shall be provided with, and shall be fully protected in relying upon, an Opinion of Counsel and an Officers’ Certificate each stating that the execution of any amendment, supplement or waiver authorized pursuant to this Article Nine is authorized or permitted by this Indenture. Such Opinion of Counsel shall also state that the amendment or supplement is a valid and enforceable obligation of the Company. Such Opinion of Counsel shall not be an expense of the Trustee or the Collateral Agent, as the case may be, and shall be paid for by the Company.

Section 9.07. Conformity with Trust Indenture Act. Every supplemental indenture executed pursuant to this Article Nine shall conform to the requirements of the TIA as then in effect.

ARTICLE TEN

Guarantee

Section 10.01. Guarantee. Each Guarantor hereby fully, irrevocably and unconditionally, jointly and severally, unconditionally and irrevocably guarantees (such guarantee to be referred to herein as the “Guarantee”), to each of the Holders and to the Trustee and the Collateral Agent and their respective successors and assigns that (i) the principal of, premium, if any and interest on the Notes shall be promptly paid in full when due, subject to any applicable grace period, whether upon redemption pursuant to the terms of the Notes, by acceleration or otherwise, and interest on the overdue principal (including interest accruing at the then applicable rate provided in this Indenture, the Notes, the Guarantees and the Collateral Agreements after the occurrence of any Event of Default set forth in Sections 6.01(6) or (7), whether or not a claim for post-filing or post-petition interest is allowed under applicable law following the institution of a proceeding under bankruptcy, insolvency or similar laws), if any, and interest on any interest, if any, to the extent lawful, of the Notes and all other obligations of the Company to the Holders, the Trustee and the Collateral Agent hereunder, thereunder or under any Collateral Agreement shall be promptly paid in full or performed, all in accordance with the terms hereof, thereof and of the Collateral Agreements; and (ii) in case of any extension of time of payment or renewal of any of the Notes or of any such other obligations, the same shall be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, subject to any applicable grace period, whether at stated maturity, by acceleration or otherwise, subject, however, in the case of clauses (i) and (ii) above, to the limitations set forth in Section 10.03. The Guarantee of each Guarantor shall rank senior in right of payment to all existing and future subordinated Indebtedness of such Guarantor and equal in right of payment with all other existing and future senior obligations of such Guarantor, including borrowings or guarantees of borrowings under the Credit Agreement. Each Guarantor hereby agrees that its obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of the Notes, this Indenture or any Collateral Agreement, the absence of any action to enforce the same, any waiver or consent by any of the Holders with respect to any provisions hereof or thereof, any release of any other Guarantor, the recovery of any judgment against the Company, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a Guarantor. Each Guarantor hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Company, any right to require a proceeding first against the Company, protest, notice and all demands whatsoever and covenants that this Guarantee shall not be discharged except by complete performance of the obligations contained in the Notes, this Indenture and in this Guarantee. Each Guarantor may consolidate with or merge into or sell its assets to the Company or another Guarantor without limitation in accordance with Sections 5.01 and 4.16. If any Holder or the Trustee is required by any court or otherwise to return to the Company, any Guarantor, or any custodian, trustee, liquidator or other similar official acting in relation to the Company or any Guarantor, any amount paid by the Company or any Guarantor to the Trustee, the Collateral Agent or such Holder, this Guarantee, to the extent theretofore discharged, shall be reinstated in full force and effect. Each Guarantor further agrees that, as between each Guarantor, on the one hand, and the Holders, the Collateral Agent and the Trustee, on the other hand, (x) the maturity of the obligations guaranteed hereby may be accelerated as provided in Article Six for the purposes of this Guarantee notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (y) in the event of any acceleration of such obligations as provided in Article Six, such obligations (whether or not due and payable) shall forthwith become due and payable by each Guarantor for the purpose of this Guarantee.

Section 10.02. Release of a Guarantor. A Guarantor will be released from its Guarantee and the Collateral Agreements (and may subsequently dissolve) without any action required on the part of the Trustee or any Holder:

(1) if (a) all of the Capital Stock issued by such Guarantor or all or substantially all of the assets of such Guarantor are sold or otherwise disposed of (including by way of merger or consolidation) to a Person other than the Company or any of its Domestic Restricted Subsidiaries or (b) such Guarantor ceases to be a Restricted Subsidiary, and the Company otherwise complies, to the extent applicable, with Section 4.16, or

(2) if the Company designates such Guarantor as an Unrestricted Subsidiary in accordance with the definition thereof, or

(3) if the Company exercises its Legal Defeasance option or its Covenant Defeasance option as described in Section 8.01, or

(4) upon satisfaction and discharge of this Indenture or payment in full of the principal of, and premium, if any, and accrued and unpaid interest and Additional Interest, if any, on, the Notes and all other Obligations that are then due and payable.

The Trustee shall promptly deliver an appropriate instrument evidencing such release upon receipt of a request by the Company accompanied by an Officers’ Certificate certifying as to the compliance with this Section 10.02. At the Company’s request and expense, the Trustee will execute and deliver an instrument evidencing such release. Any Guarantor not so released remains liable for the full amount of its Guarantee as provided in this Article Ten.

Section 10.03. Limitation of Guarantor’s Liability. Each Guarantor and, by its acceptance hereof, each of the Holders hereby confirms that it is the intention of all such parties that the guarantee by such Guarantor pursuant to its Guarantee not constitute a fraudulent transfer or conveyance for purposes of any Bankruptcy Code, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar Federal or state law. To effectuate the foregoing intention, the Holders and such Guarantor hereby irrevocably agree that the obligations of such Guarantor under the Guarantee shall be limited to the maximum amount as shall, after giving effect to all other contingent and fixed liabilities of such Guarantor and after giving effect to any collections from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under its Guarantee or pursuant to Section 10.05, result in the obligations of such Guarantor under the Guarantee not constituting such fraudulent transfer or conveyance. The net worth of any Guarantor for such purpose shall include any claim of such Guarantor against the Company for reimbursement and any claim against any other Guarantor for contribution.

Section 10.04. Guarantors May Consolidate, etc., on Certain Terms. Each Guarantor (other than any Guarantor whose Guarantee is to be released in accordance with the terms of the Guarantee and this Indenture in connection with any transaction complying with Section 4.16) will not, and the Company will not cause or permit any Guarantor to, consolidate with or merge with or into any Person other than the Company or any other Guarantor unless:

(1) the entity formed by or surviving any such consolidation or merger (if other than the Guarantor) or to which such sale, lease, conveyance or other disposition shall have been made is a corporation organized and existing under the laws of the United States or any State thereof or the District of Columbia;

(2) such entity assumes by (i) supplemental indenture (in form and substance reasonably satisfactory to the Trustee), executed and delivered to the Trustee, all of the obligations of the Guarantor under the Guarantee and the performance of every covenant of the Guarantee and this Indenture (ii) amendment, supplement or other instrument (in form and substance satisfactory to the Trustee and the Collateral Agent) executed and delivered to the Trustee and the Collateral Agent, all obligations of the Guarantor under the Collateral Agreements and in connection therewith shall cause such instruments to be filed and recorded in such jurisdictions and take such other actions as may be required by applicable law to perfect or continue the perfection of the Lien created under the Collateral Agreements on the Collateral owned by or transferred to the surviving entity; and

(3) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing.

Notwithstanding the foregoing, any merger or consolidation of (i) a Guarantor with and into the Company (with the Company being the surviving entity) or another Guarantor or (ii) a Guarantor or the Company with an Affiliate organized solely for the purpose of reincorporating such Guarantor or the Company in another jurisdiction in the United States or any state thereof or the District of Columbia need only comply with (A) clause (4) the first paragraph of Section 5.01 and (B)(x) in the case of a merger or consolidation involving the Company as described in clause (ii) above, clause (1)(b)(y) of the first paragraph of Section 5.01 and (y) in the case of a merger or consolidation involving the Guarantor as described in clause (ii), clause (2) of the first paragraph of this Section 10.04.

Section 10.05. Contribution. In order to provide for just and equitable contribution among the Guarantors, the Guarantors agree, inter se, that each Guarantor that makes a payment or distribution under a Guarantee shall be entitled to a pro rata contribution from each other Guarantor hereunder based on the net assets of each other Guarantor. The preceding sentence shall in no way affect the rights of the Holders of Notes to the benefits of this Indenture, the Notes or the Guarantees.

Section 10.06. Waiver of Subrogation. Each Guarantor agrees that it shall not be entitled to any right of subrogation in relation to the Holders in respect of any obligations guaranteed hereby until payment in full of all obligations guaranteed hereby.

Section 10.07. Evidence of Guarantee. To evidence their guarantees to the Holders set forth in this Article Ten, each of the Guarantors hereby agrees to execute the notation of Guarantee in substantially the form included in the Notes attached as Exhibits A and B. Each such notation of Guarantee shall be signed on behalf of each Guarantor by an Officer or an assistant Secretary. An Officer (who shall, in each case, have been duly authorized by all requisite corporate actions) of the Guarantors shall execute the Guarantees by manual or facsimile signature.

If an Officer whose signature is on a Note was an Officer at the time of such execution but no longer holds that office or position at the time the Trustee authenticates such Note, such Note shall nevertheless be valid.

Each Guarantor hereby agrees that its Guarantee set forth in Section 10.01 shall remain in full force and effect notwithstanding any failure to endorse on each Note a notation of such Guarantee.

If an Officer or assistant Secretary whose signature is on this Indenture or on the Guarantee no longer holds that office at the time the Trustee authenticates the Note on which a Guarantee is endorsed, the Guarantee shall be valid nevertheless.

The delivery of any Note by the Trustee, after the authentication thereof hereunder, shall constitute due delivery of the Guarantee set forth in this Indenture on behalf of the Guarantors.

Section 10.08. Waiver of Stay, Extension or Usury Laws. Each Guarantor covenants to the extent permitted by law that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay or extension law or any usury law or other law that would prohibit or forgive such Guarantor from performing its Guarantee as contemplated herein, wherever enacted, now or at any time hereafter in force, or which may affect the covenants or the performance of this Guarantee; and each Guarantor hereby expressly waives to the extent permitted by law all benefit or advantage of any such law, and covenants that it shall not hinder, delay or impede the execution of any power herein granted to the Trustee, but shall suffer and permit the execution of every such power as though no such law had been enacted.

ARTICLE ELEVEN

Miscellaneous

Section 11.01. Trust Indenture Act Controls. If any provision of this Indenture limits, qualifies, or conflicts with another provision which is required to be included in this Indenture by the TIA, the required provision shall control. Any provision of the TIA which is required to be included in a qualified Indenture, but not expressly included herein, shall be deemed to be included by this reference.

Section 11.02. Notices. Any notices or other communications required or permitted hereunder shall be in writing, and shall be sufficiently given if made by hand delivery, by telex, by telecopier, by overnight courier or registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

if to the Company:

Dune Energy, Inc.

3050 Post Oak Boulevard

Suite 695

Houston, Texas 77056

Attention:

Facsimile Number:

if to the Trustee:

The Bank of New York

101 Barclay Street, 8W

New York, New York 10286

Attn: Corporate Trust Administration

Facsimile Number: (212) 815-5707

if to the Collateral Agent:

The Bank of New York

101 Barclay Street, 8W

New York, New York 10286

Attn: Corporate Trust Administration

Facsimile Number: (212) 815-5707

Each of the Company and the Trustee by written notice to each other may designate additional or different addresses for notices to such Person. Any notice or communication to the Company or the Trustee shall be deemed to have been given or made as of the date so delivered if personally delivered; when answered back, if telexed; when receipt is acknowledged, if faxed; one (1) Business Day after mailing if sent by overnight courier; and five (5) calendar days after mailing if sent by registered or certified mail, postage prepaid (except that a notice of change of address or a notice sent by mail to the Trustee shall not be deemed to have been given until actually received by the addressee).

Any notice or communication mailed to a Holder shall be mailed to such Holder by first class mail or other equivalent means at such Holder’s address as it appears on the registration books of the Registrar and shall be sufficiently given to such Holder if so mailed within the time prescribed.

Failure to mail a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders. If a notice or communication is mailed in the manner provided above, it is duly given, whether or not the addressee receives it.

Section 11.03. Communications by Holders with Other Holders. Holders may communicate pursuant to TIA Section 312(b) with other Holders with respect to their rights under this Indenture, any Collateral Agreement, any Guarantee or the Notes. The Company, the Trustee, the Collateral Agent, the Registrar and any other Person shall have the protection of TIA Section 312(c).

Section 11.04. Certificate and Opinion as to Conditions Precedent. Upon any request or application by the Company or any Guarantor to the Trustee or the Collateral Agent, as the case may be, to take any action under this Indenture or any Collateral Agreement, the Company shall furnish to the Trustee or the Collateral Agent, as the case may be, upon request:

(a) an Officers’ Certificate, in form and substance reasonably satisfactory to the Trustee or the Collateral Agent, as the case may be, stating that, in the opinion of the signers, all conditions precedent to be performed by the Company or the applicable Guarantor (as the case may be), if any, provided for in this Indenture, any Collateral Agreement, the Notes or the Guarantees relating to the proposed action have been complied with; and

(b) an Opinion of Counsel stating that, in the opinion of such counsel, all such conditions precedent to be performed by the Company or the applicable Guarantor (as the case may be), if any, provided for in this Indenture relating to the proposed action have been complied with.

Section 11.05. Statements Required in Certificate or Opinion. Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture or any Collateral Agreement, other than the Officers’ Certificate required by Section 4.06, shall include:

(1) a statement that the Person making such certificate or opinion has read such covenant or condition;

(2) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(3) a statement that, in the opinion of such Person, he has made such examination or investigation as is reasonably necessary to enable him to express an informed opinion as to whether or not such covenant or condition has been complied with; and

(4) a statement as to whether or not, in the opinion of each such Person, such condition or covenant has been complied with.

Section 11.06. Rules by Trustee, Paying Agent, Registrar. The Trustee may make reasonable rules in accordance with the Trustee’s customary practices for action by or at a meeting of Holders. The Paying Agent or Registrar may make reasonable rules for its functions.

Section 11.07. Legal Holidays. A “Legal Holiday” used with respect to a particular place of payment is a Saturday, a Sunday or a day on which banking institutions in New York, New York at such place of payment are not required to be open. If a payment date is a Legal Holiday at such place, payment may be made at such place on the next succeeding day that is not a Legal Holiday, and no interest shall accrue for the intervening period.

Section 11.08. Governing Law. THIS INDENTURE, THE NOTES, THE GUARANTEES AND THE COLLATERAL AGREEMENTS (OTHER THAN THE MORTGAGES) SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, AS APPLIED TO CONTRACTS MADE AND PERFORMED WITHIN THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS. EACH OF THE PARTIES HERETO AGREES TO SUBMIT TO THE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE NOTES, THE GUARANTEES, THE COLLATERAL AGREEMENTS (OTHER THAN THE MORTGAGES) OR THE TRANSACTIONS CONTEMPLATED BY THIS INDENTURE.

Section 11.09. No Adverse Interpretation of Other Agreements. This Indenture may not be used to interpret another indenture, loan or debt agreement of the Company or any of its Subsidiaries. Any such indenture, loan or debt agreement may not be used to interpret this Indenture.

Section 11.10. No Recourse Against Others. No affiliate, director, officer, employee, incorporator or holder of any equity interests in the Company or any direct or indirect parent corporation of the Company, as such, will have any liability for any obligations of the Company under the Notes or this Indenture, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The parties hereto acknowledge that such waiver may not be effective to waive liabilities under the federal securities laws.

Section 11.11. Successors. All agreements of the Company and the Guarantors in this Indenture, the Notes, and the Guarantees shall bind their successors. All agreements of the Trustee and the Collateral Agent in this Indenture shall bind their respective successors.

Section 11.12. Duplicate Originals. All parties may sign any number of copies of this Indenture. Each signed copy shall be an original, but all of them together shall represent the same agreement.

Section 11.13. Severability. In case any one or more of the provisions in this Indenture, the Notes or in the Guarantees shall be held invalid, illegal or unenforceable, in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions shall not in any way be affected or impaired thereby, it being intended that all of the provisions hereof shall be enforceable to the full extent permitted by law.

Section 11.14. Waiver of Jury Trial. EACH OF THE COMPANY, THE GUARANTORS, THE TRUSTEE, THE COLLATERAL AGENT, AND BY ITS ACCEPTANCE THEREOF, EACH HOLDER OF A NOTE, HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING OUT OF OR IN CONNECTION WITH THIS INDENTURE, THE COLLATERAL AGREEMENTS, THE NOTES, THE GUARANTEES OR THE TRANSACTIONS CONTEMPLATED BY THIS INDENTURE.

Section 11.15. Force Majeure. In no event shall the Trustee be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation, strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services; it being understood that the Trustee shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

ARTICLE TWELVE

Agreement to Subordinate Security Interests; Security

Section 12.01. Grant of Security Interest.

(a) To secure the due and punctual payment of the principal of, premium, if any, and interest on the Notes and amounts due hereunder and under the Guarantees when and as the same shall be due and payable, whether on an Interest Payment Date, at maturity, by acceleration, purchase, repurchase, redemption or otherwise, and interest on the overdue principal of, premium, if any, and interest (to the extent permitted by law), if any, on the Notes and the performance of all other Obligations of the Company and the Guarantors to the Holders, the Collateral Agent or the Trustee under this Indenture, the Collateral Agreements, the Guarantees and the Notes, the Company and the Guarantors hereby covenant to cause the Collateral Agreements to be executed and delivered concurrently with this Indenture. The Collateral Agreements shall provide for the grant by the Company and Guarantors party thereto to the Collateral Agent security interests in the Collateral.

(b) Each Holder, by its acceptance of a Note, consents and agrees to the terms of each Collateral Agreement, as the same may be in effect or may be amended from time to time in accordance with their respective terms, and authorizes and directs the Collateral Agent to enter into this Indenture and the Collateral Agreements and to perform its obligations and exercise its rights thereunder in accordance therewith. The Company shall, and shall cause each of its Domestic Restricted Subsidiaries to, do or cause to be done, at its sole cost and expense, all such actions and things as may be required by the provisions of the Collateral Agreements, to assure and confirm to the Collateral Agent the security interests in the Collateral contemplated by the Collateral Agreements, as from time to time constituted, so as to render the same available for the security and benefit of this Indenture and of the Notes and Guarantees secured hereby, according to the intent and purpose herein and therein expressed and subject to the Intercreditor Agreements, including taking all commercially reasonable actions required or as may be reasonably requested by the Collateral Agent to cause the Collateral Agreements to create and maintain, as security for the Obligations contained in this Indenture, the Notes, the Collateral Agreements and the Guarantees valid and enforceable, perfected (to the extent required therein) security interests in and on all the Collateral, in favor of the Collateral Agent, superior to and prior to the rights of all third Persons other than as set forth in the Intercreditor Agreement, and subject to no other Liens, in each case, except as expressly provided herein or therein. If required for the purpose of meeting the legal requirements of any jurisdiction in which any of the Collateral may at the time be located, the Company, the Trustee and the Collateral Agent shall have the power to appoint, and shall take all reasonable action to appoint, one or more Persons approved by the Trustee and reasonably acceptable to the Company to act as co-Collateral Agent with respect to any such Collateral, with such rights and powers limited to those deemed necessary for the Company, the Trustee or the Collateral Agent to comply with any such legal requirements with respect to such Collateral, and which rights and powers shall not be inconsistent with the provisions of this Indenture, the Notes or the Guarantees. The Company shall from time to time promptly pay all reasonable financing and continuation statement recording and/or filing fees, charges and taxes relating to this Indenture, the Collateral Agreements and any amendments hereto or thereto and any other instruments of further assurance required pursuant hereto or thereto.

Section 12.02. Intercreditor Agreement. This Indenture and the Collateral Agreements are subject to the terms, limitations and conditions set forth in the Intercreditor Agreement. The Trustee, the Company and each Holder of a Note, by its acceptance thereof, is deemed to have authorized and instructed the Collateral Agent to enter into the Intercreditor Agreement on its behalf.

Section 12.03. Recording and Opinions.

(a) Each of the Company and the Guarantors shall file financing statements in its jurisdiction of organization and in any other relevant jurisdictions describing itself as debtor, the Collateral Agent as secured party, and the collateral covered by such financing statements as “All assets of Debtor, all proceeds thereof, and all rights and privileges with respect thereto” (or substantially similar words) and, if the Collateral Agent so requests, containing more specific descriptions of some or all of the Collateral. The Company and the Guarantors, and each of them, hereby authorize the Collateral Agent to file the foregoing financing statements from time to time on their behalf in all relevant jurisdictions and to file amendments and continuation statements from time to time with respect thereto. The Company shall furnish to the Trustee, at such time as required by TIA Section 314(b) an Opinion of Counsel either (i) stating that, in the opinion of such counsel, this Indenture and the Collateral Agreements, financing statements and fixture filings then executed and delivered, as applicable, and all other instruments of further assurance or amendment then executed and delivered have been properly recorded, registered and filed to the extent necessary to perfect the security interests created by this Indenture and the Collateral Agreements and reciting the details of such action or referring to prior Opinions of Counsel in which such details are given, and stating that as to such Collateral Agreements and such other instruments, such recording, registering and filing are the only recordings, registerings and filings necessary to perfect such security interest and that no re-recordings, re registerings, or re-filings are necessary to maintain such perfection, and further stating that all financing statements and continuation statements have been filed are necessary fully to preserve and protect the rights of and perfect such security interests of the Trustee for the benefit of itself and the Holders, under the Collateral Agreements or (ii) stating that, in the Opinion of such Counsel, no such action is necessary to perfect any security interest created under this Indenture, the Notes or any of the Collateral Agreements as intended by this Indenture, the Notes or any such Collateral Agreement.

(b) The Company shall furnish to the Trustee and the Collateral Agent (if other than the Trustee), on or within one month of May 1 of each year, commencing May 1, 2007, an Opinion of Counsel either (i) stating that, in the opinion of such counsel, all action necessary to perfect or continue the perfection of the security interests created by the Collateral Agreements and reciting the details of such action or referring to prior Opinions of Counsel in which such details are given have been taken or (ii) stating that, in the Opinion of such Counsel, no such action is necessary to perfect or continue the perfection of any security interest created under any of the Collateral Agreements.

Section 12.04. Release of Collateral.

(a) Subject to the Intercreditor Agreement, the Collateral Agent shall not at any time release Collateral from the security interests created by the Collateral Agreements unless such release is in accordance with the provisions of this Indenture and the applicable Collateral Agreements.

(b) Subject to the Intercreditor Agreement, at any time when an Event of Default shall have occurred and be continuing, no release of Collateral pursuant to the provisions of this Indenture and the Collateral Agreements shall be effective as against the Holders.

(c) The release of any Collateral from the terms of the Collateral Agreements shall not be deemed to impair the security under this Indenture in contravention of the provisions hereof if and to the extent the Collateral is released pursuant to this Indenture and the Collateral Agreements. To the extent applicable, the Company shall cause TIA Section 314(d) relating to the release of property from the security interests created by this Indenture and the Collateral Agreements to be complied with. Any certificate or opinion required by TIA Section 314(d) may be made by an Officer of the Company, except in cases where TIA Section 314(d) requires that such certificate or opinion be made by an independent Person, which Person shall be an independent engineer, appraiser or other expert selected or approved by the Trustee in the exercise of reasonable care. A Person is “independent” if such Person (a) is in fact independent, (b) does not have any direct financial interest or any material indirect financial interest in the Company or in any Affiliate of the Company and (c) is not an officer, employee, promoter, underwriter, trustee, partner or director or person performing similar functions to any of the foregoing for the Company. The Trustee and the Collateral Agent shall be entitled to receive and rely upon a certificate provided by any such Person confirming that such Person is independent within the foregoing definition.

(d) Notwithstanding any provision to the contrary herein, Collateral comprised of accounts receivable, inventory or (prior to the occurrence and during the continuance of an Event of Default) the proceeds of the foregoing shall be subject to release upon sales of such inventory and collection of the proceeds of such accounts receivable in the ordinary course of business and, as and when requested by the Company, to execute and deliver UCC financing statement amendments or releases that delete Excluded Collateral from any previously filed financing statements that included such Excluded Collateral in the description of the assets covered thereby. If requested in writing by the Company, the Trustee shall instruct the Collateral Agent to execute and deliver such documents, instruments or statements and to take such other action as the Company may request to evidence or confirm that the Collateral falling under this Section 12.04 has been released from the Liens of each of the Collateral Agreements. The Collateral Agent shall execute and deliver such documents, instruments and statements and shall take all such actions promptly upon receipt of such instructions from the Trustee.

Section 12.05. Specified Releases of Collateral. Subject to Section 12.04, Collateral may be released from the Lien and security interest created by the Collateral Agreements at any time or from time to time in accordance with the provisions of the Collateral Agreements or as provided hereby. Upon the request of the Company pursuant to an Officers’ Certificate certifying that all conditions precedent hereunder have been met and without the consent of any Holder, the Company will be entitled to releases of assets included in the Collateral from the Liens securing the Notes under any one or more of the following circumstances:

(1) to enable the Company to consummate asset dispositions permitted or not prohibited under Section 4.16;

(2) if any Subsidiary that is a Guarantor is released from its Guarantee that Subsidiary’s assets will also be released from the Liens securing the Notes;

(3) as described in Article 9; or

(4) if required in accordance with the terms of the Intercreditor Agreement.

The Liens on all Collateral that secures the Notes and the Guarantees also will be released:

(1) if the Company exercises its Legal Defeasance or Covenant Defeasance options described under Section 8.01;

(2) upon satisfaction and discharge of this Indenture or payment in full of the principal of, and premium, if any, and accrued and unpaid interest on, the Notes and all other Obligations that are then due and payable; or

(3) as described in Article 9.

Upon receipt of such Officers’ Certificate and any necessary or proper instruments of termination, satisfaction or release prepared by the Company, the Collateral Agent shall execute, deliver or acknowledge such instruments or releases to evidence the release of any Collateral permitted to be released pursuant to this Indenture or the Collateral Agreements.

Section 12.06. Release upon Satisfaction or Defeasance of all Outstanding Obligations. The Liens on, and pledges of, all Collateral will also be terminated and released upon any of (i) payment in full of the principal of, and premium, if any, and accrued and unpaid interest on, the Notes and all other Obligations that are then due and payable, (ii) upon satisfaction and discharge of this Indenture as described above under Section 8.02, (iii) the occurrence of a Legal Defeasance or Covenant Defeasance as described above under Section 8.01 and (iv) as described in [Article 9].

Section 12.07. Form and Sufficiency of Release. In the event that the Company or any Guarantor has sold, exchanged, or otherwise disposed of or proposes to sell, exchange or otherwise dispose of any portion of the Collateral that may be sold, exchanged or otherwise disposed of by the Company or such Guarantor, and the Company or such Guarantor requests the Trustee or the Collateral Agent to furnish a written disclaimer, release or quit-claim of any interest in such property under this Indenture and the Collateral Agreements, the Collateral Agent and the Trustee, as applicable, shall execute, acknowledge and deliver to the Company or such Guarantor (in proper form) such an instrument promptly after satisfaction of the conditions set forth herein for delivery of any such release. Notwithstanding the preceding sentence, all purchasers and grantees of any property or rights purporting to be released herefrom shall be entitled to rely upon any release executed by the Collateral Agent hereunder as sufficient for the purpose of this Indenture and as constituting a good and valid release of the property therein described from the Lien of this Indenture or of the Collateral Agreements.

Section 12.08. Purchaser Protected. No purchaser or grantee of any property or rights purporting to be released herefrom shall be bound to ascertain the authority of the Trustee or the Collateral Agent to execute the release or to inquire as to the existence of any conditions herein prescribed for the exercise of such authority; nor shall any purchaser or grantee of any property or rights permitted by this Indenture to be sold or otherwise disposed of by the Company be under any obligation to ascertain or inquire into the authority of the Company to make such sale or other disposition.

Section 12.09. Authorization of Actions to Be Taken by the Collateral Agent Under the Collateral Agreements. The Bank of New York is hereby appointed to act in its capacity as the Collateral Agent. Subject to the provisions of the applicable Collateral Agreements, (a) the Collateral Agent shall execute and deliver the Collateral Agreements and act in accordance with the terms thereof, (b) the Collateral Agent may, in its sole discretion and without the consent of the Trustee or the Holders, take all actions it deems necessary or appropriate in order to (i) enforce any of the terms of the Collateral Agreements and (ii) collect and receive any and all amounts payable in respect of the Obligations of the Company and the Guarantors hereunder and under the Notes, the Guarantees, the Collateral Agreements and (c) the Collateral Agent shall have power to institute and to maintain such suits and proceedings as it may deem expedient to prevent any impairment of the Collateral by any act that may be unlawful or in violation of the Collateral Agreements or this Indenture, and suits and proceedings as the Collateral Agent may deem expedient to preserve or protect its interests and the interests of the Trustee and the Holders in the Collateral (including the power to institute and maintain suits or proceedings to restrain the enforcement of or compliance with any legislative or other governmental enactment, rule or order that may be unconstitutional or otherwise invalid if the enforcement of, or compliance with, such enactment, rule or order would impair the security interest thereunder or be prejudicial to the interests of the Holders, the Trustee or the Collateral Agent). Notwithstanding the foregoing, the Collateral Agent may, at the expense of the Company, request the direction of the Holders with respect to any such actions and upon receipt of the written consent of the Holders of at least a majority in aggregate principal amount of the outstanding Notes, shall take such actions; provided that all actions so taken shall, at all times, be in conformity with the requirements of the Intercreditor Agreement.

Section 12.10. Authorization of Receipt of Funds by the Collateral Agent Under the Collateral Agreements. The Collateral Agent is authorized to receive any funds for the benefit of itself, the Trustee and the Holders distributed under the Collateral Agreements to the extent permitted under the Intercreditor Agreement, for turnover to the Trustee to make further distributions of such funds to itself, the Collateral Agent and the Holders in accordance with the provisions of Section 6.11 and the other provisions of this Indenture.

Section 12.11. Trustee Not Fiduciary for Holders of First Priority Claims. Trustee Not Fiduciary for holders of First Priority Claims. The Trustee shall not be deemed to owe any fiduciary duty to the holders of First Priority Claims and shall not be liable to any such holders if the Trustee shall in good faith mistakenly pay over or distribute to Holders of Securities or to the Company or to any other person cash, property or securities to which any holders of First Priority Claims shall be entitled by virtue of this Article or otherwise. With respect to the holders of First Priority Claims, the Trustee undertakes to perform or to observe only such of its covenants or obligations as are specifically set forth in this Article and no implied covenants or obligations with respect to holders of First Priority Claims shall be read into this Indenture against the Trustee.

SIGNATURES

IN WITNESS WHEREOF, the parties hereto have caused this Indenture to be duly executed, all as of the date first written above.

DUNE ENERGY, INC.

By:	/s/ James A. Watt
Name:	James A. Watt
Title:	President and Chief Executive Officer

THE BANK OF NEW YORK, as Trustee and Collateral Agent

By:	/s/ Remo J. Reale
Name:	Remo J. Reale
Title:	Vice President

Indenture

GUARANTORS:

DUNE OPERATING COMPANY

By:	/s/ Amiel David
Name:	Amiel David
Title:	President

VAQUERO PARTNERS LLC

By:	/s/ Amiel David
Name:	Amiel David
Title:	President